Exhibit 99.1

Tomorrow is on

2023 Management Information Circular

ENBRIDGE

ENBRIDGE®
Life Takes Energy®

 Contents

At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil or renewable power networks and our growing European offshore wind portfolio. We’re investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on two decades of experience in renewable energy to advance new technologies including wind and solar power, hydrogen, renewable natural gas and carbon capture and storage. We’re committed to reducing the carbon footprint of the energy we deliver, and to achieving net-zero greenhouse gas emissions by 2050. Headquartered in Calgary, Alberta, Enbridge’s common shares trade under the symbol ENB on the Toronto (“TSX”) and New York (“NYSE”) stock exchanges. To learn more, visit us at enbridge.com.

We encourage you to sign up for environmentally-friendly electronic delivery of all future proxy materials. Registered shareholders may also sign up for electronic delivery of financial reports.

Registered shareholders can go to investorcentre.com/enbridge, select “Canada (English)” or “Canada (Français)” at the top right corner of the page (if that geographical selection does not auto-populate); then click on “Receive Documents Electronically”; choose “Enbridge Inc.” from the dropdown list; enter your Holder Account Number that appears on your form of proxy; enter your postal code (if you are a Canadian resident) or your Family or Company Name (if you are not a resident of Canada); and click “NEXT” at the bottom of the page.

Non-registered shareholders (beneficial owners) can go to investordelivery.com using the control number found on your voting instruction form or at proxyvote.com where you can click on “Go Paperless” and follow the instructions.

2 Executive Summary
12 About the Meeting
37 Corporate Governance
69 Executive Compensation
118 Appendices

Management Information Circular date: March 2, 2023

Annual meeting of shareholders to be held on May 3, 2023

Letter to shareholders

Dear shareholder,

Energy is the backbone of our economy and our society, and it’s Enbridge’s role to deliver it. Without energy, we cannot heat our homes or meals, power our vehicles or produce the asphalt they drive on, energize our factories, or create thousands of products we rely on – from computers that connect us to medical equipment that saves lives. In short, at Enbridge we continue to fulfil our purpose of fueling quality of life across North America and beyond – safely, reliably, 24/7, every day of the year.

Yet the energy business is at an inflection point. We all know we need to accelerate the transition to a lower-carbon future, while at the same time delivering a secure and affordable supply of energy. A practical approach to energy transition is required. We need to lower emissions, while meeting growing energy demand. We need to support our customers today, while anticipating their needs tomorrow. And to meet that demand, we have to develop new energy sources and keep energy costs in check.

It’s against this backdrop that we’ve taken on new leadership roles at Enbridge, beginning January 1, 2023, as President and CEO, and Chair of the Board, respectively. Pamela is Enbridge’s first female Chair of the Board and its first Black Chair - something we are both proud of. We feel incredibly fortunate to be part of an 11,000-strong team who share our passion for the business and our mission to be the first choice energy delivery company for our customers, communities, investors, governments and employees. As a team, we rally around Enbridge’s role to deliver energy to millions of North Americans, and increasingly in other parts of the world. The pride of the team is evident – and contagious.

Over the last decade, under Al Monaco’s leadership as CEO, management transformed Enbridge into a leading energy delivery company. On behalf of all of us at Enbridge, we’d like to thank Al for his significant contributions to the Company and we wish him well in retirement.

We are honored to be leading Enbridge into its next phase of growth. Our premier natural gas, liquids and renewables businesses are well diversified. We deliver energy to the best markets at very low cost. Our commercial underpinnings give us resiliency and predictability of cash flows through market cycles, and our balance sheet is strong. We will build on this legacy and bring the same discipline and rigor to our decision-making process to create value for all our stakeholders.

Delivering on our promises

Despite global volatility in 2022, Enbridge navigated the year well and delivered solid performance.

That performance starts with safety. We achieved industry-leading results with integrity and maintenance programs that secure and modernize our network and ensure communities are safe and reliably “energized.”

From this foundation, we delivered strong operating performance, recorded high system utilization rates and placed nearly $4 billion of secured capital into service, which will add earnings and cash flow to 2023 and for decades to come.

We achieved record financial results, increased our dividend for the 28th consecutive year – including a 3.2% increase for 2023 – and delivered total shareholder return of 14%, well ahead of the S&P 500 Index of approximately -18% and the Toronto Stock Exchange S&P/TSX Composite Index of -6%.

We continued to optimize our portfolio, recycle capital to reinvest into the Company and maintain a strong balance sheet. We monetized $2 billion of non-core assets in 2022, bringing the total to $11 billion since 2018.

We’re excited about the $8 billion of new organic growth opportunities, which advances our secured capital program to over $18 billion. These growth opportunities are a strong strategic fit, exceed our risk-adjusted hurdle rates and align with our emissions-reduction goals.

Progressing our strategy

We want to thank the entire Enbridge team for making substantial progress on our strategy in 2022. That progress takes a smart, practical approach to energy transition by providing the energy needed today while simultaneously advancing solutions for tomorrow and beyond.

Enbridge Inc. 2023 Management Information Circular

When it comes to investing in our conventional business, we are ensuring reliability, lowering our emissions, meeting our customers’ needs and expanding North American export infrastructure. When it comes to investing for tomorrow and beyond, we are ramping up investment in lower-carbon solutions that complement our existing assets, including renewables, carbon capture, hydrogen and renewable natural gas. Combined, these exciting opportunities not only help us realize the right energy mix for the future but also ensure we do it the right way.

Here are some highlights from the year:

Gas Transmission and Midstream

We sanctioned a 300 million cubic feet per day expansion of our T-South and T-North pipelines in British Columbia that will feed Woodfibre LNG, where we invested $1.5 billion for a 30% stake in the project. We see natural gas continuing to be a critical part of the energy supply mix well into the future, both domestically and globally, and playing a key role in lowering global emissions.

Gas Distribution and Storage

We added over 45,000 new customers at our natural gas utility and made progress on projects that lower emissions of natural gas. This included constructing three renewable natural gas projects and developing a green hydrogen blending project at Gazifère, Quebec.

Liquids Pipelines

We advanced our U.S. Gulf Coast strategy by permitting a two million barrel storage expansion at the Ingleside export facility in Corpus Christi – last year’s anchor investment – and increasing ownership in two key Permian pipelines, Gray Oak and Cactus II, that will serve the region and our terminal.

Renewables

Our acquisition of Tri Global Energy gives us significant onshore development expertise and accelerates our growth. The deal comes with contracted revenue streams and more than doubles our development project hopper to seven gigawatts. It also places us among the top renewable energy developers in North America. We now own or have a stake in 47 renewable facilities in operation or under construction across five countries in North America and Europe. This includes the 480 MW Saint-Nazaire project, France’s first commercial-scale offshore wind facility, which became fully operational in 2022.

Within lower-carbon solutions, we are beginning to realize the returns from our early investments and forward posture. Our first-in-North America hydrogen-blending pilot project in Markham, Ontario, led to a larger project with Gazifère in Quebec. Our proposed Wabamun Carbon Hub, in partnership with First Nations and Métis nations in Alberta, has paved the way for similar projects across our footprint. Our landmark Athabasca Oil Sands Pipeline Equity Partnership with 23 Indigenous communities is now the industry gold standard for creating true partnerships with Indigenous peoples. And our Indigenous Reconciliation Action Plan, published last year, lays out how we will advance Indigenous participation across our business. Having a deeper understanding of Indigenous culture and history is important to our business, and last year, 100% of our employees and contractors completed Indigenous awareness training.

Our commitment to be leaders in the energy transition and in ESG (environmental, social and governance) is the right thing to do – and it also enables better performance and creates opportunity.

Next generation growth

This past year, we launched our Tomorrow is On campaign. We love this moniker as it captures the mindset of the organization as we think about the energy future and how we will drive performance and our next generation of growth. To be clear, we are thoughtfully embracing the future, not stubbornly denying it.

Meeting society’s energy and energy security demands and meeting climate demands cannot be an either/or proposition. Study upon study shows that demand and access to renewable energy will only increase over the next few decades – but that society will continue to rely heavily on conventional fuels. This past year underscored the growing global need for safe, secure forms of energy, in particular natural gas and LNG. North America is blessed with abundant resources, and we have among the highest environmental standards globally. We have an opportunity and imperative to share our resources with the world. Participating in the energy transition in smart ways by partnering conventional energy sources with intermittent renewables and advancing new technologies and energy solutions like carbon capture and storage will improve the sustainability profile of all energy sources.

We are confident that our assets will be an integral source of energy supply to key markets for decades to come. The progress we made in 2022 sets us up for the future. The strength of our core businesses, disciplined approach to capital allocation and strong balance sheet put us in a great position to grow with, and into, our new energy realities, while providing our shareholders the solid investment returns they have come to expect.

With this in mind, we expect earnings before interest, taxes, depreciation, and amortization (“EBITDA”) in 2023 to be between $15.9 billion and $16.5 billion, representing just under 6% growth relative to the midpoint of our 2022 guidance range, and distributable cash flow (“DCF”) per share of between $5.25 to $5.651, all of which supports the continued growth of our dividend.

[1]	DCF per share is a non-GAAP measure; these measures are defined and reconciled in the Non-GAAP and other financial measures section of Appendix D.

Enbridge Inc. 2023 Management Information Circular

Governance

We remain committed to clear and transparent disclosure across all areas of the business. Demonstrating our commitment to the highest standards of corporate governance, the Board is actively engaged with management on how we communicate with all our stakeholders and ensure transparency in our approach. Listening to our stakeholders and taking time to understand their perspectives helps ensure that we are on the right path on key issues like the energy transition and better assures our ongoing success.

Thank you

At its core, Enbridge is about its people – people dedicated to providing safe, reliable, affordable service today and embracing tomorrow as they share their insights, innovations and hard work. Thank you, to each and every one of our team. We also are grateful for the continued loyalty of our customers and partners, and we remain committed to serving their needs both for conventional and lower-carbon energy solutions. Finally, thank you to our shareholders for your continued support. We value your confidence in Enbridge.

Sincerely,

Gregory L. Ebel	Pamela L. Carter

President & Chief Executive Officer	Chair, Board of Directors

Calgary, Alberta March 2, 2023

First choice energy delivery company

Our mission is to position Enbridge to be the first choice for energy delivery in North America and beyond with our customers, communities, investors, regulators and policy-makers, and employees.

Customers: Deliver on our commitments to our customers and support them in growing their businesses, not only through safe and reliable service delivery, but also by developing value-enhancing and sustainable solutions to take us through the energy transition and beyond.

Communities: Provide safe services through communities, and collaborate, partner and consult with them. Deliver energy in a way that creates and adds value for our communities.

Investors: Ensure Enbridge is a must-own investment by delivering next generation growth and industry-leading results; and demonstrating disciplined stewardship of capital, the ability to meet our targets and the creation of long-term wealth, while maintaining a strong balance sheet.

Regulators and policy-makers: Provide insights and constructive proposals and be trusted as an honest broker on energy and energy transition strategies that work for people. We aim to be a leading advisor on streamlining regulations and energy infrastructure.

Employees: We are committed to having our people arrive safely each day with a sense of purpose and end each day safely with a sense of accomplishment. We always expect high performance from each other. We foster and value diversity, equity and inclusion not just because it’s the right thing to do, but also because it gives us a competitive advantage. We empower employees to simplify, be accountable and make decisions that enhance our competitiveness, sustainability and growth.

Enbridge Inc. 2023 Management Information Circular

        Notice of 2023 annual meeting of shareholders

We invite you to Enbridge’s 2023 annual meeting of shareholders (the “Meeting”).

When May 3, 2023 1:30 p.m. (Mountain Daylight Time) (“MDT”)

Where Virtual Meeting via live audio webcast online at https://web.lumiagm.com/465779906, password “enbridge2023” (case sensitive)

Materials

A Notice of 2023 annual meeting and notice of availability of meeting materials (the “Notice”) is being mailed to shareholders of Enbridge Inc. on or about March 17, 2023. We are providing access to our management information circular and annual report via the internet using notice-and-access. These materials will be available at enbridge.com/noticeandaccess.

Items of business
• To receive the audited consolidated financial statements and the report of the auditors thereon for the year ended December 31, 2022.

• Items to vote on:

1	Election of directors

Election of the 11 director nominees identified in the management information circular to serve as directors until the close of the next annual meeting of shareholders.

2	Appointment of auditors

Appointment of PricewaterhouseCoopers LLP as independent auditors of the Company and authorize the directors to fix their remuneration.

3	Advisory vote on executive compensation (say on pay)

Non-binding advisory vote to accept our approach to executive compensation as disclosed in the management information circular.

4	Shareholder rights plan

Amending, reconfirming and approving our shareholder rights plan.

5	Shareholder proposals

Voting on the shareholder proposals set forth in Appendix B of the management information circular.

•	To consider such other matters as may properly be brought before the Meeting or any adjournment or postponement thereof.

Your vote is important

If you are a shareholder of record of Enbridge Inc. common shares at the close of business on March 7, 2023, you are entitled to receive notice of, attend and vote your common shares at the Meeting.

This year, the Company is holding the Meeting via live audio webcast, which will provide all our shareholders with an equal opportunity to participate, regardless of their geographic location. Registered shareholders and duly appointed proxyholders will be able to attend the Meeting, ask questions and vote, all in real time, provided they are connected to the internet and comply with all requirements set out in the management information circular. Beneficial owners who have not duly appointed themselves as proxyholder will be able to attend the Meeting as guests (guests will not be able to ask questions or vote at the Meeting). Please refer to the management information circular for detailed instructions on how to attend, ask questions and vote at the Meeting.

A shareholder who wishes to appoint a person other than the management nominees (including a beneficial owner who wishes to appoint themselves) must carefully follow the instructions in the management information circular and on their form of proxy or voting instruction form, as applicable.

The Board of Directors has approved the contents of the management information circular and has authorized us to send it to you. Please read the management information circular to learn more about the Meeting, our director nominees and our executive compensation and governance practices.

By order of the Board of Directors,

Karen Uehara

Vice President & Corporate Secretary

Calgary, Alberta

March 2, 2023

About this Management Information Circular

This management information circular (the “Circular”), including all appendices hereto, is being furnished in connection with the solicitation of proxies by or on behalf of management of Enbridge Inc. (“Enbridge”) for use at the annual meeting (the “Meeting”) of Enbridge shareholders to be held on May 3, 2023 at 1:30 p.m. MDT, or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the notice of Meeting.

The Meeting will be held virtually, conducted via live audio webcast. A summary of the information shareholders will need to attend the Meeting online is provided in “Meeting information” and “Voting information” below.

Enbridge is a “foreign private issuer” pursuant to applicable U.S. securities laws and is therefore exempt from the proxy rules under the U.S. Securities Exchange Act of 1934 (“Exchange Act”). Accordingly, this Circular has been prepared in compliance with Canadian securities law and regulations. In addition, as a foreign private issuer, we are permitted to follow home country practice instead of certain governance requirements set out in the New York Stock Exchange (“NYSE”) rules, provided we disclose any significant differences between our governance practices and those required by the NYSE. Further information regarding those differences is available on our website (enbridge.com).

In this Circular, unless indicated otherwise or the context otherwise requires:

•	“you” and “your” mean holders of common shares of Enbridge (“Enbridge shares” or “common shares”);

•	“we”, “us”, “our”, “the Company” and “Enbridge” mean Enbridge Inc.;

•	“Board of Directors” or “Board” means the Board of Directors of Enbridge;

•	all dollar amounts are in Canadian dollars (“C$” or “$”) unless stated otherwise; and

•	US$ means United States of America (“U.S.”) dollars.

Unless stated otherwise, information in this Circular is given as of March 2, 2023 (the date of the Circular).

Information contained on or otherwise accessible through Enbridge’s website or other websites, though referenced herein, does not form part of and is not incorporated by reference into this Circular.

Enbridge Inc. 2023 Management Information Circular	1

2 Executive Summary

3	Proxy voting roadmap

4	Our board at a glance

4	Corporate governance highlights

4	Executive compensation highlights

7	Tomorrow is on

8	2022 performance highlights

9	ESG highlights

11	Awards and recognition

Executive Summary

Executive summary

Proxy voting roadmap

Director nominees

>

Left to right: Dan C. Tutcher, Teresa S. Madden, Jason B. Few, Stephen S. Poloz, Susan M. Cunningham, Mayank (Mike) M. Ashar, Gregory L. Ebel, Pamela L. Carter, Steven W. Williams, S. Jane Rowe, Gaurdie E. Banister Jr.

Name	Director since	Principal occupation	Independent	Committee service
Mayank (Mike) M. Ashar	2021	Corporate Director	Yes	GC/HRCC
Gaurdie E. Banister Jr.	2021	Corporate Director	Yes	AFRC/SRC
Pamela L. Carter (Chair)	2017	Corporate Director	Yes	SC
Susan M. Cunningham	2019	Corporate Director	Yes	SC*/HRCC
Gregory L. Ebel (President & CEO)	2017	President & CEO, Enbridge	No	–
Jason B. Few	2022	President & CEO, FuelCell Energy, Inc.	Yes	AFRC/SC/SRC
Teresa S. Madden	2019	Corporate Director	Yes	AFRC*/GC
Stephen S. Poloz	2020	Corporate Director	Yes	AFRC/GC*
S. Jane Rowe	2021	Vice Chair, Investments, Ontario Teachers’ Pension Plan Board	Yes	GC/HRCC
Dan C. Tutcher	2006	Corporate Director	Yes	SC / SRC*
Steven W. Williams	2022	Corporate Director	Yes	HRCC*/SRC

*Committee Chair		HRCC	Human Resources and Compensation Committee
AFRC	Audit, Finance and Risk Committee	SC	Sustainability Committee
GC	Governance Committee	SRC	Safety and Reliability Committee

Enbridge Inc. 2023 Management Information Circular	3

ITEM 1	Election of directors	Board recommendation

Our Board strives to maintain an appropriate balance of tenure, diversity, characteristics, talents, skills and expertise to provide sound and prudent guidance with respect to the Company’s strategy, operations and interests.

FOR each nominee
See page 18 for more information

Our board at a glance

Ethnicity and race

4 of 11
directors

36%
underrepresented ethnic and racial groups

Gender

4 of 11
women
directors

36%
women

Board Chair plus **two committee chairs** are women

Pamela L. Carter is Enbridge's **first female Chair** of the Board and our **first Black Chair**

66 years
average age

2
2
7
<60
60 – 65
>65

4.15 years
average director tenure

8 **new directors** appointed to our Board since 2019

5 of 5
committees
independent

Board governance principles

Accountability	Independence	Diversity	Transparency
Strong committee oversight and risk management practices	10 of 11 independent directors, including Board Chair; separate Chair and CEO	Diversity of thought, experience, perspectives and skills	Robust financial and sustainability reporting aligned with SASB, GRI and TCFD

Corporate governance highlights

•	Statement on Business Conduct and Ethics & Compliance Program and policies

•	Incentive compensation and sustainability-linked financings tied to ESG goals

•	Robust risk and ESG oversight by Board and Board committees

•	Share ownership guidelines for directors and executives

•	Board orientation/education program

•	Annual Board, committee and director evaluation process

•	Annual election of all directors, individual director election (no slate voting)

•	No dual class share structure

•	Diversity and inclusion policies for directors, senior management and all employees

4	Enbridge Inc. 2023 Management Information Circular

Executive Summary

ITEM 2	Appointment of our auditor	Board recommendation

The Board, on the recommendation of the Audit, Finance and Risk Committee, recommends that you vote for PricewaterhouseCoopers LLP (“PwC”) to be reappointed as auditor and that you authorize the directors to fix their remuneration. PwC is an independent auditor within the meaning of applicable Canadian and U.S. securities rules.

FOR this resolution
See page 33 for more information

ITEM 3	Advisory vote on executive compensation (say on pay)	Board recommendation

Enbridge provides shareholders with the opportunity to vote on a non-binding advisory resolution to accept our approach to executive compensation, as disclosed in this Management Information Circular, commonly known as “say on pay”. The Board believes that the Company’s approach to executive compensation is fair and balanced and creates incentives that are well-aligned with shareholders’ interests in the long term.

FOR this proposal
See page 35 for more information

Compensation philosophy

Enbridge’s approach to executive compensation is governed by the Human Resources and Compensation Committee (“HRC Committee”) and approved by the Board. A rigorous pay-for-performance philosophy is embedded in our compensation programs and designed with the interests of Enbridge shareholders and other stakeholders, through five main objectives:

Weighting the majority of the long-term incentive target mix with performance stock units aligns to our compensation philosophy and motivates leadership to focus on delivering strategic priorities over the long term.

Compensation governance

The HRC Committee assists the Board in carrying out its responsibilities with respect to compensation matters by providing oversight and direction on human resources strategy, policies and programs for the named executive officers, senior management and the broader employee base.

We have held advisory votes on our approach to executive compensation at each annual meeting of shareholders since 2011.

Performance is foundational to Enbridge’s executive compensation design and reflects our ongoing focus on driving sustainable growth and creating long-term value for our shareholders.

89% of the target compensation mix for the President & CEO was “at risk” in 2022 and payout was not guaranteed

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2022 Short-term incentive plan

It is critically important to ensure all Enbridge executives are incentivized to achieve not only financial results but also operational results in areas such as safety, growth, and ESG performance. Our short-term incentive plan (“STIP”) awards are designed to reflect a comprehensive assessment of corporate, business unit and individual performance. The 2022 business unit key performance indicators (“KPI”s) are established relative to targets that align to the objectives of each business unit.

Business unit metrics	Weight

Ensure safe, reliable operations	30 – 40%

Maintain financial strength and flexibility	35 – 50%

Progress toward our ESG goals	10%

Extend and execute growth	10 – 20%

ITEM 4	Shareholder rights plan	Board recommendation

You are asked to vote in favour of the amendment, reconfirmation and approval of our shareholder rights plan, which encourages the fair treatment of shareholders if there is a take-over bid for control of Enbridge. The Board believes the shareholder rights plan is in the best interests of Enbridge and our shareholders because it gives the Board sufficient time to explore and develop alternatives to a take-over bid, to maximize shareholder value. It also provides every shareholder an equal opportunity to participate. Our shareholder rights plan is reconfirmed by shareholders every three years, most recently in 2020. There are no substantive changes to the shareholder rights plan for 2023.

FOR this resolution
See page 35 for more information

ITEM 5	Shareholder proposals	Board recommendation

You will be voting on two shareholder proposals that have been submitted for consideration at the Meeting, filed by DI Foundation, represented by Investors for Paris Compliance. The full text of these proposals and supporting statements, together with the Board’s recommendations are set out in Appendix B.

The Board strongly recommends you vote AGAINST both shareholder proposals. At their core, the shareholder proposals reflect the proponent’s view that Enbridge should quickly shift away from the transportation of liquids and natural gas. This view does not accurately reflect global energy fundamentals and if adopted, the proposals would undermine the Company’s deliberate and prudent approach to the energy transition.

AGAINST both proposals
See page 36 and Appendix B for more information

6	Enbridge Inc. 2023 Management Information Circular

Executive Summary

Tomorrow is on

Corporate vision and strategy

At Enbridge, our primary purpose is to fuel people’s quality of life in a safe, clean, and socially responsible manner. Our vision to be the leading energy infrastructure company in North America and beyond supports this purpose. We strive to be the first choice supplier to customers, communities, investors, regulators, policymakers and employees. In pursuing this vision, we play a critical role in enabling the economic and social well-being of people across the world by providing access to affordable, reliable, and secure energy.

Our four core businesses (Gas Transmission and Midstream, Liquids Pipelines, Gas Distribution and Storage, and Renewable Power Generation) transport, distribute, and generate energy including liquids, natural gas, renewable power, and lower-carbon fuels. We recognize that the energy system is changing, and we fully expect to succeed as part of a cleaner energy future by investing in lower-carbon platforms while ensuring the continuity and stability that the world requires through the transition.

Our strategy is underpinned by a deep understanding of energy supply and demand fundamentals. Through disciplined capital allocation that is aligned with our outlook on energy markets, we have become an industry leader with a diversified portfolio across both conventional and low-carbon energies. Our assets have reliably generated low-risk, resilient cash flows through many commodity and economic cycles.

We remain confident in our two-pronged growth strategy and will continue to invest in our diversified footprint of both conventional businesses and complementary low-carbon platforms, such as renewables, carbon capture and storage, hydrogen, and renewable natural gas. ESG continues to be integral to our strategy; we are committed to reducing our emissions, building lasting relationships with our stakeholders and Indigenous communities, and promoting diversity, equity and inclusion.

What we stand for

What we stand for complements our strategic priorities and is foundational to our Company – connecting our people, bringing meaning to each individual’s contributions, and inspiring our teams to safely and reliably deliver the energy society needs and wants.

Everyone at Enbridge is guided by a strong set of core values – Safety, Integrity, Respect and Inclusion – that reflect what is truly important to us as a company. Our core value of Inclusion reflects that we are continually striving to improve equity in our workplace and build an environment where everyone feels welcome and has a strong sense of belonging.

Purpose	Vision	Values
We fuel people’s quality of life	To be the leading energy infrastructure company in North America	Safety, Integrity, Respect, Inclusion

Ways of Working • Being accountable • Communicating effectively • Building relationships and collaborating as one team • Leading by example • Engaging and developing our people	Strategic Intents • Delivering the energy people need and want • First choice of our customers • An energized and proud team • Trusted by our stakeholders • A must-own investment

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2022 performance highlights

In 2022, we delivered record financial results in the upper half of our financial guidance range driven by significant growth in the business. This growth has been supported by high utilization of our assets and the execution of our secured capital program, as well as supplemented by strategic asset acquisitions in 2021 and 2022. We continue to deliver leading shareholder returns with a significant component of cash returns to shareholders via our stable and growing dividend.

Strong financial results

EBITDA growth[1]	DCF/share growth[1,2]	Total shareholder return
(2020 – 2022)*

Increase in EBITDA over 2021 of 11%	Increase in DCF/share over 2021 of 9%	* Total shareholder return for 2022 was 14%

28th annual dividend increase

[1]	Adjusted EBITDA, DCF and DCF per share are non-GAAP measures; these measures are defined and reconciled in the Non-GAAP and other financial measures section of Appendix D.
[2]	Increase shown as compound growth annual rate.

8	Enbridge Inc. 2023 Management Information Circular

Executive Summary

Safe operations Achieved leading safety performance across the enterprise Executed integrity and maintenance programs

Grow the business

Secured ~$8 billion of new organic growth, including US$1.5 billion investment in Woodfibre LNG

Completed $0.7 billion of tuck-in acquisitions (Cactus II Pipeline and Tri Global Energy)

Optimized asset portfolio by increasing interest in Gray Oak while reducing interest in DCP Midstream

Financial position Maintained strong balance sheet and financial flexibility

Execute capital program Placed ~$4 billion of capital into service

ESG highlights

Executing on our ESG goals

Sustainability is foundational to our business. In 2020, we set ambitious goals across all aspects of E, S and G with clear pathways to achieving them. We have developed organizational building blocks, established specific plans across businesses, aligned our compensation and financing costs to our ESG performance, and focused on executing strategies that will position our company to grow sustainably for many decades to come. We are proud of our ESG practices and performance and are recognized as a leader amongst our peers.

[1]

GHG emissions included within our target are from assets over which we have operational control (Scope 1 and Scope 2 emissions). This metric aggregates emissions and throughput for each business unit on the basis of tonnes of carbon dioxide equivalent per energy delivered in petajoules (PJ). For more information, see our 2021 Sustainability Report at enbridge.com/sustainability.

[2]

Projected reductions of GHG emissions intensity and absolute emissions is relative to the 2018 baseline year. Estimated emissions (tCO2e) and volume (PJ) information as at Q4, 2022 is based on pre-audited numbers.

[3]	Absolute emissions.

Enbridge Inc. 2023 Management Information Circular	9

Our approach to energy transition

The world faces an urgent imperative to reduce greenhouse gas emissions and transition to a lower-carbon economy. At the same time, energy demand is rising – and world events in 2022 have been a powerful reminder that energy reliability and affordability remain critical considerations, alongside climate. We believe that conventional fuels — and associated infrastructure operated as efficiently as possible – are essential to meeting society’s energy needs today, even as we move toward a net zero future. As a diversified energy company, we are uniquely positioned to help accelerate the global transition to a cleaner energy future.

To ensure the reliability and affordability of energy today while accelerating the energy transition, we’re bridging to a cleaner energy future by innovating across our value chain. Every part of our business is now systematically engaged in our work to meet our GHG targets. We’re reducing the emissions of existing infrastructure and processes, introducing cleaner fuels into the energy mix, turning promising technologies into scalable solutions, re-purposing existing infrastructure, and continuing to invest in new, lower-carbon infrastructure, including renewables.

Enbridge’s renewable footprint has grown from a single wind farm in 2002 to over $8 billion in renewable energy investment.

We have the opportunity to invest $2+ billion per year in renewable power and lower-carbon solutions and expect to place into service ~ $2 billion through 2025.

Delivering on our ESG commitments

In addition to our commitment to industry leading ESG goals, we made advancements on five additional energy transition pledges:

Enhanced commitments in 2022	Our progress to date[1]

Align investment decisions with long-term emissions reduction goals	Advanced our capital allocation framework to ensure all new investments account for carbon prices and are aligned with emissions reduction goals

Proactively work with organizations advancing science-based guidance for midstream	Continue to engage and collaborate with organizations developing guidance for the midstream sector – directly and through industry associations

Work with key suppliers to support Scope 3 emission reduction	Hosted our first global Supplier ESG Summit and baselined our top 100 suppliers’ ESG and carbon performance

Include a 1.5°C scenario (International Energy Agency Net Zero Scenario) as part of our Task Force on Climate-Related Financial Disclosure (“TCFD”) disclosures	Our TCFD disclosures in our latest Sustainability Report included a detailed 1.5°C pathway analysis of our diversified asset mix

Further develop lower-carbon partnerships

Partnership with First Nation Capital Investment Partnership to develop the Open Access Wabamun Carbon Hub

Strategic partnerships with Shell, Svante, Walker Industries and Comcor Environmental, Vanguard Renewables and Capital Power to enhance our low-carbon expertise and accelerate our investment in complementary lower-emissions platform

Acquired a 10% equity investment in Divert Inc., a leading renewable natural gas (RNG) infrastructure company – option to invest up to US$1 billion in RNG projects across the U.S.

Advancing carbon sequestration partnership and study in U.S. Gulf Coast to support biodiversity and determine potential for artificial reef as a nature-based solution

[1]	For further information, refer to our website at enbridge.com.

10	Enbridge Inc. 2023 Management Information Circular

Executive Summary

Our progress on the “S”

•  Released our first Indigenous Reconciliation Action Plan—an important step in building strong relationships with Indigenous communities across North America

•  Landmark Indigenous economic partnership with 23 First Nation and Métis communities—11.57% interest in seven pipelines in northern Alberta for $1.12 billion

•  Invested $22M in more than 3,369 organizations across North America

•  First-ever employee Inclusion Survey launched

•  Expanded Engineering Futures Youth Mentorship Program to Calgary, Toronto and Houston

•  Building a more inclusive work environment through expanded employee resource groups

•  Commissioned artwork by local artists for major offices to express 2SLGBTQ+ pride and allyship

Awards and recognition

•  Governance Professionals of Canada Excellence in Governance Awards

–  2022 shortlisted in the category of Diversity, Equity & Inclusion

–  2021 winner in the category of Sustainability/ESG

ESG ratings and rankings

Enbridge has been recognized with several ESG and sustainability distinctions including:

•  Score of A- from CDP (formerly Carbon Disclosure Project)

•  Sustainalytics top 7% of industry group (Oil & Gas Storage and Transportation)

•  ISS ESG B Rating (top decile)

12 About the Meeting

13	Meeting information

14	Voting information

17	Business of the meeting

18	Item 1: Election of directors

18	Director profiles

32	Mix of skills and experience

33	Item 2: Appointment of our auditor

35	Item 3: Advisory vote on executive compensation

35	Item 4: Shareholder rights plan

36	Item 5: Shareholder proposals

About the Meeting

About the Meeting

Meeting information

Meeting date, time and location

May 3, 2023 at 1:30 p.m. MDT

Virtual Meeting via live audio webcast online at https://web.lumiagm.com/465779906, password “enbridge2023” (case sensitive)

Quorum

We need a quorum to hold the Meeting and transact business, which is at least three persons holding, or representing by proxy, at least 25% of the total number of issued and outstanding Enbridge shares. If you submit a properly executed form of proxy or vote by telephone or the internet, you will be considered part of the quorum.

How do I attend and participate at the Meeting?

We are holding our Meeting virtually, conducted via live audio webcast. Shareholders will have an equal opportunity to participate at the Meeting regardless of their geographic location.

Login instructions for the virtual Meeting

•	log in online at https://web.lumiagm.com/465779906 at least 15 minutes before the Meeting start time

•	click “Login” and then enter your control number located on your form of proxy or your Username (see below) and Password “enbridge2023” (case sensitive).

    OR

•	click “Guest” and then complete the online form.

You must remain connected to the internet at all times during the Meeting in order to vote at the appropriate time. You should allow ample time to check into the Meeting online and complete the related procedures. Please refer to our virtual meeting user guide for instructions regarding the registration and participation of shareholders at the Meeting, including a list of compatible web browsers and contact information for technical support. This guide will be available on SEDAR and on our website at enbridge.com/noticeandaccess.

Registered Shareholders: Registered shareholders who attend the Meeting online will be able to listen to the Meeting, ask questions and vote, all in real time, provided they are connected to the internet and comply with all requirements set out in this Circular.

You can log into the Meeting online by using the control number, which is located on your form of proxy, and the password “enbridge2023” (case sensitive).

Beneficial Owners: Beneficial owners may appoint a proxyholder (including themselves), as set forth below under “Appointment of a third party as proxy”. Duly appointed proxyholders who attend the Meeting online will be able to listen to the Meeting, ask questions and vote, all in real time, provided they are connected to the internet and comply with all requirements set out in this Circular. Beneficial owners who have not duly appointed themselves as proxyholder will be able to attend the Meeting as guests.

Computershare will provide the proxyholder with a Username by e-mail after the proxy voting deadline has passed and the proxyholder has been duly appointed AND registered as described in “Appointment of a third party as proxy” below. Guests can listen to the Meeting but are not able to ask questions or vote.

Guidelines for the Meeting

•	Any registered shareholder or duly appointed proxyholder who logs in at the virtual Meeting will have the opportunity to ask questions and vote in real time when voting commences.

•	Shareholders are encouraged to vote by proxy prior to the Meeting by following the instructions on their form of proxy or voting instruction form. Shareholders who have voted in advance of the Meeting and do not wish to change their vote do not need to vote again during the Meeting.

•	Voting at the Meeting will be conducted by virtual ballot.

•	Questions or comments can be submitted in the text box (chat feature) of the webcast platform throughout the Meeting.

•	Questions that relate to a specific motion must indicate which motion they relate to at the start of the question (e.g., “Directors”) and must be submitted prior to voting on the motion so they can be addressed at the appropriate time during the Meeting.

•	If questions do not indicate which motion they relate to or are received after voting on the motion, they will be addressed during the general question and answer session, after the formal business of the meeting and the CEO’s remarks.

Enbridge Inc. 2023 Management Information Circular	13

•	Written questions or comments submitted through the text box of the webcast platform will be read or summarized by a representative of Enbridge, after which the Chair or CEO will respond or direct the question to the appropriate person to respond.

•	If several questions relate to the same or very similar topic, we may group the questions and state that we have received similar questions.

•	An audio recording of the Meeting with real time captioning for the hearing impaired, including the general question and answer session after the formal business of the meeting and the CEO’s remarks, will be made available in the Investment Center – Events and Presentations section of our website under 2023 Annual Meeting of Shareholders.

These guidelines may vary from time to time depending on logistics and with a view to following best governance practices. A representative of Enbridge will provide an overview of these guidelines at the Meeting before the Meeting is called to order.

For more information, see “How to vote” below.

Delivery of meeting materials

As permitted by Canadian securities regulators, we are using notice-and-access to deliver the Circular and our annual report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”) to both registered shareholders and beneficial owners.

This means that we will post the Circular and 2022 Annual Report online for our shareholders to access electronically. Notice-and-access is an environmentally friendly and cost-effective way to distribute the materials, as it reduces printing, paper and postage.

You will receive a package in the mail with a Notice of 2023 Annual Meeting and Notice of Availability of Meeting Materials (“Notice”). The Notice will outline the matters to be addressed at the Meeting and explain how to access the Circular and 2022 Annual Report online, how to request a paper copy, and how to return your proxy or voting instructions. You will also receive a virtual meeting user guide and a form of proxy or voting instruction form, as applicable, so you can vote your shares.

We will also mail a paper copy of the Circular and/or 2022 Annual Report to beneficial owners who requested to receive one. All applicable meeting materials will be forwarded to beneficial shareholders at Enbridge’s expense.

Voting information

Please carefully read this section, as it contains important information regarding how to vote your Enbridge shares. Registered shareholders will receive a form of proxy and beneficial owners will receive a voting instruction form.

Who can attend the Meeting and vote?

The Board has fixed March 7, 2023 as the record date for the purpose of determining shareholders entitled to receive the notice of Meeting and to vote at the Meeting (or any adjournment or postponement thereof). Only holders of common shares at 5:00 p.m. (Eastern Standard Time) on the record date are entitled to vote at the Meeting.

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series. Each holder of common shares is entitled to one vote for each common share held. Preference shares do not have voting rights.

Who is soliciting my proxy?

Management of Enbridge is soliciting your proxy in connection with this Circular and the Meeting. The Company has retained Morrow Sodali to assist in communications with shareholders, solicit proxies, and provide related advice and support. In connection with these services, Morrow Sodali is expected to receive a fee from Enbridge not to exceed $65,000 plus reasonable out-of-pocket expenses. Proxies may be solicited by mail, in person, by telephone or electronically. If you have any questions or require more information regarding the procedures for voting your shares, you can contact Morrow Sodali by telephone at 1-888-999-2717 toll free in North America (1-289-695-3075 by collect call) or by email at assistance@morrowsodali.com.

Enbridge employees may also contact you by any of these methods to encourage you to vote. Enbridge will bear the entire cost of this solicitation and our employees do not receive a commission or any other form of compensation for it.

Voting recommendations

The Board recommends that you vote:

•	FOR the election of each of the 11 director nominees;

•	FOR the appointment of the auditors and authorize the directors to fix their remuneration;

•	FOR the non-binding advisory resolution to accept our approach to executive compensation (say on pay);

•	FOR the amendment, reconfirmation and approval of our shareholder rights plan; and

•	AGAINST the shareholder proposals set forth in Appendix B of the Circular.

14	Enbridge Inc. 2023 Management Information Circular

About the Meeting

Voting by Enbridge proxyholders and exercise of discretion

If you appoint Gregory L. Ebel, our President and Chief Executive Officer (“CEO”), and Pamela L. Carter, our Board Chair (the “Enbridge proxyholders”) to act and vote on your behalf at the Meeting, as provided in the form of proxy or voting instruction form, but do not indicate how you want to vote your common shares, the Enbridge proxyholders will vote as the Board of Directors recommends (as set out above under “Voting recommendations”).

The form of proxy or voting instruction form also confers discretionary authority on the person(s) named to vote on any amendment or variation to the matters identified in the notice of Meeting and on any other matter properly coming before the Meeting. As of the date of this Circular, management is not aware of any such amendment, variation or other matter. If, however, any such amendment, variation or other matter properly comes before the Meeting, proxies will be voted at the discretion of the person(s) named on the form of proxy or voting instruction form. If you appoint a proxyholder other than the Enbridge proxyholders, please make them aware and ensure they attend the Meeting for the vote to count.

What is the difference between a registered shareholder and a beneficial owner?

You are a registered shareholder if your common shares are registered directly in your name with our transfer agent, Computershare Trust Company of Canada (“Computershare” or “Transfer Agent”). You may hold your common shares in the form of a physical share certificate or through the direct registration system (“DRS”) on the records of the Transfer Agent in electronic form.

You are a non-registered shareholder (or beneficial owner) if your bank, trust company, securities broker, trustee or other financial institution (your nominee) holds your common shares for you in a nominee account. This means you do not have a physical share certificate and do not hold through the DRS on the records of our Transfer Agent in electronic form. Instead, your common shares are recorded on the nominee’s electronic system.

What does it mean if I receive more than one Notice, form of proxy or voting instruction form?

If you receive more than one Notice, form of proxy or voting instruction form, it means that you hold shares in multiple accounts with the Transfer Agent, brokers or other nominees. The voting process is different for registered shareholders and beneficial owners. Please follow the instructions carefully and vote or provide voting instructions for all of the common shares you own.

How to vote

Enbridge shareholders may vote by proxy before the Meeting or vote at the Meeting, as described below.

1. Voting by proxy before the Meeting

You may vote before the Meeting by completing your form of proxy or voting instruction form in accordance with the instructions provided. Voting by proxy is the easiest way to vote. It means you are giving someone else (called your “proxyholder”) the authority to attend the Meeting and vote, as you have indicated on your form of proxy, on your behalf. The vast majority of shareholders vote by proxy in advance of the Meeting. All shareholders are encouraged to vote by proxy before the Meeting.

Gregory L. Ebel, our President & CEO, and Pamela L. Carter, our Board Chair, have agreed to act as the Enbridge proxyholders. Proxyholders must vote your common shares according to your instructions, including on any ballot that may be called. If there are changes to the items of business or new items properly come before the Meeting, a proxyholder can vote as he or she sees fit. You can appoint someone else to be your proxyholder. This person does not need to be a shareholder. See “Appointment of a third party as proxy” below.

Registered Shareholders: There are three ways for registered shareholders to vote by proxy before the Meeting:

You may vote on the internet by logging on to the website indicated on the form of proxy, investorvote.com, and following the website prompts. You may also scan the QR code on your form of proxy.

You may vote by calling the toll-free telephone number 1-866-732-8683. You will be prompted to provide your control number printed on the form of proxy. If you vote by telephone, you may not appoint a person as proxyholder other than the Enbridge proxyholders named in the form of proxy.

You may vote by completing, signing and returning the form of proxy in the postage-paid envelope provided.

Proxies, whether submitted through the internet or by telephone or mail as described above, must be received by the Transfer Agent by 1:30 p.m. MDT on May 1, 2023. If the Meeting is postponed or adjourned, your instructions must be received not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time the Meeting is reconvened. The time limit for the deposit of proxies may be waived or extended by the chair of the Meeting at their discretion without notice.

For any voting questions, contact Computershare at 1-866-276-9479 (toll free in North America) or 1-514-982-8696 (outside North America).

Enbridge Inc. 2023 Management Information Circular	15

Beneficial owners: Beneficial owners will receive a Notice and voting instruction form indirectly through their broker or other intermediary. The Notice contains instructions on how to access the meeting materials and return your voting instructions. You should also carefully follow all voting instructions provided by your broker or intermediary to ensure your shares are voted. Brokers or other intermediaries may set deadlines for voting that are further in advance of the Meeting than those set out in this Circular.

Without specific instructions, Canadian brokers and their agents or nominees are prohibited from voting common shares for the broker’s client. Without specific instructions, U.S. brokers and their agents or nominees are prohibited from voting common shares for the broker’s client with respect to “non-routine” matters, including the election of directors, the non-binding advisory vote on our approach to executive compensation, the amendment, reconfirmation and approval of our shareholder rights plan, and the shareholder proposals, but may vote such common shares with respect to “routine” matters, including the appointment of an auditor. When a broker is unable to vote on a proposal because it is non-routine and the owner of the common shares does not provide voting instructions, a “broker non-vote” occurs. Broker non-votes have no effect on the vote on such a proposal because they are not considered present and entitled to vote.

For any voting questions, contact your broker, intermediary or nominee.

2. Voting at the Meeting

Registered Shareholders: Registered shareholders may vote at the Meeting by completing a ballot online during the Meeting.

Beneficial owners: If you are a beneficial owner and wish to vote at the Meeting, you must appoint yourself as proxyholder by inserting your own name in the space provided on the voting instruction form sent to you (if permitted) and must follow all of the applicable instructions provided by your intermediary.

Beneficial owners who have not duly appointed themselves as proxyholder will not be able to vote at the Meeting. This is because the Company and our Transfer Agent do not have a record of the non-registered shareholders of the Company, and, as a result, will have no knowledge of your shareholdings or entitlement to vote unless you appoint yourself as proxyholder.

For more information, see “How do I attend and participate at the Meeting?” and “Appointment of a third party as proxy”.

Appointment of a third party as proxy

The following applies to shareholders who wish to appoint someone other than the Enbridge proxyholders as their proxyholder to attend and participate at the Meeting and vote their shares. This includes beneficial owners who wish to appoint themselves as proxyholder. Failure to complete both Step 1 and Step 2 will result in the proxyholder not receiving a Username to ask questions and vote at the Meeting and only being able to attend as a guest.

Step 1

•	Submit your form of proxy or voting instruction form: To appoint someone other than the Enbridge proxyholders as proxyholder, insert that person’s name in the space provided in the form of proxy or voting instruction form (if permitted) and follow the instructions for submitting the form of proxy or voting instruction form. This must be completed before moving to step 2 (registering your proxyholder).

•	Beneficial owners: If you are a beneficial owner and wish to participate or vote at the Meeting, you must insert your own name in the space provided on the voting instruction form and follow all of the applicable instructions provided by your intermediary. You must also register yourself as your proxyholder, as described in Step 2 below. By doing so, you are instructing your intermediary to appoint you as proxyholder.

•	Beneficial owners located in the United States: In addition to the steps described above under “How do I attend and participate at the Meeting?”, you must obtain a valid legal proxy from your intermediary. Follow the instructions from your intermediary included with the legal proxy form and the voting information form sent to you. If you did not receive a legal proxy form, contact your intermediary to request one. After obtaining a valid legal proxy from your intermediary, you must then submit your legal proxy to Computershare via e-mail or by courier to: uslegalproxy@computershare.com or Computershare, Attention: Proxy Dept., 8th Floor, 100 University Avenue, Toronto, ON M5J 2Y1, Canada. In either case, your request must be labeled “Legal Proxy” and received no later than the voting deadline of 1:30 p.m. MDT on May 1, 2023.

Step 2

•	Register your proxyholder: To register a third party proxyholder, shareholders must visit https://www.computershare.com/EnbridgeAGM by 1:30 p.m. MDT on May 1, 2023 and provide Computershare with the required proxyholder contact information so that Computershare can provide the proxyholder with a Username via email. Without a Username, proxyholders will not be able to ask questions and vote at the Meeting and will only be able to attend as a guest.

16	Enbridge Inc. 2023 Management Information Circular

About the Meeting

For more information, see “How do I attend and participate at the Meeting?”.

How can I change or revoke my vote?

Registered shareholders: You may change a vote you made by proxy by voting again, in advance of the deadline, using any of the available means described above under “Voting by proxy before the Meeting”. Your new instructions will revoke your earlier instructions.

If you have followed the process for attending and voting at the Meeting online, voting at the Meeting online will revoke your previous proxy.

If you are a registered shareholder and voted by proxy, you can also revoke your voting instructions by:

•	sending us a notice in writing (from you or a person authorized to sign on your behalf). We must receive it by 5 p.m. MDT on May 2, 2023, or by 5 p.m. MDT on the business day before the Meeting is reconvened if it was postponed or adjourned. Send your notice to the Corporate Secretary, Enbridge Inc., 200, 425-1st Street S.W., Calgary, Alberta, T2P 3L8 by email at CorporateSecretary@enbridge.com; or

•	any other manner permitted by law.

Beneficial owners: Contact your broker or nominee to find out how to change or revoke your voting instructions and the timing requirements for doing so. Intermediaries may set deadlines for the receipt of revocation notices that are further in advance of the Meeting than those set out above; accordingly, any revocation should be completed well in advance of the deadline outlined in the voting instruction form to ensure it is given effect at the Meeting.

What is the voting deadline?

If voting by proxy, your proxy must be received by 1:30 p.m. MDT on May 1, 2023, regardless of the voting method you choose. If the Meeting is postponed or adjourned, your instructions must be received not later than 48 hours (excluding, Saturdays, Sundays and statutory holidays) before the time the Meeting is reconvened. The time limit for the deposit of proxies may be waived or extended by the chair of the Meeting at their discretion without notice.

The Company reminds shareholders that only the most recently dated voting instructions will be counted and any prior dated instructions will be disregarded.

Employee savings plan voting information

If you participate in the Enbridge Employees’ Savings Plan or the Enbridge Employee Services, Inc. Employees’ Savings Plan and have Enbridge shares under the applicable plan, you have the right to provide voting directions to the applicable third-party administrator for those Enbridge shares. Enbridge shares held by plan participants will be voted in accordance with the instructions received from the plan participant. If you elect not to provide voting directions to the applicable third-party administrator, the Enbridge shares that you beneficially own under the applicable plan will not be voted.

Please note – plan participants will have an earlier voting deadline so that the voting instructions from plan participants can be processed in time to allow the applicable third-party administrator to vote before the proxy cut-off at 1:30 p.m. MDT on May 1, 2023. Please refer to your voting instruction form for details of the cut-off applicable to each plan.

How will votes be tabulated?

Proxies will be counted and tabulated by the Transfer Agent. Proxies will be submitted to management where they contain comments clearly intended for management or to meet legal requirements.

How do I contact the Transfer Agent?

Registered shareholders may contact Computershare, our Transfer Agent, at 1-866-276-9479 (toll free in North America) or 1-514-982-8696 (outside North America), with any voting questions.

Business of the Meeting

Financial statements

Our audited consolidated financial statements for the year ended December 31, 2022 and the report of the auditors thereon will be placed before the shareholders at the Meeting. You can view, download or request a copy of our 2022 Annual Report (which includes the financial statements) by following the instructions on the Notice. You can also view or download a copy from our website (enbridge.com), or you can request a copy from our Investor Relations department using the contact information on page 68. The 2022 Annual Report is also available at sedar.com.

Enbridge Inc. 2023 Management Information Circular	17

ITEM 1: Election of directors

Shareholders elect directors to the Board for a term of one year, expiring at the end of the next annual meeting. Shareholders will be asked to elect 11 directors at the Meeting. All of our 11 incumbent directors are nominated for re-election. All of the directors standing for election are independent except for Gregory L. Ebel, our President & CEO. There is no familial relationship between any of the nominated directors or our executive officers.

You may vote for all 11 of the director nominees, vote for some and against others, or vote against all of them. Unless you instruct otherwise, the Enbridge proxyholders will vote “for” each of the director nominees.

As at the date of this Circular, the Company has received no notice of any other proposed director nominees. Any such nominations would need to be made in accordance with our Advance Notice By-Law as described on page 38 of this Circular.

Vote required for approval:

The director nominees receiving votes cast in their favour that represent a majority of the votes duly cast for and against them at the Meeting will be elected to the Board.

The Board recommends that shareholders vote “FOR” the election of each nominee set forth below, to hold office until the close of the next annual meeting of shareholders or until their respective successors have been elected.

Majority voting for directors

In accordance with and subject to the Canada Business Corporations Act (“CBCA”), directors stand for election each year at the annual meeting of shareholders, and a separate vote of shareholders is taken with respect to each candidate nominated for director. If there is only one candidate nominated for each position available on the Board (an uncontested election), each candidate is elected only if the number of votes cast in their favor represents a majority of the votes cast for and against them by the shareholders who are present in person or represented by proxy. If an incumbent director is not re-elected in an uncontested election, the Director may continue in office until the earlier of the 90th day after the day of the election and the day on which their successor is appointed or elected. Majority voting will not apply in the case of a contested election of directors, in which case the directors will be elected by a plurality of votes of the shares represented in person or by proxy at the meeting and voted on the election of directors.

Nominees for election to the Board

Director profiles

The profiles that follow provide information about the director nominees, including their backgrounds, experience, current directorships, Enbridge shares and deferred share units (“DSUs”) held and the Board committees they sit on. Additional information regarding skills and experience of our director nominees can be found beginning on page 32.

18	Enbridge Inc. 2023 Management Information Circular

About the Meeting

Mayank (Mike) M. Ashar
Age 67 Calgary, Alberta, Canada Independent Director since July 29, 2021 Latest date of retirement: May 2030 2022 annual meeting votes for: 99.45%

Mr. Ashar has been Principal at Bison Refining and Trading LLC since 2018. He was previously an Advisor at Reliance Industries Limited from 2016 to 2018 and an Executive Director, Managing Director and Chief Executive Officer of Cairn Energy India Ltd. from 2014 to 2016. Prior to that, Mr. Ashar served as President of Irving Oil Ltd. from 2008 to 2013. He held various senior leadership positions at Suncor Energy Inc. from 1987 to 2008. Mr. Ashar holds an MBA, BA, MEng and BA Sc from University of Toronto. Mr. Ashar is a member of the Institute of Corporate Directors (“ICD”).

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Governance		4 out of 4	100%
	Human Resources and Compensation		5 out of 5	100%
	Total		23 out of 23	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares and DSUs[4]	Minimum required[5]
	64,000	10,248	$3,902,475	$1,219,500
	Other board/board committee memberships[6]
	Public[6]
	Teck Resources Ltd. (public mining and mineral development company)[7]		• Director • Member, audit committee and compensation committee

Enbridge Inc. 2023 Management Information Circular	19

Gaurdie E. Banister
Age 65 Houston, Texas, USA Independent Director since November 4, 2021 Latest date of retirement: May 2033 2022 annual meeting votes for: 99.47%

Mr. Banister was President and CEO of Aera Energy LLC, an oil and gas exploration and production company jointly owned by Shell Oil Company and ExxonMobil from 2007 to 2015. Prior to that, Mr. Banister held various senior leadership positions at Shell from 1980 to 2007. Mr. Banister holds a BA Sc (Metallurgical Engineering) from South Dakota School of Mines and Technology. In February 2023, Mr. Banister was recognized as one of the Top 25 Black Board Members in the U.S. by BoardProspects.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Audit, Finance and Risk		5 out of 5	100%
	Safety and Reliability		4 out of 4	100%
	Total		23 out of 23	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares and DSUs[4]	Minimum required[5]
	16,449	8,113	$1,290,979	$1,219,500
	Other board/board committee memberships[6]
	Public[6]
	Dow, Inc. (public materials science company)		• Director • Member, compensation and leadership development committee and the health, safety, environment and technology committee
	Private[6]
	Russell Reynolds Associates (private leadership advisory and search firm)		• Chair • Member, compensation committee
	Different Points of View (private leadership and safety advisory firm)		• Chair & Chief Executive Officer
	Former US-listed company directorships (last 5 years)

	Tyson Foods

	Bristow Group Inc.

	Marathon Oil Corporation

20	Enbridge Inc. 2023 Management Information Circular

About the Meeting

Pamela L. Carter
Age 73 Franklin, Tennesee, USA Independent Director since February 27, 2017 Latest date of retirement: May 2025 2022 annual meeting votes for: 96.47%

Ms. Carter was appointed as Chair of the Board effective January 1, 2023. and has served as a director since February 27, 2017. She was the Vice President of Cummins Inc. and President of Cummins Distribution Business, a division of Cummins Inc., a designer, manufacturer and marketer of diesel engines and related components and power systems, from 2008 until her retirement in 2015. Ms. Carter joined Cummins Inc. in 1997 as Vice President – General Counsel and Corporate Secretary and held various management positions within Cummins. Prior to joining Cummins Inc., Ms. Carter served in the private practice of law as partner and associate and in various capacities with the State of Indiana, including Parliamentarian in the Indiana House of Representatives, Deputy Chief-of-Staff to Governor Evan Bayh, Executive Assistant for Health Policy and Human Services and Securities Enforcement Attorney for the Office of the Secretary of State. She served as the Attorney General for the State of Indiana from 1993 to 1997 and was the first African American woman to be elected state attorney general in the U.S.

Ms. Carter holds a BA (Bachelor of Arts) from the University of Detroit, MSW (Master of Social Work) from the University of Michigan, JD (Doctor of Jurisprudence) from McKinney School of Law, Indiana University, and attended the Harvard Kennedy School in Public Administration for Senior Executives in State Government.

Ms. Carter received a 2018 Sandra Day O’Connor Board Excellence Award honoring her for her demonstrated commitment to board excellence and diversity. She also received an award as one of the top 100 board members from NACD in 2018 and top 25 director from Black Enterprise, 2018. Ms. Carter was named by Savoy Magazine as one of the 2021 Most Influential Black Corporate Directors.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Sustainability		4 out of 4	100%
	Human Resources and Compensation (Chair)[8]		4 out of 4	100%
	Total		22 out of 22	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares and DSUs[4]	Minimum required[5]
	48,097	18,896	$3,521,152	$1,219,500
	Other board/board committee memberships[6]
	Public[6]
	Hewlett Packard Enterprise Company (public technology company)		• Director • Chair, human resources and compensation committee • Member, audit committee
	Broadridge Financial Solutions Inc. (public financial services company)		• Director • Chair, audit committee • Member, governance and nominating committee
	Former US-listed company directorships (last 5 years)
	CSX Corporation

Enbridge Inc. 2023 Management Information Circular	21

Susan M. Cunningham
Age 67 Houston, Texas, USA Independent Director since February 13, 2019 Latest date of retirement: May 2031 2022 annual meeting votes for: 97.34%

Ms. Cunningham was an Advisor for Darcy Partners from 2017 to 2019. From 2014 to 2017, Ms. Cunningham was Executive Vice President, EHSR (Environment, Health, Safety, Regulatory) and New Frontiers (global exploration, new ventures, geoscience and business innovation) at Noble Energy, Inc. From 2001 to 2013, she held various senior management roles with Noble Energy, Inc. Prior thereto, Ms. Cunningham held positions with Texaco U.S.A., Statoil Energy, Inc. and Amoco Corporation. Ms. Cunningham holds a BA in Geology and Geography from McMaster University and is a graduate of Rice University’s Executive Management Program. She was also Chairman of the OTC (Offshore Technology Conference) from 2010 to 2011.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Sustainability (Chair)		4 out of 4	100%
	Human Resources and Compensation		5 out of 5	100%
	Safety and Reliability[9]		2 out of 2	100%
	Total		25 out of 25	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares and DSUs[4]	Minimum required[5]
	2,581	16,760	$1,016,563	$1,219,500
	Other board/board committee memberships[6]
	Public[6]
	Chord Energy Corporation (formerly known as “Whiting Petroleum Corporation”) (public oil and gas exploration and production)		• Director • Chair, environmental, social and governance committee • Member, audit committee
	Former US-listed company directorships (last 5 years)
	Oil Search Limited

22	Enbridge Inc. 2023 Management Information Circular

About the Meeting

Gregory L. Ebel
Age 58 Houston, Texas, USA Not Independent Director since February 27, 2017 Latest date of retirement: May 2039 2022 annual meeting votes for: 85.36%

Mr. Ebel has been President & Chief Executive Officer of Enbridge since January 1, 2023. Mr. Ebel was Chair of the Board from February 27, 2017 until December 31, 2022. He served as Chairman, President and CEO of Spectra Energy Corp (“Spectra Energy”) from 2009 until February 27, 2017. Prior to that time, Mr. Ebel served as Spectra Energy’s Group Executive and Chief Financial Officer beginning in 2007. He served as President of Union Gas Limited from 2005 until 2007, and Vice President, Investor Shareholder Relations of Duke Energy Corporation from 2002 until 2005. Mr. Ebel joined Duke Energy in 2002 as Managing Director of Mergers and Acquisitions in connection with Duke Energy’s acquisition of Westcoast Energy Inc. Mr. Ebel holds a BA (Bachelor of Arts, Honours) from York University and is a graduate of the Advanced Management Program at the Harvard Business School. Mr. Ebel has earned the CERT Certificate in Cybersecurity Oversight. This certificate was developed by NACD, Ridge Global, and Carnegie Mellon University’s CERT division.

	Enbridge Board/Board committee memberships[10]		Meeting attendance[1]
	Board of Directors		13 out of 14	93%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares (excluding stock options)[4]	Minimum required[11]
	651,845	50,179	$36,898,381	N/A
	Other board/board committee memberships[6]
	Public[6]
	The Mosaic Company (public producer and marketer of concentrated phosphate and potash)		• Chair of the Board • Member, audit committee and corporate governance and nominating committee
	Former US-listed company directorships (last 5 years)
	Baker Hughes Company

Enbridge Inc. 2023 Management Information Circular	23

Jason B. Few
Age 56 Westport, Connecticut, USA Independent Director since May 4, 2022 Latest date of retirement: May 2041 2022 annual meeting votes for: 90.03%

Mr. Few is President & CEO of FuelCell Energy, Inc., a global leader in manufacturing stationary fuel cell energy platforms for decarbonizing power and producing hydrogen. FuelCell Energy’s purpose is to enable a world empowered by clean energy. For more than 35 years, he has been a business leader, entrepreneur, and technology leader across various industries. He is also the founder and senior managing partner of BJF Partners, LLC, a privately held strategic transformation consulting firm, where he has served since 2016. Mr. Few has worked at the intersection of transformation across technology and energy for Global Fortune 500, small/mid-cap, and privately held energy, technology, and telecommunication firms, including NRG/Reliant, Continuum Energy, Motorola, AT&T, and Sustayn Analytics L.L.C. Mr. Few holds an MBA (Master of Business Administration) from Northwestern University’s J.L. Kellogg School of Management, and a BBA (Computer systems in Business) from Ohio University School of Business.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors[12]		11 out of 11	100%
	Audit, Finance and Risk[12]		N/A	N/A
	Sustainability[12]		2 out of 2	100%
	Safety and Reliability[12]		2 out of 2	100%
	Total		15 out of 15	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares and DSUs[4]	Minimum required[5]
	-	2,263	$118,943	$1,219,500
	Other board/board committee memberships[6]
	Public[6]
	FuelCell Energy, Inc. (public molten carbonate fuel cell technology company)		• Director • Chair, executive committee
	Private[6]
	Atlantic Aviation (flight support and ground handling services)		• Director • Member, ESG committee
	Former US-listed company directorships (last 5 years)
	Marathon Oil Corporation

24	Enbridge Inc. 2023 Management Information Circular

About the Meeting

Teresa S. Madden
Age 67 Boulder, Colorado, USA Independent Director since February 12, 2019 Latest date of retirement: May 2031 2022 annual meeting votes for: 96.77%

Ms. Madden was the Executive Vice President and Chief Financial Officer of Xcel Energy, Inc., an electric and natural gas utility, from 2011 until her retirement in 2016. She joined Xcel in 2003 as Vice President, Finance, Customer & Field Operations and was named Vice President and Controller in 2004. Prior thereto, Ms. Madden held positions with Rogue Wave Software, Inc. as well as New Century Energies and Public Service Company of Colorado, predecessor companies of Xcel Energy. Ms. Madden holds a BS (Bachelor of Science) in Accounting from Colorado State University and an MBA (Master of Business Administration) from Regis University. Ms. Madden has earned the CERT Certificate in Cybersecurity Oversight. This certificate was developed by NACD, Ridge Global, and Carnegie Mellon University’s CERT division.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Audit, Finance and Risk (Chair)		5 out of 5	100%
	Governance		4 out of 4	100%
	Total		23 out of 23	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares and DSUs[4]	Minimum required[5]
	1,000	17,148	$953,859	$1,219,500
	Other board/board committee memberships[6]
	Public[6]
	The Cooper Companies, Inc. (public medical device company)		• Director • Chair, audit committee • Member, organization and compensation committee
	Former US-listed company directorships (last 5 years)
	Peabody Energy Corp.

Enbridge Inc. 2023 Management Information Circular	25

Stephen S. Poloz
Age 67 Ottawa, Ontario, Canada Independent Director since June 4, 2020 Latest date of retirement: May 2031 2022 annual meeting votes for: 97.66%

Mr. Poloz was Governor of the Bank of Canada from 2013 to 2020, in which capacity he served as Chair of the Board of Directors, and on the Board of Directors of the Bank for International Settlements (BIS). Prior to this, Mr. Poloz spent 14 years with Export Development Canada, in various roles including Chief Economist, Head of Lending, and President & Chief Executive Officer. He previously spent 5 years as managing editor of The International Bank Credit Analyst at BCA Research, and 14 years at the Bank of Canada in economic research and forecasting. He holds an Honours BA in Economics from Queen’s University, and an MA and PhD in Economics from the University of Western Ontario. He is an Honourary Certified International Trade Professional and a graduate of Columbia University’s Senior Executive Program. He is also author of The Next Age of Uncertainty: How the World Can Adapt to a Riskier Future, published by Penguin Random House Canada.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Audit, Finance and Risk		5 out of 5	100%
	Governance (Chair)		4 out of 4	100%
	Safety and Reliability[13]		2 out of 2	100%
	Total		25 out of 25	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares and DSUs[4]	Minimum required[5]
	-	13,751	$722,753	$1,219,500
	Other board/board committee memberships[6]
	Public[6]
	CGI Inc. (public IT and business consulting services company)		• Director • Member, audit and risk management committee

	Private[6]
	Omni Conversion Technologies Inc. (private waste conversion company)		• Director • Chair, governance and talent committee

26	Enbridge Inc. 2023 Management Information Circular

About the Meeting

S. Jane Rowe
Age 63 Toronto, Ontario, Canada Independent Director since November 4, 2021 Latest date of retirement: May 2034 2022 annual meeting votes for: 99.43%

Ms. Rowe has been Vice Chair, Investments, Ontario Teachers’ Pension Plan since 2020. From 2019 to 2020, she was Executive Managing Director, Equities, Ontario Teachers, an independent organization responsible for administering and managing the assets of the Ontario Teachers’ Pension Plan. Prior to that, she was Senior Managing Director, Ontario Teachers’ Private Capital from 2010 to 2019. Ms. Rowe held several executive positions at Scotiabank from 1987 to 2010, including President and Chief Executive Officer of Scotia Mortgage Corporation and Roynat Capital Inc. Ms. Rowe holds an MBA (Master of Business Administration) from York University, Schulich School of Business, ON and a BCom (Hon.) (Bachelor of Commerce) from Memorial University. Ms. Rowe is a member of the ICD.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Governance		4 out of 4	100%
	Human Resources and Compensation		5 out of 5	100%
	Total		23 out of 23	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares and DSUs[4]	Minimum required[5]
	19,100	4,056	$1,217,079	$1,219,500
	Other board/board committee memberships[6]
	Public[6]
	TD Bank Financial Group		• Director • Member, audit committee

	Private[6]
	CFPT Trustee Inc.		• Director • Chair, human resources and compensation committee • Member, audit committee
	Kipling Investments Belgium NV		• Director

Enbridge Inc. 2023 Management Information Circular	27

Dan C. Tutcher
Age 74 Houston, Texas, USA Independent Director since May 3, 2006 Latest date of retirement: May 2024 2022 annual meeting votes for: 97.39%

Mr. Tutcher is on the Board of Directors of Gulf Capital Bank, where he is Chair of the Governance Committee. Mr. Tutcher was Managing Director, Public Securities on the Energy Infrastructure Equities team for Brookfield’s Public Securities Group from October 2018 until February 2021. Prior to joining Brookfield in 2018, Mr. Tutcher was President & Chair of the Board of Trustees of Center Coast MLP & Infrastructure Fund since 2013 and a Principal in Center Coast Capital Advisors L.P. since its inception in 2007. He was the Group Vice President, Transportation South of Enbridge, as well as President of Enbridge Energy Company, Inc. (general partner of former Enbridge sponsored affiliate Enbridge Energy Partners, L.P.) and Enbridge Energy Management, L.L.C. (another former Enbridge sponsored vehicle) from May 2001 until May 1, 2006. From 1992 to May 2001, he was the Chair of the Board of Directors, President & Chief Executive Officer of Midcoast Energy Resources, Inc. Mr. Tutcher holds a BBA (Bachelor of Business Administration) from Washburn University.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors		14 out of 14	100%
	Sustainability		3 out of 4	75%
	Safety and Reliability (Chair)		3 out of 4	75%
	Total		20 out of 22	91%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares and DSUs[4]	Minimum required[5]
	626,649	173,545	$42,058,197	$1,219,500
	Other board/board committee memberships[6]
	Private[6]
	Gulf Capital Bank		• Director • Chair, governance committee

28	Enbridge Inc. 2023 Management Information Circular

About the Meeting

Steven W. Williams
Age 67 Calgary, Alberta, Canada Independent Director since May 4, 2022 Latest date of retirement: May 2031 2022 annual meeting votes for: 99.52%

Mr. Williams has more than 40 years of international energy industry experience. He served as Chief Executive Officer of Suncor Energy from 2012 to 2019 and as President from 2011 to 2018. Prior to that, Mr. Williams held various senior leadership roles at Suncor and 18 years at Esso/Exxon. Mr. Williams is one of 12 founding Chief Executive Officers of Canada’s Oil Sands Innovation Alliance and attended the 2015 United Nations Climate Change Conference in Paris, France as an official member of the Government of Canada delegation. Mr. Williams has a BSc (Honours) in chemical engineering from Exeter University and is a Fellow of the Institution of Chemical Engineers. He is also a graduate of the business economics program at Oxford University and the advanced management program at Harvard Business School. Mr. Williams is a member of the ICD.

	Enbridge Board/Board committee memberships		Meeting attendance[1]
	Board of Directors[14]		11 out of 11	100%
	Audit, Finance and Risk[14]		3 out of 3	100%
	Human Resources and Compensation (Chair)[14]		1 out of 1	100%
	Safety and Reliability[14]		2 out of 2	100%
	Total		17 out of 17	100%
	Enbridge shares and DSUs held[2]
	Enbridge shares	DSUs[3]	Total market value of Enbridge shares and DSUs[4]	Minimum required[5]
	5,000	4,565	$502,736	$1,219,500

	Other board/board committee memberships[6]

	Public[6]
	Alcoa Inc. (public aluminum manufacturing company)		• Chair of the Board

[1]	Percentages are rounded to the nearest whole number. Includes all meetings held in 2022.
[2]	Based on information provided by the director nominees and is as at March 2, 2023.
[3]	DSUs refer to deferred share units and are defined on page 63 of this Circular.
[4]	Total market value = number of common shares or DSUs × closing price of Enbridge shares on the TSX on March 2, 2023 of $52.56, rounded to the nearest dollar.
[5]

Directors must hold at least three times their annual US$300,000 Board retainer in DSUs or Enbridge shares within five years of becoming a director on our Board. Amounts are converted to C$ using US$1 = C$1.3550, the published WM/Reuters 4 pm London exchange rate for December 30, 2022. All current directors meet or exceed this requirement except Mses. Cunningham, Madden and Rowe, who have until February 13, 2024, February 12, 2024 and November 4, 2026, respectively, and Messrs. Few, Williams and Poloz, who have until May 4, 2027, May 4, 2027, and June 4, 2025, respectively, to meet this requirement.

[6]

Public means a corporation or trust that is a reporting issuer in Canada, a registrant in the U.S., or both, that has publicly listed equity securities. Private means a corporation or trust that is not a reporting issuer or registrant.

[7]	Mr. Ashar will not be standing for re-election as a director of Teck Resources Ltd. in 2023.
[8]	Ms. Carter ceased being Chair, and a member of the Human Resources and Compensation Committee, on November 29, 2022. She was appointed Chair of the Board effective January 1, 2023.
[9]	Ms. Cunningham ceased being a member of the Safety and Reliability Committee on May 4, 2022.
[10]	Mr. Ebel is not a member of any Board committee, but as President & CEO he attends their meetings at the request of such committees.
[11]	As President & CEO, Mr. Ebel is required to hold Enbridge shares equal to six times his base salary (see page 100).
[12]	Mr. Few was appointed to the Board, Sustainability Committee and Safety and Reliability Committee on May 4, 2022 and was appointed to the Audit, Finance and Risk Committee effective January 1, 2023.
[13]	Mr. Poloz ceased being a member on the Safety and Reliability Committee on May 4, 2022.
[14]

Mr. Williams was appointed to the Board, Audit, Finance and Risk Committee and Safety and Reliability Committee on May 4, 2022. He was appointed Chair of the Human Resources and Compensation Committee on November 29, 2022. He ceased being a member of the Audit, Finance and Risk Committee effective January 1, 2023.

Enbridge Inc. 2023 Management Information Circular	29

Current Board committee participation

The following table outlines Board committee participation as of the date of this Circular. Each of our Board committees is comprised entirely of independent Board members. Gregory L. Ebel is not a member of any Board committees; he attends committee meetings in his capacity as President & CEO.

Audit, Finance and Risk Committee	Sustainability Committee	Governance Committee	Human Resources and Compensation Committee	Safety and Reliability Committee

Teresa S. Madden (Chair)	Susan M. Cunningham (Chair)	Stephen S. Poloz (Chair)	Steven W. Williams (Chair)	Dan C. Tutcher (Chair)

Gaurdie E. Banister	Pamela L. Carter	Mayank M. Ashar	Mayank M. Ashar	Gaurdie E. Banister

Jason B. Few	Jason B. Few	Teresa S. Madden	Susan M. Cunningham	Jason B. Few

Stephen S. Poloz	Dan C. Tutcher	S. Jane Rowe	S. Jane Rowe	Steven W. Williams

[1]

Ms. Madden and Mr. Few each qualify as an audit committee financial expert, as defined under the U.S. Securities Exchange Act of 1934, as amended. The Board has also determined that all members of the Audit, Finance and Risk Committee are financially literate according to the meaning of National Instrument 52-110 – Audit Committees and the rules of the NYSE.

Board and committee meeting attendance

The total number of Board and Committee meetings held in 2022, together with director attendance, are outlined in the following table.

Board/committee	Total number of meetings in 2022	Overall attendance

Board	14	99%

Audit, Finance and Risk Committee	5	100%

Sustainability Committee	4	93%

Governance Committee	4	100%

Human Resources and Compensation Committee	5	100%

Safety and Reliability Committee	4	94%

Total	36	99%

30	Enbridge Inc. 2023 Management Information Circular

About the Meeting

			Board committees

	Board (14 meetings)		Audit, Finance and Risk Committee (5 meetings)		Sustainability Committee (4 meetings)		Governance Committee (4 meetings)		Human Resources and Compensation Committee (5 meetings)		Safety and Reliability Committee (4 meetings)

Director[1]	#	%	#	%	#	%	#	%	#	%	#	%

Mayank M. Ashar	14	100					4	100	5	100

Gaurdie E. Banister	14	100	5	100							4	100

Pamela L. Carter	14	100			4	100			4	100

Susan M. Cunningham	14	100			4	100			5	100	2	100

Gregory L. Ebel[2]	13	93	5	100	4	100	4	100	4	80	4	100

Jason B. Few	11	100			2	100					2	100

Teresa S. Madden	14	100	5	100			4	100

Stephen S. Poloz	14	100	5	100			4	100			2	100

S. Jane Rowe	14	100					4	100	5	100

Dan C. Tutcher	14	100			3	75					3	75

Steven W. Williams	11	100	3	100					1	100	2	100

[1]	For changes to committee appointments made during 2022, refer to the footnotes to the director profiles on page 29.
[2]

Mr. Ebel is not a member of any Board committee. As Board Chair in 2022, he attended Board committee meetings at the request of such committees. Mr. Ebel did not attend one Board meeting in 2022 as he abstained from attending the meeting pursuant to our Statement on Business Conduct.

Board diversity and tenure

Four of Enbridge’s 11 directors (36%) are women, one of whom is our Board Chair, and two of whom serve as Board committee chairs. Four of Enbridge’s 11 directors (36%) self-identify as members of underrepresented ethnic and racial groups. The average tenure for our directors is approximately 4.15 years. For further information on our diversity and inclusion policies, our diversity and inclusion goals, guidelines for director retirement and the latest date of retirement for each director nominee, please refer to the “Executive Summary” beginning on page 2, “Director profiles” beginning on page 18, “Director tenure” on page 47, and “Diversity, equity and inclusion” beginning on page 49.

Enbridge Inc. 2023 Management Information Circular	31

Mix of skills and experience

We maintain a skills and experience matrix for our directors that we use in our assessment of Board composition and in the recruitment of new directors. The table below indicates each director nominee’s skills and experience, based on self-assessments.

Area

Primary Industry Background

Energy	●	●	●	●	●	●	●			●	●

Utilities		●	●		●	●	●				●

Industrial	●	●	●		●	●					●

Financial Services			●		●			●	●	●

Functional Experience

Accounting/Finance/Audit/Economics[1]	●	●	●	●	●	●	●	●	●	●	●

Capital Markets and Mergers and Acquisitions[2]		●	●	●	●	●	●		●	●	●

CEO/Executive Leadership[3]	●	●	●	●	●	●	●	●	●	●	●

Energy Transition[4]	●	●	●	●	●	●	●			●	●

ESG, Corporate Social Responsibility and Sustainability[5]	●	●	●	●	●	●	●	●	●	●	●

Governance[6]	●	●	●	●	●	●	●	●	●	●	●

Government, Policy, Legal and Regulatory[7]	●	●	●	●	●	●	●	●	●	●	●

Health, Safety and Environment[8]	●	●	●	●	●	●	●			●	●

Human Resources/Compensation[9]	●	●	●	●	●	●	●	●	●	●	●

Industry – Energy/Midstream/Utilities/ Transportation[10]	●	●	●	●	●	●	●	●	●	●	●

International Business[11]	●	●	●	●	●	●	●	●	●	●	●

Operations[12]	●	●	●	●	●	●		●	●	●	●

Risk Management[13]	●	●	●	●	●	●	●	●	●	●	●

Strategy and Leading Growth[14]	●	●	●	●	●	●	●	●	●	●	●

Information Technology/Cybersecurity[15]		●	●	●	●	●	●				●

[1]	Experience in financial accounting, reporting and corporate finance with knowledge of internal controls.
[2]	Experience with capital raising transactions and M&A transactions.
[3]	Experience as a CEO, CFO or executive officer of a publicly listed company or major organization.
[4]	Experience with policy, regulations, operations, transactions relating to renewable energy sources, new energy technologies, and climate change.
[5]	Understanding of ESG, corporate social responsibility and sustainability practices and their relevance to corporate success.
[6]	Experience as a board member of a publicly listed company or major organization.
[7]	Experience in, or a strong understanding of, the workings of government and public policy in Canada, U.S. and internationally, legal and regulatory, and in stakeholder engagement or management.
[8]	Thorough understanding of industry regulations and public policy and leading practices of workplace safety, health and the environment.
[9]	Strong understanding of compensation, benefit and pension programs, legislation and agreements, with specific expertise in executive compensation programs.
[10]	Experience in the energy industry (including pipelines), and knowledge of markets, financials, operational issues and regulatory issues.
[11]	Experience working in a major organization with global operations where Enbridge is or may be active.
[12]	Experience overseeing operations as a senior executive with a strong understanding of operating plans and business strategy.

32	Enbridge Inc. 2023 Management Information Circular

About the Meeting

[13]	Experience in risk governance, including oversight of annual review of principal risks or identifying principal risks, or monitoring or implementing a risk management program.
[14]	Experience driving strategic direction and leading growth of an organization.
[15]	Experience in information technology and data security systems.

Board interlocks

As at March 2, 2023, no two director nominees are members of the same board of directors of another public company.

ITEM 2: Appointment of our auditor

PricewaterhouseCoopers LLP (“PwC”) were last appointed as our auditors at our annual meeting of shareholders, held on May 4, 2022. If PwC are reappointed, they will serve as our auditors until the end of the next annual meeting of shareholders. PwC (formerly Price Waterhouse) have been our auditors since 1992 and have been the auditors for Enbridge Pipelines Inc., our subsidiary, since 1949.

Representatives from PwC are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

The Board, on the recommendation of the Audit, Finance and Risk Committee (“AFRC”), proposes that PwC be reappointed as auditors and recommends that you vote for the appointment of PwC as our auditors and authorize the directors to fix their remuneration. You may vote for the appointment of our auditors or withhold your vote.

PwC is a participating audit firm with the Canadian Public Accountability Board, as required under the Canadian Securities Administrators’ National Instrument 52-108 – Auditor Oversight.

Auditor independence

Auditor independence is essential to the integrity of our financial statements and PwC has confirmed its status as independent within the meaning of applicable Canadian and U.S. securities rules.

We are subject to Canadian securities regulations (National Instrument 52-110 – Audit Committees (“NI 52-110”) and National Policy 58-201 – Corporate Governance Guidelines), the U.S. Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the accounting and corporate governance rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under Sarbanes-Oxley, which specify certain services that external auditors cannot provide.

We comply with these Canadian and U.S. rules. We believe, however, that some non-audit services, like tax compliance, can be delivered more efficiently and economically by our external auditors. To maintain auditor independence, our AFRC must pre-approve all audit and non-audit services. It is also responsible for overseeing the audit work performed by PwC.

The AFRC conducts a review of the Company’s audit firm on an annual basis and makes a recommendation to the Board. In 2022, in order to formulate its recommendation to the Board, the AFRC carefully reviewed:

•	the annual audit plan;

•	the scope of work to be provided;

•	the reasonableness of proposed fees; and

•	the qualifications, independence, expertise and performance of the external auditor.

This review includes formal written statements that describe any relationships between the auditors, their affiliates and Enbridge that could affect the auditors’ independence and objectivity. For more information see the Report of the Audit, Finance and Risk Committee at page 55.

The AFRC also ensures that the lead audit partner is rotated after five consecutive years in accordance with applicable professional and regulatory requirements. The Company’s lead audit partner will be replaced following the year ending December 31, 2023.

Pre-approval policies and procedures

The AFRC has adopted a policy that requires pre-approval by the Audit, Finance and Risk Committee of any services to be provided by the Company’s external auditors, PwC, whether audit or non-audit services. The policy prohibits the Company from engaging the auditors to provide the following non-audit services:

•	bookkeeping or other services related to accounting records and financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution in kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker or dealer, investment adviser or investment banking services;

Enbridge Inc. 2023 Management Information Circular	33

•	legal services; and

•	expert services unrelated to the audit.

The AFRC believes that this policy will protect the Company from the potential loss of independence of the external auditors. The AFRC has also adopted a policy which prohibits the Company from hiring (as a full time employee, contractor or otherwise) into a financial reporting oversight role any current or former employee or partner of its external auditor who provided audit, review or attestation services in respect of the Company’s financial statements (including financial statements of its reporting issuer subsidiaries and significant investees) during the 12 month period preceding the date of the initiation of the current annual audit.

The policy further prohibits the hiring of a former partner of the Company’s external auditor who receives pension benefits from the firm, unless such pension benefits are of a fixed amount, not dependent upon firm earnings and fully funded. In all cases, the hiring of any partner or employee or former partner or employee of the independent auditor is subject to joint approval by the lead engagement partner and the Company’s Senior Vice President and Chief Accounting Officer. You can find information about the roles and responsibilities of the AFRC beginning on page 55 of this Circular.

External auditor services—fees

The following table sets forth all services rendered by the Company’s auditors, PwC, by category, together with the corresponding fees billed by the auditors for each category of service for the financial years ended December 31, 2022 and 2021.

	2022 (C$)	2021 (C$)	Description of fee category

Audit fees	16,018,000	15,763,000	Represents the aggregate fees for audit services.

Audit-related fees	476,000	710,000	Represents the aggregate fees for assurance and related services by the Company’s auditors that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included under “Audit fees”. During fiscal years 2022 and 2021, the services provided in this category include due diligence related to prospectus offerings and purchase price allocations.

Tax fees	1,555,000	1,774,000	Represents the aggregate fees for professional services rendered by the Company’s auditors for tax compliance, tax advice and tax planning.

All other fees	347,000	352,000	Represents the aggregate fees for products and services provided by the Company’s auditors other than those services reported under “Audit fees”, “Audit-related fees” and “Tax fees”. During fiscal years 2021 and 2022, these fees include those related to French translation work.

Total fees	18,396,000	18,599,000

34	Enbridge Inc. 2023 Management Information Circular

About the Meeting

Vote required for approval:

The appointment of PwC as Enbridge’s auditors and authorizing the directors to fix their remuneration requires an affirmative vote of the majority of the votes duly cast at the Meeting.

The Board recommends that shareholders vote “FOR” the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company to hold office until the close of the next annual meeting of shareholders and authorize the directors to fix their remuneration

ITEM 3: Advisory vote on executive compensation

We are providing shareholders with the opportunity to vote for or against the non-binding advisory resolution to accept our approach to executive compensation as disclosed in this Circular, commonly known as “say on pay”. As this is an advisory vote, the results will not be binding on the Board. However, when considering the Company’s approach to compensation for our named executive officers (“NEOs”), the Board will consider the results of this vote, together with other shareholder feedback and best practices in compensation and governance.

We ask that, as you consider your vote, you review the Compensation Discussion and Analysis contained in this Circular. The Board believes that the executive compensation program that has been implemented achieves the goal of maximizing long-term shareholder value while attracting, motivating and retaining top talent. The Company recognizes that the proper structure of executive compensation is critical to both managing risk and appropriately incentivizing the Company’s NEOs. The Company believes that its approach to executive compensation is fair and balanced and helps ensure that NEOs are well-aligned with shareholders’ interests over the long term.

We have held advisory votes on our approach to executive compensation at each annual meeting of shareholders since 2011. Voting results in the most recent three years are set out in the table below.

Say on pay	2022	2021	2020

Votes “for”	90.41%	92.51%	94.08%

You will be asked to vote for or against, or you may abstain from voting on, our approach to executive compensation through the following resolution:

BE IT RESOLVED, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, that the shareholders accept the approach to executive compensation disclosed in Enbridge Inc.’s Management Information Circular dated March 2, 2023 delivered in advance of the 2023 annual meeting of shareholders.

The Board will take the results of this vote into account when it considers future compensation policies and issues. We will also examine the level of shareholder interest and the comments we receive and consider the best approach and timing for soliciting feedback from shareholders on our approach to executive compensation in the future.

Vote required for approval:

In order to be passed, the advisory “say on pay” resolution requires an affirmative vote of the majority of the votes duly cast at the Meeting.

The Board recommends that shareholders vote “FOR” the advisory vote to accept our approach to executive compensation as disclosed in the Management Information Circular.

ITEM 4: Shareholder rights plan

You will be asked to vote in favour of the amendment, reconfirmation and approval of our shareholder rights plan under the terms of an agreement between Enbridge and Computershare.

The plan encourages the fair treatment of shareholders if there is a take-over bid for control of Enbridge. Our rights plan became effective on November 9, 1995. It was amended and restated in 1996 and has been amended, restated and reconfirmed by shareholders every three years since, most recently in 2020. The plan provides that it must be reconfirmed and approved by a majority vote of shareholders not later than the 2023 annual meeting of shareholders and at such a meeting every three years thereafter. Where such shareholder approval is not obtained, the plan will terminate and cease to have effect.

The Board believes the shareholder rights plan is in the best interests of Enbridge and our shareholders because:

•	it gives the Board sufficient time to explore and develop alternatives to a take-over bid, to maximize shareholder value; and

Enbridge Inc. 2023 Management Information Circular	35

•	it gives every shareholder an equal opportunity to participate in a take-over bid.

The Board recommends that shareholders vote FOR the following resolution: BE IT RESOLVED that

1.

the shareholder rights plan agreement between Enbridge Inc. (“Enbridge”) and Computershare Trust Company of Canada (as rights agent), dated November 9, 1995 and amended and restated as of May 3, 2023 (“2023 rights plan”) is hereby ratified, reconfirmed and approved;

2.

any revisions made to the 2023 rights plan on or before May 3, 2023 that are required by the relevant stock exchange to conform our plan with most other shareholder rights plans for reporting issuers in Canada, as may be approved by any two officers of Enbridge, are hereby approved;

3.	the 2023 rights plan, as amended in accordance with the immediately preceding bullet point, if applicable, is hereby ratified, confirmed and approved; and

4.

any officer or director of Enbridge be and is hereby authorized for and on behalf of Enbridge, under corporate seal or otherwise, to do all such things and to execute all such documents or instruments as may be necessary or desirable to give effect to this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of such actions.

A summary of the principal terms of the shareholder rights plan is set out in Appendix A – Shareholder Rights Plan Summary. There are no substantive changes to the shareholder rights plan for 2023.

Vote required for approval:

The amendments, reconfirmation and approval of the Shareholder Rights Plan of Enbridge requires an affirmative vote of the majority of the votes duly cast at the Meeting, otherwise it will terminate.

The Board recommends that shareholders vote “FOR” the amendment, reconfirmation and approval of the 2023 Shareholder Rights plan of Enbridge.

ITEM 5: Shareholder proposals

You will be voting on two shareholder proposals that have been submitted for consideration at the Meeting. The full text of the proposals and supporting statements together with the Board of Directors’ recommendations, are set out in Appendix B of the Circular. The Board recommends that shareholders vote AGAINST the shareholder proposal resolutions.

The Board recommends that shareholders vote “AGAINST” the shareholder proposals outlined in Appendix B of the Management Information Circular.

Proposals for the 2024 meeting

Enbridge is subject to the provisions of the CBCA with respect to shareholder proposals. As indicated under the CBCA, simply submitting a shareholder proposal does not guarantee its inclusion in the management information circular.

Shareholder proposals submitted pursuant to applicable provisions of the CBCA that a shareholder intends to present at the annual meeting of shareholders to be held in 2024 (the “2024 meeting”) and wishes to be considered for inclusion in Enbridge’s management information circular and proxy form for the 2024 meeting must be received within the prescribed period, as outlined in the CBCA and associated regulations, and no later than 5:00 pm Mountain Standard Time on February 3, 2024. Such proposals must also comply with all applicable provisions of the CBCA and the regulations thereunder. The 2024 meeting is expected to be held in May 2024.

All shareholder proposals must be mailed to our Corporate Secretary at Enbridge Inc., 200, 425 – 1st Street SW, Calgary, Alberta, Canada T2P 3L8, or sent by email to CorporateSecretary@enbridge.com, and received by the deadline indicated above.

As described on page 38, pursuant to Enbridge’s Advance Notice By-Law (“By-law No. 2”), if a shareholder intends to nominate a person for election as a director of Enbridge at an annual meeting of shareholders, other than pursuant to a shareholder proposal, such nomination must comply with the procedures set out in the Advance Notice By-Law, including providing timely notice in proper written form.

Other business

As of the date of this Circular, the Board and management are not aware of any other items of business to be brought before the Meeting.

Voting results

We will post the results of this year’s votes and the other items of business on our website (enbridge.com) and on sedar.com and sec.gov following the Meeting.

36	Enbridge Inc. 2023 Management Information Circular

37 Corporate Governance

38	Our governance practices
39	A culture of ethical conduct
41	The role of the Board
43	Oversight of risk and ESG matters
46	Independence
46	Serving as a director
48	Board effectiveness
49	Diversity, equity and inclusion
52	Our approach to human capital
52	Sustainability and ESG
53	Shareholder engagement
54	Board committees
63	Director compensation
65	Director compensation table
68	Indebtedness of directors and executive officers
68	Other information

Corporate Governance

Our governance practices

Sound governance means sound business. At Enbridge, we believe good governance is important for our shareholders, our employees and the Company. We are committed to strong and sustainable corporate governance which promotes the long-term interests of our shareholders, strengthens our Board and management accountability and helps build public trust in Enbridge. See our “Corporate governance highlights” on page 4.

The framework for our corporate governance can be found in our Governance Guidelines, our Statement on Business Conduct and in the written terms of reference for our Board, each of the five Board committees, the President & CEO and the Chair of the Board. Our articles and by-laws also set out certain matters that govern our business activities. All of these documents are available on our website (enbridge.com).

Regulations, rules and standards

Enbridge is a “foreign private issuer” pursuant to applicable U.S. securities laws. Accordingly, Enbridge is permitted to follow home country practice instead of certain governance requirements set out in the NYSE rules, provided we disclose any significant differences between our governance practices and those required by the NYSE. Further information regarding those differences is available on our website (enbridge.com).

We have a comprehensive system of stewardship and accountability that meets applicable Canadian and U.S. requirements, including:

•	Canadian Securities Administrators National Policy 58-201 – Corporate Governance Guidelines, National Instrument 58-101 – Disclosure of Corporate Governance Practices and National Instrument 52-110 – Audit Committees;

•	requirements of the CBCA; and

•	the corporate governance guidelines of the NYSE.

Key governance documents

Various mandates, policies and practices support the corporate governance framework at Enbridge. The following documents, among others, are key components of Enbridge’s corporate governance and can be found on our website at enbridge.com:

•	Articles of Continuance and Articles of Amendment

•	General By-Law No. 1

•	By-law No. 2

•	Statement on Business Conduct

•	Governance Guidelines

•	Incentive Compensation Clawback Policy

•	Shareholder Rights Plan Agreement (2020)

•	Terms of Reference for the Board

•	Terms of Reference for each Board Committee

•	Terms of Reference for the Chair of the Board

•	Terms of Reference for the President & CEO

•	Whistle Blower Policy

Advance Notice By-Law

Enbridge’s By-Law No. 2 sets out advance notice requirements for director nominations (the “Advance Notice By-Law”).

The Advance Notice By-Law was adopted by the Board on December 2, 2014 and confirmed by shareholders at the annual meeting of shareholders on May 6, 2015. The purpose of the Advance Notice By-Law is to provide shareholders, directors and management of Enbridge with guidance on the nomination of directors. The Advance Notice By-Law is the framework by which the Company seeks to fix a deadline by which shareholders of the Company must submit director nominations to the Company prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in the notice to the Company for the notice to be in proper written form. Pursuant to the Advance Notice By-Law, if a shareholder intends to nominate a person for election as a director of Enbridge at the Meeting, other than pursuant to a shareholder proposal, such nominations must comply with the procedures set out in the Advance Notice By-Law, including providing timely notice in proper written form.

38	Enbridge Inc. 2023 Management Information Circular

Corporate Governance

To be timely, the nominating shareholder’s notice must be given:

•	in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the meeting (no later than 5:00 p.m. MDT on April 3, 2023, in the case of the Meeting); provided, that if the meeting is to be held less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice shall be not later than the close of business on the 10th day following the Notice Date; and

•	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the meeting was made.

To be in proper written form, a nominating shareholder’s notice must set forth or be accompanied by, as applicable, the information specified in the Advance Notice By-Law regarding both the nominating shareholder and the person whom the nominating shareholder proposes to nominate for election as a director (a “proposed nominee”), as well as the written consent duly signed by the proposed nominee to being named as a nominee for election to the Board and to serve as a director of the Company, if elected. Such notice must be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

Delivery of the notice pursuant to the Advance Notice By-Law may only be given by personal delivery or electronic mail, and shall be deemed to have been given and made only at the time it is served by personal delivery or sent by electronic mail to the Corporate Secretary at: Corporate Secretary, 200, 425-1st Street S.W., Calgary, Alberta, Canada, T2P 3L8 or, in the case of electronic mail, to CorporateSecretary@enbridge.com; provided if such delivery or electronic mail is made on a day which is not a business day or later than 5:00 p.m. (Calgary time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the Advance Notice By-Law and, if any proposed nomination is not in compliance therewith, to declare that such defective nomination shall be disregarded. The Board may, in its sole discretion, waive any requirement in the Advance Notice By-Law. A copy of Enbridge’s Advance Notice By-Law is available on our website (enbridge.com).

A culture of ethical conduct

A strong culture of ethical conduct is central to Enbridge. Our Statement on Business Conduct is our formal statement of expectations that applies to all individuals at Enbridge and our subsidiaries, including our directors, officers, employees, contingent workers as well as consultants and contractors retained by Enbridge. It discusses what we expect in various areas including:

•	complying with the law, applicable rules and all policies;

•	avoiding conflicts of interest, including examples of acceptable forms of gifts and entertainment;

•	anti-corruption and money laundering;

•	acquiring, using and maintaining assets (including computers and communication devices) appropriately;

•	data privacy, records management, and proprietary, confidential and insider information;

•	protecting health, safety and the environment;

•	interacting with landowners, customers, shareholders, employees and others; and

•	respectful workplace/no harassment.

The Board approved a revised Statement on Business Conduct in 2022, which became effective on June 13, 2022. The latest version of the Statement on Business Conduct is available on our website. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, and waivers from, the provisions of the Statement on Business Conduct by posting such information on our website at enbridge.com.

On the commencement of employment with Enbridge and annually thereafter, all Enbridge employees and contingent workers active in the Company’s human resources information system are required to complete Statement on Business Conduct training and certify compliance with the Statement on Business Conduct. In addition, employees and contingent workers are also required to disclose any actual or potential conflicts of interest.

Directors must also certify their compliance with the Statement on Business Conduct on an annual basis.

During January 2023, all employees and contingent workers active in the Company’s human resources information system were required to complete online Statement on Business Conduct training, certify their compliance and declare any real or potential conflicts of interest. As of the date of this Circular, approximately 99.9% of these Enbridge employees and contingent workers had certified compliance with the Statement on Business Conduct for the year ended December 31, 2022. All directors serving on the

Enbridge Inc. 2023 Management Information Circular	39

Board as of December 31, 2022, (as well as Al Monaco, who retired from the Board effective December 31, 2022) have certified their compliance with the Statement on Business Conduct for the year ended December 31, 2022.

We use training to help raise awareness and reinforce our commitment to ethical conduct. To date, we have developed training programs in various areas, including fraud awareness, foreign corruption laws and the Statement on Business Conduct.

Through the annual online Statement on Business Conduct training program, Enbridge communicates its expectation that everyone working for Enbridge has a duty to report compliance issues (including suspected breaches of the Statement on Business Conduct) on a timely basis. For more information, see “Values” in the Executive Summary.

Handling conflicts of interest and related person transactions

If a director or officer has a material interest in a transaction or agreement involving Enbridge, or otherwise identifies a potential personal conflict, he or she must declare the conflict or potential conflict. A director who has a material interest, conflict or potential conflict must abstain from voting on the matter at any Board meeting where it is being discussed or considered.

This approach is consistent with the requirements of the CBCA. In addition, the Board would review related person transactions in conjunction with making director independence determinations. Completion of annual questionnaires by directors and officers of the Company assists in identifying possible related person transactions. Further, as stated above, pursuant to our Statement on Business Conduct, all officers and directors are required to avoid conflicts of interest and to disclose any actual or potential conflicts of interest. They must also annually certify their compliance with the Statement on Business Conduct. Disclosures of an actual or potential conflict of interest are reviewed by the Company’s Ethics and Compliance Department to ensure appropriate follow-up and reporting. Any waiver from any part of the Statement on Business Conduct requires the approval of the CEO. For executive officers, senior financial officers and members of the Board, a waiver requires the express approval of Enbridge’s Board. Since the beginning of 2022, neither the CEO nor the Board has waived any aspect of the Statement on Business Conduct.

For purposes of the foregoing, a “related person transaction” is a transaction in which the Company was or is to be a participant and the amount involved exceeds

US$120,000, and in which any related person had or will have a direct or indirect material interest, and a “related person” means (i) a director, nominee director or executive officer of the Company; (ii) an immediate family member of a director, nominee director or executive officer, or (iii) a beneficial holder of greater than five per cent of the Company’s shares or an immediate family member of such holder.

In 2022, there were no related person transactions that required approval or disclosure in this Circular.

Insider trading prohibited

Our Insider Trading and Reporting Guidelines place restrictions on those in a special relationship with Enbridge (including insiders) when they purchase or sell Enbridge shares or other securities. These guidelines, which fulfill our obligations to stock exchanges, regulators and investors, include the following measures:

•	imposing quarterly and annual trading blackout periods on all directors and officers of Enbridge and certain employees, contractors and other persons in a special relationship with Enbridge when financial results are being prepared and have not yet been publicly disclosed (these periods currently begin on the first day following the end of each fiscal quarter or year end and end at the close of trading on the first trading day after we issue a news release disclosing our financial results for that fiscal quarter or year end or a Form 10-Q or Form 10-K, as applicable, is filed with the SEC);

•	in the case of directors and executive officers, requiring pre-clearance of all proposed purchases or sales of Enbridge securities with the Corporate Secretary’s office;

•	prohibiting all directors, officers, employees, contractors and other persons in a special relationship with Enbridge and its subsidiaries from purchasing or selling securities of Enbridge or its subsidiaries with knowledge of undisclosed material information, from disclosing material information to any persons before such information has been generally disclosed to the public (unless in the necessary course of business) and from making recommendations or expressing opinions on the basis of undisclosed material information as to the purchase or sale of securities of Enbridge and its reporting issuer subsidiaries; and

•	prohibiting all directors, officers, employees and contractors of Enbridge and its subsidiaries from engaging in hedging transactions, short sales and other derivative transactions involving the securities of Enbridge and its reporting issuer subsidiaries.

40	Enbridge Inc. 2023 Management Information Circular

Corporate Governance

Whistle Blower Policy and reporting procedure

Our Whistle Blower Policy and reporting procedures help uphold our strong values and preserve our culture of ethical business conduct.

We introduced the Whistle Blower procedures several years ago to protect the integrity of our accounting, auditing and financial processes. We expanded and updated the procedures in 2008, 2012, 2017 and again in 2019.

Complaints about financial or accounting irregularities, unethical conduct or any other compliance issues (including alleged violations of the Statement on Business Conduct) can be made anonymously using the Enbridge Ethics Helpline (“Helpline”), which allows for the submission of confidential and anonymous reports through a toll-free telephone number, mobile texting and web-based reporting system. The Helpline is administered by an independent third-party service provider. Copies of all reports received through the Helpline are provided to the Chair of the Audit, Finance and Risk Committee.

At least once each quarter (or sooner if there is an urgent matter), the Chief Compliance Officer reports all significant matters received to the Audit, Finance and Risk Committee and to the Safety and Reliability Committee on matters within its mandate. Quarterly reports to the Audit, Finance and Risk Committee also include information about any other significant compliance issues that have been brought to the attention of Enbridge’s Ethics and Compliance Department through quarterly compliance surveys. The Audit, Finance and Risk Committee then determines how to handle any issues or complaints brought to its attention. The committee can hire independent advisors (e.g., external legal counsel, independent auditors and others) to help investigate and resolve a matter.

The role of the Board

The Board is ultimately responsible for governance at Enbridge and for stewardship of the Company. It has full power to oversee the management of our business and affairs. It carries out many of its responsibilities through its five standing Board committees:

•	Audit, Finance and Risk Committee;

•	Sustainability Committee;

•	Governance Committee;

•	Human Resources and Compensation Committee; and

•	Safety and Reliability Committee.

Principal responsibilities

As part of its stewardship responsibility, the Board has the following responsibilities:

•	appoints, evaluates the performance of, and approves the compensation of the President & CEO, approves the appointment of executive officers and ratifies the appointment of other officers;

•	ensures that processes are in place for succession planning, training and monitoring of senior management (for more information, see “Succession planning” on page 42);

•	adopts a strategic planning process and reviews and approves our strategic plan, provides guidance and monitors our progress (for more information, see “Strategic planning” on page 43);

•	ensures processes are in place for identifying and having an understanding of the principal risks of our business and ensures appropriate systems are implemented to monitor, manage and mitigate those risks (for more information, see “Oversight of ESG and risk matters” on page 43);

•	ensures processes are in place to monitor and maintain the integrity of our internal controls and management information systems;

•	ensures the President & CEO and executive management create a culture of integrity, safety, respect and inclusion throughout the Company;

•	develops the Company’s approach to corporate governance, including our Governance Guidelines; and

•	oversees shareholder communications, public disclosure and corporate communications.

The Board is responsible for oversight of key areas referred to above and for overseeing corporate financial operation, including changes to capital structure, annual budgets and financing plans, dividend policy, new financings, financial statements and management’s discussion and analysis and the Company’s authorities and spending limits policies. In addition, the Board reviews and approves initiatives, investments and transactions that could materially affect the Company. The Board also approves and monitors compliance with significant policies and procedures by which the Company is governed and operated.

The Board’s responsibilities are described in the terms of reference for the Board, which are attached at Appendix C to this Circular. These terms of reference were drafted by management under the guidance of the Governance Committee and approved by the Board, which reviews them once per year and updates them as needed. Copies of the terms of reference for the Board and each of the Board committees are also available on our website (enbridge.com).

Enbridge Inc. 2023 Management Information Circular	41

The Board delegates day-to-day management of Enbridge to the President & CEO and senior management, although major capital expenditures, debt and equity financing arrangements and significant acquisitions and divestitures require Board approval.

The Board develops position descriptions for each committee chair. These descriptions are part of each committee’s terms of reference and are reviewed annually. The Governance Committee defines the division of duties between the Board and the President & CEO.

The Terms of Reference for the Chair of the Board are available on our website (enbridge.com).

Succession planning

The Board is responsible for:

•	appointing the President & CEO, approving the appointment of executive officers and ratifying the appointment of other officers;

•	monitoring senior management’s performance; and

•	annually reviewing the succession strategy for the President & CEO, and succession plans for senior management positions.

It delegates responsibility for reviewing our policies and procedures relating to employment, succession planning and compensation (including executive compensation) to the HRC Committee.

The HRC Committee is also responsible for:

•	in conjunction with the Chair of the Board and with input from Board members, identifying a CEO succession plan to be recommended to the Board;

•	making sure we have appropriate programs for succession planning, management development and employee retention;

•	monitoring the performance of senior management;

•	overseeing human capital risk to ensure our management programs (including those for our officers) effectively address succession planning and employee retention;

•	overseeing the design of our compensation programs;

•	overseeing our Inclusion, Diversity, Equity and Accessibility Strategy, including monitoring our progress thereon; and

•	reporting to the Board on organizational structure and succession planning matters.

Enbridge has a comprehensive senior executive and CEO succession planning process. The CEO prepares an overview of the executive vice president roles, noting the required skills and expertise for each position and the current executive’s areas of strength. The CEO also discusses annual objectives, including development plans, for each executive and presents them to the Board.

The CEO identifies potential future candidates for the executive vice president positions and presents them to the Board for discussion. Each candidate is assessed based on their skills and experience and the competencies that are required for promotion to the senior executive level. Development opportunities are also identified so each candidate can receive additional or varied management experience, training, development and educational opportunities. The Board reviews each position and the performance assessment and competencies of potential successors at least once a year and makes decisions as appropriate.

CEO succession in 2022

In 2022, the Board of Directors appointed Gregory L. Ebel as President & Chief Executive Officer of Enbridge effective January 1, 2023, following receipt of Mr. Monaco’s retirement notice. This appointment was the culmination of a CEO succession process that was undertaken by the Board of Directors, and the HRC Committee, over a long period of time.

As part of this process, the Board of Directors discussed CEO succession at 11 Board meetings in 2022, during which they met with excellent internal candidates, considered external candidates and held extensive deliberations.

Following a period of deliberations, the Board determined to consider Mr. Ebel as a candidate for the CEO role and he was asked about his interest. Mr. Ebel confirmed his interest in being considered and immediately recused himself from all further deliberations. The Chair of the Governance Committee, Mr. Stephen Poloz, chaired subsequent Board meetings relating to CEO succession until Mr. Ebel’s appointment.

While the Board identified a number of excellent internal succession candidates, it ultimately decided that Mr. Ebel offered the best opportunity to deliver on Enbridge’s strategy given his deep industry knowledge, cross border experience and previous CEO experience, his role in overseeing Enbridge’s strategy as Board Chair, and the fact that he is well known to Enbridge’s stakeholders, as a result of his over 20 years of experience with Westcoast Energy Inc., Duke Energy Corporation and Spectra Energy.

The Board unanimously voted in favour of Mr. Ebel’s appointment as CEO, with the exception of Mr. Ebel who recused himself and was not present during the vote.

42	Enbridge Inc. 2023 Management Information Circular

Corporate Governance

Following Mr. Ebel’s appointment as CEO, the Board of Directors commenced a Board Chair succession process. The Chair of the Governance Committee, Mr. Stephen Poloz, and Messrs. Ebel and Monaco undertook a process in order to determine and consider Board Chair criteria and candidates, and to develop a recommendation to the Board of Directors.

On November 29, 2022, the Board of Directors unanimously voted in favour of Ms. Carter’s appointment as Board Chair, effective January 1, 2023, with the exception of Ms. Carter who recused herself and was not present during the vote. Given Ms. Carter was the HRC Committee Chair at the time of her appointment as Board Chair, the Board of Directors appointed Mr. Steven W. Williams as HRC Committee Chair, effective November 29, 2022.

Strategic planning

The Board oversees the Company’s strategic planning process and is responsible for reviewing and approving our strategic plan. As an industry leader, we maintain a robust approach to strategic planning. We regularly conduct scenario and resiliency analysis on our business strategy and our assets, and the Board engages regularly with management in order to maintain active oversight and ensure strategic alignment, as outlined in the following graphic.

The Board holds at least one meeting per year that is dedicated to strategic planning, in addition to strategy update sessions at every regular Board meeting throughout the year. This enables the Board to oversee the implementation of the strategic plan, monitor our progress, consider any adjustments to the plan and review and approve any transactions it believes will have a significant impact on the plan or our strategic direction.

More information about our strategic priorities can be found in the Executive Summary and in our 2022 Annual Report which is available on our website (enbridge.com).

Oversight of risk and ESG matters

Risk oversight and management is a key role for the Board and its committees. Our ability to operate and ensure long-term success is linked to how well we identify and manage potential risks to our Company. The Board is responsible for identifying and understanding the Company’s principal risks and ensuring that appropriate systems are implemented to monitor, manage and mitigate those risks.

Each year, management prepares and provides to the Board and its committees a corporate risk assessment (“CRA”), which analyzes and prioritizes enterprise-wide risks, highlighting top risks and trends. Our annual CRA is an integrated enterprise-wide process which challenges us to test our preparedness and risk management systems. It is a mature and rigorous bottoms-up process that involves every part of the organization. We assess and rank risks based on impact and probability, and we ensure mitigation measures are appropriately designed, prioritized, resourced and effective. Our proactive risk management approach informs our multi-year operations, integrity and maintenance plans, as well as our strategy. It also ensures that emerging risks are identified early on so that we are ready and able to manage them as they materialize.

To better identify, manage and mitigate risk, the CRA report is reviewed by the Board committee with responsibility for the risk category relevant to their mandate. As a result of this review, each committee makes recommendations to the Board in respect of Company practices. In addition, the Board committees may authorize the implementation of systems that address risks within the scope of their responsibility and monitor them to ensure they remain effective. Each committee reports to the Board, which then

Enbridge Inc. 2023 Management Information Circular	43

coordinates the Company’s overall risk management approach. For further information on each Board committee’s role in risk management, please refer to the table below as well as “Board committees”, beginning on page 54.

Complementary to the CRA, the annual top operational risk report highlights the highest consequence operational risks across Enbridge and includes further detail on the risks and their treatment. This information helps inform the Board about the potential impact of Enbridge’s top operational risks and ensure that appropriate treatments are in place to manage those risks.

In addition, management provides regular reports to the Board at every meeting to review our top risks, identify trends and help manage risk. For example, cybersecurity has been identified as a top risk that has continued to increase in sophistication and frequency over the years.

In 2022, the Audit, Finance and Risk Committee and Safety and Reliability Committee received quarterly reports on information technology and cyber security matters. Mr. Ebel and Ms. Madden have earned the CERT Certificate in Cybersecurity Oversight. All directors also attended a cybersecurity seminar on May 4, 2022. Another top risk is evolving legislation, regulation and government policy affecting our business. In 2022, the Board and relevant committees received updates on key legislative changes and proposals and attended presentations on the energy transition and policy and economic landscape. For more information see “Continuing education” on page 47.

Our 2022 Annual Report (filed with the SEC and on SEDAR on February 10, 2023) including our management’s discussion and analysis for the year ended December 31, 2022, contains more information about the risks applicable to Enbridge, and is available on our website (enbridge.com) and on sedar.com and sec.gov.

44	Enbridge Inc. 2023 Management Information Circular

Corporate Governance

Oversight of ESG matters is fully integrated into the responsibilities of the Board and all five of our Board committees. Each Committee’s expertise is relevant for specific ESG-related topics. For example:

•	The Sustainability Committee oversees our GHG emissions goals and targets, Indigenous and stakeholder engagement, human rights and ESG reporting. This includes overseeing progress on our ESG goals.

•	The Human Resources Committee oversees workforce engagement, diversity, equity and inclusion, and the alignment of ESG goals to compensation.

•	The Governance Committee oversees Board composition, succession planning, Board shareholder engagement, and corporate governance.

•	The Audit, Finance and Risk Committee oversees our annual corporate risk assessment and financial disclosures.

•	The Safety and Reliability Committee oversees safety and operational risks, including physical and transition climate-related risks, cyber security programs and elements of our safety culture.

Handling these matters at our various Board committees effectively integrates ESG matters into the work of the Board, and the entire Board is directly engaged in driving our ESG practices and performance and how we are positioning to support the energy transition – including as part of our annual strategic planning process. At each Board meeting, the Board receives updates and provides feedback on our progress towards our goals and execution of our strategy. This critical feedback ensures that we are continuously refining and improving our approach.

In addition, as part of our Board succession planning process, we ensure that our Board composition remains diverse, effective and skilled. We assess overall Board composition regularly, to ensure this balance is maintained, and this includes ensuring our Board members are well- equipped to understand and oversee ESG matters, including climate change and the energy transition. Refer to “Mix of skills and experience” on page 32 and “Succession planning on page 42 for more information.

Internal controls

The Board seeks assurance at least annually that our internal control systems and management information systems are operating effectively. The Board has delegated responsibility for reviewing our quarterly and annual financial statements to the Audit, Finance and Risk Committee. The Audit, Finance and Risk Committee reviews and approves our quarterly financial statements and recommends our annual financial statements to the Board for approval. The committee is also responsible for overseeing our internal audit function and senior management reporting on internal controls.

Corporate communications

The Board reviews and approves all major corporate communications policies, including our corporate disclosure guidelines. It also reviews and approves principal continuous disclosure documents, including our annual report, management’s discussion and analysis of financial condition and results of operations (“MD&A”) and management information circular. The Board works to ensure we communicate effectively with shareholders, the public and other stakeholders to avoid selective disclosure.

Identifying new Board candidates

The Governance Committee serves as the Board’s nominating committee and, working with the Chair of the Board, has accountability for the oversight of the Board and committee succession planning process and for making recommendations to the Board for the appointment of new Board and committee members.

The Governance Guidelines provide that the Board should possess, as a group, the competencies, skills and characteristics necessary to develop and oversee the implementation of the strategic vision of the Company and such other qualities as the Board shall identify from time to time. These characteristics and qualities include knowledge, experience, high ethics and standards, integrity, independent judgment, understanding of the Company’s business and willingness to devote adequate time to Board duties.

The Chair of the Board, the President & CEO and the Chair of the Governance Committee, with the support of the Executive Vice President & Chief Legal Officer, the Corporate Secretary and external advisors, monitor the composition of the Board and committees on an ongoing basis and make recommendations to the Governance Committee in fulfilment of its mandate. The Governance Committee reviews Board diversity at least annually, including measuring and monitoring progress toward our Board diversity objectives.

The Corporate Secretary maintains a Board composition plan which includes information pertaining to the current directors and an inventory of potential Board candidates. The information pertaining to current directors includes business experience, occupation, residence, gender, age, years on the Board, retirement date, other board commitments, equity ownership, independence, diversity and other relevant information, as well as a skills matrix for all of the directors’ skills, updated annually or more frequently, as required. The President & CEO, the Executive Vice President & Chief Legal Officer and the Corporate

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Secretary meet regularly to consider and plan for upcoming director retirements, considering relevant factors including directors’ skills, age, tenure, residency, and diversity.

From time to time, executive search consultants are engaged to undertake external searches for potential director candidates, with the particulars of the executive search consultant’s mandate determined through dialogue between the Chair of the Board, the President & CEO and the Chair of the Governance Committee. When we use executive search consultants, they are directed to make it a priority to include diverse candidates.

The Chair of the Board, President & CEO and the Chair of the Governance Committee have primary responsibility for the assessment of director candidates for recommendation to the Governance Committee and the Board. The Governance Committee also considers all candidates recommended by the Company’s shareholders.

Independence

We believe in the importance of an independent board. The majority of our directors must be independent, as defined by Canadian securities regulators in NI 52-110, NYSE rules and the rules and regulations of the SEC. Our Governance Guidelines, available on our website (enbridge.com), provide that the Board shall consist of a substantial majority of independent directors. The Board uses a detailed annual questionnaire to assist in determining if a director is independent and makes this determination annually or more often, if required.

The Board has determined that 10 of our 11 director nominees, including the Chair of the Board, are independent. Mr. Ebel is not independent because he is our President & CEO. Each of the Board’s five standing committees is comprised entirely of independent directors.

The Governance Committee is responsible for ensuring the Board functions independently of management.

Independent Chair and separate CEO

Enbridge maintains a separation of Chair and CEO. Ms. Carter is the independent Chair of the Board and Mr. Ebel is the President & CEO of Enbridge.

Meetings of non-management directors

Our Governance Guidelines provide as follows:

•	The Board meets regularly in camera, without officers of the Company present.

•	The non-management directors hold regularly scheduled meetings without management directors present and may invite management directors and members of management to attend as they may determine.
•	In the event that the non-management directors include directors who are not independent under applicable stock exchange rules, the Corporation should, at least once per year, schedule an executive session including only independent directors.

To facilitate leadership and open and candid discussion among independent directors, the independent directors are given the opportunity to hold in camera meetings should the need arise.

In 2022, the directors met in camera at every regularly-scheduled Board and committee meeting. The directors also met without the President & CEO (the only non-independent director) at every regularly-scheduled Board meeting.

External consultants and other third parties

To ensure the Board functions independently of management, Board committees have the flexibility to meet with external consultants and Enbridge employees without management whenever they see fit. The Board and Board committees may also hire independent advisors, as needed, at Enbridge’s cost.

Serving as a director

Our directors are expected to act in the best interests of Enbridge. They have a duty of care in both decision-making and oversight. The Governance Committee has developed guidelines to ensure each director is aware of the expectations placed on them as a director. Key expectations include meeting attendance, financial literacy and ethical conduct.

Attendance

We expect directors to attend all Board and Board committee meetings of which they are a member as well as the annual meeting of shareholders. The Governance Committee reviews each director’s attendance record every year. If a director has a poor attendance record, the Governance Committee Chair and Chair of the Board will discuss and recommend how to handle the matter. A director whose attendance record continues to be poor may be asked to leave the Board. Please see information on attendance in the “Director profiles” beginning on page 18 and under “Board and committee meeting attendance” on page 30.

Financial literacy

The Board defines an individual as financially literate if he or she can read and understand financial statements that are generally comparable to ours in breadth and complexity of issues. The Board has determined that all of the members of the Audit, Finance and Risk Committee are financially literate according to the meaning of NI 52-110 and the rules of the NYSE. It has also determined that Ms. Madden and

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Mr. Few qualify as “audit committee financial experts” as defined by the Exchange Act. The Board bases this determination on each director’s education, skills and experience.

Director tenure

Our director tenure policy is set out in our Governance Guidelines and was last updated in November 2022. Under our Governance Guidelines, a director will retire at the next annual meeting of shareholders after he or she reaches the age of 75. A director will not be eligible to serve as chair of any Board committee beyond the annual meeting of shareholders following the director’s 74th birthday. The following table outlines the latest date of retirement for each director.

Latest year of retirement

2024	Dan C. Tutcher

2025	Pamela L. Carter

2030	Mayank M. Ashar

2031	Susan M. Cunningham, Teresa M. Madden, Stephen S. Poloz, Steven W. Williams

2033	Gaurdie E. Banister

2034	S. Jane Rowe

2039	Gregory L. Ebel

2041	Jason B. Few

Other directorships

Our directors may serve on the boards and committees of other public entities, as long as their outside positions and common memberships do not affect their ability to exercise independent judgment while serving on our Board. All of our director nominees serve on three or fewer public company boards, including Enbridge. Directors who serve on our Audit, Finance and Risk Committee cannot sit on the audit committees of more than two other public entities unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on our Audit, Finance and Risk Committee. Refer to the “Director profiles” beginning on page 18 for information on each director’s service on other public company boards.

Orientation and continuing education

The Board recognizes that proper orientation and continuing education are important for directors to fulfill their duties effectively. It has delegated these responsibilities to the Governance Committee, which has developed a comprehensive program for new directors.

Orientation

Every new director meets with the Chair of the Board, the President & CEO and executive and senior management to learn about our business and operations and participates in tours of our sites and facilities. New directors are encouraged to attend all committee meetings during their first set of Board meetings as part of their orientation.

New directors are provided with the Board manual electronically, which contains:

•	our Governance Guidelines and the terms of reference for the Board and each of its committees, the Chair and the President & CEO;

•	personal information about each of the directors and executive management team;

•	a list of the members of the Board, the members of the Board committees and all meeting dates;

•	organizational charts (corporate and management);

•	our financial risk management policies and treasury authority limitations;

•	information about statutory liabilities;

•	information about the directors’ and officers’ liability programs;

•	our insider trading and reporting guidelines;

•	indemnification agreements;

•	our Statement on Business Conduct; and

•	public disclosure documents for Enbridge.

Continuing education

Our continuing education program for directors focuses on providing information relating to our business, industry, competitive environment and key risks and opportunities. We offer education sessions for directors on key topics and encourage them to participate in associations and organizations that can broaden their awareness and knowledge of developments related to our business. We have also offered to our directors certain diversity and inclusion courses and Indigenous awareness training that are offered to employees internally.

Directors can also request presentations on a particular topic. Throughout their tenure, directors have discussions with the Chair of the Board, receive quarterly presentations from senior management on strategic issues and participate in tours of our operations. Quarterly briefings include reviews of the competitive environment, our performance relative to our peers and any other developments that could materially affect our business. The table below lists the

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internal seminars and other presentations we offered in 2022, together with director participation.

We pay for continuing education opportunities through third parties and we encourage directors to pursue director education seminars and courses offered externally. We also provide our directors with membership to the National

Association of Corporate Directors (“NACD”). Mr. Ebel and Ms. Madden have earned the CERT Certificate in Cybersecurity Oversight. This certificate, developed by NACD, Ridge Global, and Carnegie Mellon University’s CERT division, demonstrates commitment to advanced cybersecurity literacy. Mr. Ashar, Ms. Rowe and Mr. Williams are members of the Institute of Corporate Directors (“ICD”).

Date	Topic	Presented by	Attendance

May 4, 2022	War, Politics and Energy: A Shattered Equilibrium	Carlos Pascual, Head of Geopolitics and International Affairs, S&P Global	All directors

May 4, 2022	Cybersecurity	Sonya Proctor, Assistant Administrator for Surface Operations, Transportation Security Agency	All directors

July 25, 2022	Policy and Economic Landscape	Stephen Harper, Former Prime Minister of Canada	All directors, except Dan Tutcher

July 26, 2022	How Investors are Viewing Energy Transition	Olivia Wassenaar, Partner, Head of Sustainable Investing and Co-Head of Natural Resources, Apollo	All directors, except Dan Tutcher

Board effectiveness

The Governance Committee is responsible for assessing the performance of the Board and its Chair, the Board committees and individual directors on an ongoing basis.

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Board and chair assessments and individual peer reviews

All of the directors complete a confidential questionnaire every year so they can evaluate the effectiveness of the Board and Chair of the Board and consider opportunities for improvement. The questionnaire is designed to provide constructive input regarding overall Board performance and includes questions on:

•	Board composition;

•	effectiveness of the Board, Board meetings, individual directors and Chair of the Board;

•	strategic planning process;

•	director education topics;

•	duties and responsibilities; and

•	management succession process, including CEO succession.

A summary of the questionnaire responses is provided to the Chair of the Governance Committee, who then presents the feedback to the Chair of the Board. The Chair of the Board then presents the summary to the Board. The Board discusses the results and develops recommendations in camera during a roundtable discussion conducted by the Chair of the Board.

Directors are also asked to complete another confidential questionnaire to evaluate their peers. They are asked to consider criteria such as skills and experience, preparation, communication and interaction with Board members and/or management and overall contribution to the functioning of the Board. A summary of the questionnaire responses is provided to the Chair of the Board who discusses peer review results with each director individually.

Board committee assessments

Each director also completes a confidential questionnaire for each Board committee of which they are a member. The questionnaire is designed to facilitate candid conversation among the members of each Board committee about the Board committee’s overall performance, function, areas of accomplishment and areas for improvement. This questionnaire helps the Board ensure that each Board committee is functioning effectively and efficiently and fulfilling its duties and responsibilities as described in its terms of reference. It includes questions about:

•	the composition of the Board committee;

•	the effectiveness of the Board committee, Board committee meetings and the committee chair; and

•	optimization opportunities for the Board committee.

A summary of questionnaire responses for each committee is provided to the Chair of the Governance Committee. A copy is also provided to the Chair of the Board and each Board committee chair. Each committee discusses the results and develops recommendations during an in-camera session of the committee. Directors are encouraged to comment broadly, positively and negatively, on any issue concerning the Board, Board committees and director performance. From time to time, the Chair of the Board meets informally with each director, to discuss performance of the Board, Board committees and other issues.

Diversity, equity and inclusion

A diverse workforce of talented individuals with different ideas, strengths, backgrounds, and points of view is a strategic advantage that contributes to our success and will continue to move us forward. Diversity, equity and inclusion drives innovation, better decisions, employee engagement and our ability to attract top talent. We set diversity representation goals for our Board, senior management, and workforce, as discussed below.

Board and senior management diversity

In February 2015, the Board adopted a written “Diversity and Inclusion Policy” to outline our approach to diversity, equity and inclusion for our Board of Directors, executive leadership and senior management teams (“Board D&I Policy”). This policy emphasizes the importance of having variety in skills and experience and diversity considerations, including but not limited to, gender, age, and ethnicity/race. The Governance Committee annually reviews the Board D&I Policy and its objectives to assess effectiveness and reports recommendations to the Board annually.

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In November 2020, the Company established representation goals to comprise the Board of at least 40% women and 20% underrepresented ethnic and racial groups by 2025. At that time, the Board underscored its ongoing commitment to diversity, equity and inclusion by expanding the Board D&I Policy to “senior management” (defined for these purposes as the President & CEO and all Executive Vice Presidents, Senior Vice Presidents and Vice Presidents who are also officers of Enbridge Inc.). Our progress against our goals is outlined in the table below.

Board and senior management representation goals[1] (by 2025)	Representation as at March 2, 2023 (self-identified)

Women • Board: 40% • Senior management: 40%	• Board: 4 of 11 (36%) • Senior management: 12 of 34 (35%)

Underrepresented ethnic and racial groups • Board: 20% • Senior management: 28%	• Board: 4 of 11 (36%) • Senior management: 9 of 34 (26%)

The Board, its relevant committees, and senior management actively review whether candidates reflecting diversity have been considered and/or appointed to senior management positions and to the Board. In addition to the designated groups stipulated by the CBCA and our representation goals for women and underrepresented ethnic and racial groups, we consider additional diversity dimensions that are equally important and necessary across our organization, including but not limited to: diversity of thought, perspectives, and life experience which can include education, language, gender expression, sexual orientation, values, and beliefs, among others. In identifying candidates for senior management roles, professional experience, educational background, skills, knowledge, and diversity considerations are considered.

Refer to “Identifying new Board candidates” on page 45 for a discussion on how we consider diversity in identifying new Board candidates, including the Governance Committee’s review of our progress meeting our Board representation goals and how our executive search consultants are directed to include candidates reflecting broad diversity. Refer to “Director tenure” on page 47 for a discussion on our director tenure policy.

CBCA requirements

The CBCA requires diversity disclosure for directors and “members of senior management” for four “designated groups”: women, members of visible minorities, Aboriginal peoples and persons with disabilities.

For CBCA purposes, “members of senior management” is

defined to include the Chair of our Board (who is an independent director and not a member of management) as well as a number of other officers who are our “executive officers” as defined in National Instrument 51-102 Continuous Disclosure Obligations. Our “executive officers” consist of nine officers: our President & CEO, our five Executive Vice Presidents and three Senior Vice Presidents as of the date of this Circular. Our representation, as self-identified, for these four designated groups, as at March 2, 2023, is as follows:

•	Four (36%) of our 11 directors are women. Four (40%) of our ten “members of senior management” are women.

•	Four (36%) of our 11 directors self-identify as a member of a visible minority. Two (20%) of our ten “members of senior management” self-identify as a member of a visible minority.

•	None of our directors or “members of senior management” self-identify as an Aboriginal person or a person with disabilities.

Workforce diversity1

Representation matters. A representative workforce strengthens relationships and trust by ensuring we better understand the needs of our customers, partners, and communities where we operate. Enbridge has a multi-year, enterprise-wide Inclusion, Diversity, Equity, and Accessibility Strategy (“IDEAS”) for 2021 through 2025, which outlines three goals, supported by 50 specific actions.

•	We engage the workforce through internal inclusion networks, increase awareness and visibility through inclusive storytelling, and invest in learning to build knowledge of core concepts and inclusive leadership.

•	We embed diversity, equity, and inclusion policies and principles into key strategies, including best practices in human resources programs, and ensure compliance with federal, provincial, and state legislation. We enable advocacy by investing in strategic external partnerships to increase equity for underserved communities through corporate citizenship and supplier diversity.

[1]

Specific goals regarding diversity and inclusion are aspirational goals which we intend to achieve in a manner compliant with state, local, provincial and federal law, including, but not limited to, U.S. federal regulations, Equal Employment Opportunity Commission, Department of Labor and Office of Federal Contract Compliance Programs.

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•	We understand our workforce composition and labor market availability, embed representation goals and ensure hiring practices and talent programs enable greater diversity.

Our IDEAS is supplemented by an ‘Equity Plan’ that outlines our pledge to ensure equity for everyone. The Equity Plan highlights specific commitments to integrate equity into our structures, processes and practices.

Since 2017, Enbridge has progressively built transparency and embedded representation goals for women, underrepresented ethnic and racial groups, people with disabilities, and veterans. Representation goals were identified based on external labor availability and proportional demographic representation in the areas where we operate.

Workforce representation goals (by 2025)
Build an inclusive environment of talent that represents the communities in which we operate through achievement of workforce representation of:	• 40% women • 28% underrepresented ethnic and racial groups • 6% people with disabilities • 7% U.S. protected veterans

Progress relative to our representation goals is embedded as a measure in compensation incentive programs and sustainability-linked financing to ensure accountability to all stakeholders.

We track and report our progress on these goals via an internal company-wide ‘Diversity Dashboard’. The dashboard creates transparency, as all employees can access and filter data by job level, function, and geography to see hiring, promotion and turnover rates. In 2022, we added 2SLGBTQ+ insights to the dashboard following consultation with our Prism Energy Employee Resource Group.

Enbridge is a signatory to pledges set forth by CEO Action for Diversity and Inclusion in the U.S. and BlackNorth reinforcing our commitment to meaningful and enduring change. Enbridge is also a member of the 30% Club and a signatory to Equal by 30, which aims to improve gender representation and equality.

We are also committed to Indigenous reconciliation, and believe our continued success relies on our ability to build and maintain relationships with Indigenous communities near where we do business. In 2022, employees and contractors were required to complete Indigenous cultural awareness training, targeting 100% completion by all employees and contractors. As of December 31, 2022, 99.6% of all employees and contractors successfully completed the course.

Ongoing communications and conversations throughout the year celebrate and commemorate important diversity milestones and encourage people to come together to advance diversity, equity and inclusion.

We focus on enhancing the capability of our people through activities such as leadership programs, rigorous succession planning of critical roles, and facilitating career development and mobility throughout the enterprise. We embed inclusive practices throughout our compensation and retention programs, flexible work program, parental leave, and other benefits to support our employees and their diverse needs.

We proactively support leaders and coach them to review talent decisions with a diversity lens to mitigate the risk of unconscious bias at critical decision points during an employee’s career, such as hiring, performance reviews and succession planning. In addition, a thorough analysis ensures these activities include equitable representation of various demographic groups.

We have nine employee resource groups, which are employee-led and company-sponsored that:

•	promote understanding and support for historically underrepresented groups;

•	educate and create development opportunities for members and allies; and

•	promote a diverse and inclusive work environment.

Our employee resource groups are:

•	CARES—Caregivers + Allies

•	Connect—Multi-Generation Employees + Allies

•	DAN (Diverse Abilities Network)—People with Disabilities + Allies

•	EDGE (Ethnically Diverse Group Employees)—Ethnic/ Racially Diverse Employees + Allies

•	FEMINEN (Females in Engineering)—Female engineers and technologists + Allies

•	IERG (Indigenous Employees Resource Group)—Indigenous Employees + Allies

•	Prism Energy—Two-Spirit, Lesbian, Gay, Bisexual, Transgender, and Queer ++ Employees + Allies

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•	Veterans—Active and former members of the armed forces + Allies

•	Women@Enbridge—Women + Allies.

Our approach to human capital

Our people are our most valuable asset and vital to our success. Effectively engaging, developing, retaining, rewarding and promoting the wellbeing of our employees is a priority for us – one that enables us to fulfill our purpose to safely deliver the energy that people need and want. We are committed to diversity, equity and inclusion, which means fostering an environment where our employees feel welcome, valued and connected and form a team that is energized and proud of what we do.

In early 2022 we began transitioning employees who had been working remotely back to our major office locations. The safety of our people and customers remained paramount to these plans. Although we have always placed a premium on in-person collaboration to deliver value to customers, regulators, communities and shareholders, we also know that more flexibility is helpful for many of our people. As a result, we have evolved our post-COVID ways of working to allow people to better balance personal and professional responsibilities. In conjunction with our return to office plans we launched the FlexWork program, allowing eligible employees (based on job/role) the option to work from home a set number of days per week.

To remain competitive and sustain the long-term success of our company, we need to attract, develop and retain talented employees. This includes fostering a diverse and inclusive culture where everyone feels valued, respected and treated equally. We champion diversity, equity and inclusion in our workplace, recognizing its value in strengthening employee engagement, fostering innovation and creativity and enhancing our decision making and problem-solving capabilities. Refer to “Diversity, equity and inclusion” beginning on page 49 for more information on our Inclusion, Diversity, Equity & Accessibility Strategy and diversity goals.

Taking a proactive and holistic approach to supporting our employees’ well-being is integral to having a resilient workforce and enabling employees to achieve success at work, home and in their community. We focus on all elements of well-being: physical (including personal safety), mental, financial and social. We provide employees mental health training and access to confidential counseling through the employee and family assistance program. In addition, we offer workplace flexibility through our FlexWork program, encourage regular check-ins to promote connection, and have recently added resources, including the expansion of certified practitioners and increased financial support available for employees to get the necessary aids that foster and grow positive mental health.

We continually invest in our people’s personal and professional development because we recognize that their success is our success. We want to maximize our employees’ career experience and drive continued high performance, by enhancing the capability of our people through multiple channels, including: an extensive catalog of self-directed learning (over ten thousand external courses plus proprietary Enbridge University courses), accelerated leadership development programs, rigorous succession planning of critical roles and facilitating internal career development opportunities via rotational assignments. This also includes enhanced opportunities for growth and development in the flow of work, encouraging employees to build new skills needed for our emerging lines of business and the broader energy transition, supported by tools and systems which enable ongoing career discussions and tangible career planning. Our employee-directed Leadership Development Network is a community of practice dedicated to career and leadership development. We also offer a mentorship program that provides employees development from the formal pairing of mentors (including senior leaders) with protégés.

Sustainability and ESG

Our vision is to be the leading energy delivery company across North America and beyond. We play a critical role in enabling the economic well-being and quality of life for people who depend on access to reliable energy. Our primary purpose is to fuel quality of life by delivering the energy people need and want, in the safest and most responsible way possible.

Over decades, we have held ourselves to high standards of corporate social responsibility. We take seriously our responsibility to conduct our business in an ethical and socially responsible manner; to protect the environment and the safety of people; and to engage, learn from and respect and support the communities and cultures with which we work. Our values of Safety, Integrity, Respect and Inclusion reflect what is truly important to us as a company. These values guide our actions and decisions and how we engage with our stakeholders.

Governance around ESG performance continues to be top of mind as we advance our sustainability strategies and policies. We continue to focus on our ESG goals and targets, reinforcing our priorities in the areas of GHG emissions, diversity, equity and inclusion and safety, as well as increased reporting transparency and governance. Setting goals in areas core to our business and stakeholders is just one of the ways we are further integrating ESG into strategy, operations and decision-making. These goals are designed to build on our progress and broaden our efforts in a way that responds to the changing energy landscape and societal needs.

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We strive to provide our stakeholders with open, transparent reporting and discussion on sustainability and ESG performance. Our annual Sustainability Report follows best practice in ESG reporting and provides more detailed disclosure of our ESG performance. Our reporting is developed with guidance from the Global Reporting Initiative (“GRI”) Reporting Guidelines, which serve as a generally accepted framework for reporting on an organization’s economic, environmental and social performance. We also align our performance with the Sustainability Accounting Standards Board (“SASB”) voluntary framework and provide annual updates on our Task Force on Climate-Related Financial Disclosure (“TCFD”) reporting through the ESG Datasheet.

In 2022 we published our inaugural Indigenous Reconciliation Action Plan, which reinforces our goal of becoming a leader in North American Indigenous reconciliation. The plan details 22 measurable commitments that cover each of our four core businesses and support our journey toward reconciliation. These reports are available on our website at enbridge.com.

For further information on our approach to sustainability and ESG, please refer to the “Executive Summary” (ESG Highlights) on page 9 and “Oversight of risk and ESG matters” on page 43.

Shareholder engagement

We believe active engagement with our shareholders and other stakeholders on an ongoing basis through a variety of avenues is key to transparency, facilitating open and informed dialogue and sharing our story. The following graphic illustrates our approach to shareholder engagement activities.

On an annual basis, we hold our Investment Community Conference, which provides management an opportunity to update the investment community on the Company’s strategic priorities and outlook. As a result of the CEO transition announced in late 2022, we adjusted the timing of our annual Investment Community Conference from early December 2022 to March 1, 2023. This provided our new CEO, Gregory L. Ebel, an opportunity to update the investment community on his vision for the Company early in his tenure. This event, along with our annual meeting of shareholders and quarterly presentations, are webcast and accessible to a broad audience of investors. Presentations, audio recordings and transcripts are available on our website for a period of at least 12 months following events.

Members of our executive team, including our CEO and CFO, presidents of our business units, as well as representatives from Investor Relations and Sustainability departments also meet with shareholders throughout the year directly, and by way of investor roadshows in a variety of cities. To further our investor outreach, we also participate in several third party hosted investor conferences, as well as periodically conduct anonymous and confidential shareholder perception surveys to provide market perspective to management.

In addition to discussions of business results and initiatives, strategy and CEO succession, the topic of ESG policies and performance continued to be a key focus in 2022. Our shareholder engagement activities included targeted outreach focused on Enbridge’s strong track record related to ESG performance.

A list of upcoming and past events and presentations, as well as investor documents and filings, can be found on our website (enbridge.com). Enbridge is committed to communicating with shareholders through our website, where current and potential investors are invited to contact the Investor Relations team online, by letter, phone (1-800-481-2804) or email (investor.relations@enbridge.com).

The Board also understands the importance of constructive communication and engagement with shareholders as part of its oversight of the Company. Shareholders may write to our Board, the Chair of the Board or individual directors at the following address or by email to: CorporateSecretary@enbridge.com.

c/o Corporate Secretary

Enbridge Inc.

200, 425 – 1st Street SW

Calgary, AB, Canada T2P 3L8

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Board committees

Our Board has five standing Board committees to help it carry out its duties and responsibilities:

•	Audit, Finance and Risk

•	Sustainability

•	Governance

•	Safety and Reliability

•	Human Resources and Compensation

The Board has delegated certain responsibilities to each Board committee, including overseeing risks that are within the scope of the responsibilities of each Board committee. All five of our Board committees are comprised entirely of independent directors.

Mr. Ebel, our President & CEO, is not a member of any Board committee. Before each Board meeting, the President & CEO meets with the Chair of the Board to discuss agenda items for the meeting and any significant issues. The Chair of the Board and President & CEO also meet periodically to discuss current business operations, strategy and key issues.

The Governance Committee regularly reviews Board committee memberships and recommends committee membership changes and assignments to the Board.

Board committee meetings generally take place before each regularly scheduled Board meeting. Each Board committee also meets in camera, independent of management, following the regular Board committee meeting. They also meet with external consultants and/or Enbridge staff, without management present, whenever they see fit. Before each Board committee meeting, the chair of the committee meets with executive management to discuss the agenda items for the meeting and any significant issues.

Each Board committee reports regularly to the Board and makes recommendations on certain matters as appropriate.

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Report of the Audit, Finance and Risk Committee

Members

Current members:

100% independent

100% financially literate according to the meaning of NI 52-110 and the rules of the NYSE. Ms. Madden and Mr. Few qualify as “audit committee financial experts” as defined by the Exchange Act.

	Teresa S. Madden (Chair)	Gaurdie E. Banister	Jason B. Few	Stephen S. Poloz

Other members that served during the year:	J. Herb England (retired from the Board effective May 4, 2022) Steven W. Williams

Mandate

The Audit, Finance and Risk Committee fulfills public company audit committee obligations and assists the Board with oversight of the integrity of the company’s financial statements; the company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the company’s internal audit function and external auditors. The committee also assists the Board with the company’s risk identification, assessment and management program. The full mandate and responsibilities can be found in the Terms of Reference for the Audit, Finance and Risk Committee and are available on our website at enbridge.com.

Meetings

Five meetings February, May, July, October, November

The Audit, Finance and Risk Committee meets in-camera without management present with the Chief Audit Executive of Internal Audit and the Chief Compliance Officer as well as with the external auditors. The committee also has meetings in camera without management present with the Chief Financial Officer and on its own at the end of each meeting.

Before each meeting, the chair of the committee met with the Chief Financial Officer to discuss the agenda items for the meeting and any significant issues. The chair also met with the senior partner of the external auditors assigned to Enbridge’s audit and the Chief Audit Executive of Internal Audit before each meeting.

2022 highlights

Audits and financial reporting

•  reviewed annual MD&A and financial statements and notes and recommended them to the Board for approval

•  reviewed and approved the interim MD&A and financial statements

•  reviewed public disclosure documents containing audited or unaudited financial information, including annual and interim earnings press releases and the 2022 Annual Report, and recommended them to the Board for approval for public release

•  received an annual pension report

•  reviewed the post-audit or management letter containing the recommendations of the external auditors and management’s response, including an evaluation of the adequacy and effectiveness of the internal financial controls

•  reviewed reports on the company’s tax position

•  the chair of the Audit, Finance and Risk Committee reviewed and approved the prior year’s expenses of the President & Chief Executive Officer

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Internal controls

•  oversaw management’s system of disclosure controls and procedures

•  oversaw the internal controls over financial reporting

•  reviewed the quarterly internal controls compliance reports

•  reviewed the internal audit role and audit plan and received quarterly internal audit reports

•  reviewed and reapproved the internal audit charter

Compliance	• received quarterly updates on the ethics and conduct helpline activity from the Chief Compliance Officer

External auditors

•  reviewed the qualifications and independence of PwC

•  recommended appointment of PwC by shareholders and reviewed and approved the 2022 engagement letter (including the terms of engagement and proposed fees)

•  pre-approved all non-audit services to be provided by PwC that are allowed under the committee’s policy

•  reviewed the performance of PwC

•  reviewed PwC’s report on compliance with Sarbanes-Oxley

Finance

•  reviewed unbudgeted capital commitments under management’s authority and recommended spending authorities be refreshed to the Board for approval

•  reviewed financing plans including additional financing transactions not originally included in the 2022 annual financing plan, credit facilities and inter-company financing transactions, and recommended them to the Board for approval

Risk management

•  reviewed the quarterly treasury and financial risk management reports

•  reviewed and approved the corporate risk assessment report as it pertains to the committee’s mandate

•  approved updates to the Corporate Financial Risk Management Policy

•  approved credit exceptions under the risk policy

•  reviewed the annual report on insurance coverages and insurance renewal strategy

•  reviewed quarterly cybersecurity reports and provide oversight of cybersecurity relating to financial risk and controls, integrity of financial data and public disclosures, and security of the cyber landscape across data and digital

Governance

•  reviewed its terms of reference

•  reviewed management’s reports on evolving issues and trends

•  reviewed committee’s performance in 2022

•  based on the review and discussions referenced above, the Audit, Finance and Risk Committee recommended to the Board that the financial statements for the fiscal year ended December 31, 2022 be included in the company’s 2022 Annual Report, for filing with the SEC

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Report of the Sustainability Committee

Members

Current members: 100% independent	Susan M. Cunningham (Chair)	Pamela L. Carter	Jason B. Few	Dan C. Tutcher

Other members that served during the year:	J. Herb England (retired from the Board effective May 4, 2022)

Mandate

The Sustainability Committee provides oversight of and carries out the responsibilities delegated by the Board related to sustainability matters. The full mandate and responsibilities can be found in the Terms of Reference for the Sustainability Committee and are available on our website at enbridge.com.

Meetings

Four meetings February, May, July, November

The Sustainability Committee meets in-camera without management present at the end of each meeting.

Before each meeting, the chair of the committee met with executive management to discuss the agenda items for the meeting and any significant issues.

2022 highlights

Oversight of sustainability-related policies, practices, risks and opportunities

•  provided oversight on the implementation of policies, procedures and practices on sustainability

•  received quarterly updates on key environmental, social, political and public policy issues, impacts, risks and trends of consequence to our businesses including energy security, North American energy strategy, energy transition, climate and emissions reduction, diversity and inclusion, Indigenous reconciliation

•  monitored developments related to climate change and how we are responding to new regulatory and market dynamics on climate and energy issues; reviewed and discussed quarterly reports from management on corporate and business unit commitments and progress on emissions reduction, and a focused update on plans to reduce methane emissions

•  monitored emerging developments relating to regulatory frameworks for impact assessment and permitting in both Canada and the U.S., including proposed permitting reforms in the U.S.

•  received management’s reports on regulatory issues and compliance as well as government relations activities

•  reviewed and approved updated Sustainability Policy (formerly CSR Policy), Climate Policy and Indigenous Peoples Policy

Review of our engagements and communications with community stakeholders, Indigenous peoples, governments and regulators

•  received updates on Canadian provincial and U.S. federal elections, policy direction and political landscape in jurisdictions where the company has operations and growth initiatives

•  received updates on management’s engagement with industry, business and governments to support and advance economic, energy and environmental priorities; discussed with management key legislative and regulatory developments and implications for the company including the Inflation Reduction Act in the U.S. and Canadian federal budget

Enbridge Inc. 2023 Management Information Circular	57

•  received briefings from management on stakeholder research and perspectives on energy issues

•  received updates on the company’s engagement with key community stakeholders impacted by company projects and operations through open houses, meetings, community investments, public awareness programs and social media and digital communications

•  reviewed with management the company’s approach to Indigenous engagement and progress in advancing Indigenous economic partnerships; discussed commitments to be included in the company’s inaugural Indigenous Reconciliation Action Plan

•  discussed actions taken by management to ensure that corporate and regulatory requirements for engagement with local communities and Indigenous peoples are met across all projects and operations

•  received updates on the company’s community investment program

Monitoring and reporting Sustainability/ESG performance

•  received management’s strategies on ESG-related matters and reporting on enterprise-wide performance on key ESG topics in our 2021 Sustainability Report

•  provided input with respect to management’s action plans and progress in achieving ESG goals including emissions reduction targets and diversity and inclusion

Risk management	• reviewed and approved the corporate risk assessment report as it pertains to the committee’s mandate

Governance

•  reviewed its terms of reference

•  reviewed management’s reports on evolving issues and trends

•  recommended change in name of the Corporate Social Responsibility Committee to the Sustainability Committee

•  reviewed committee’s performance in 2022

Report of the Governance Committee

Members

Current members: 100% independent	Stephen S. Poloz (Chair)	Mike M. Ashar	Teresa S. Madden	S. Jane Rowe

Other members that served during the year:	J. Herb England (retired from the Board effective May 4, 2022)

Mandate

The Governance Committee fulfills public company nominating and corporate governance committee obligations and carries out the responsibilities delegated by the Board related to the company’s director nominations process, director compensation and corporate governance policies. The full mandate and responsibilities can be found in the Terms of Reference for the Governance Committee and are available on our website at enbridge.com.

Meetings

Four meetings February, May, July, November

The Governance Committee meets in-camera without management present at the end of each meeting.

Before each meeting, the chair of the committee met with executive management to discuss agenda items for the meeting and any significant issues.

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Corporate Governance

2022 highlights

Corporate governance

•  approved our statement on corporate governance practices

•  recommended revisions to the Statement on Business Conduct and received reports on employee and director compliance

•  received management’s reports on developments in corporate governance and disclosure

•  reviewed the Diversity and Inclusion Policy and reviewed our progress thereon

•  received management’s reports on evolving issues and trends

•  provided oversight over Board governance

•  reviewed and provided oversight over Board Chair Succession process

•  received a report from an independent compensation consultant and reviewed director compensation

•  reviewed the qualifications and independence of all members of the Board

•  reviewed Disclosure Guidelines

•  recommended change in name of the Corporate Social Responsibility Committee to the Sustainability Committee

•  reviewed and recommended changes to Board committee composition

•  received management’s report on foreign private issuer status

•  reviewed committee’s Terms of Reference, Board Terms of Reference and Governance Guidelines

•  reviewed and recommended approval of Management Information Circular contents, including Board recommendations on meeting matters

•  reviewed proxy voting recommendations and annual meeting voting results for the 2022 annual meeting

•  received management’s reports on our director and officer liability protection program

Board composition

•  on-boarded two new directors: Jason B. Few and Steven W. Williams, both effective May 4, 2022

•  provided oversight over Board committee composition matters

•  provided oversight of Board Chair succession process

•  reviewed Board composition plan and skills matrix

•  provided oversight of Board succession process, including consideration of potential director candidates

Board performance	• provided oversight of the 2022 Board evaluation process and reviewed assessment results • reviewed committee’s and Board’s performance in 2022

Director development	• reviewed Director education program and educational topics

Enbridge Inc. 2023 Management Information Circular	59

Report of the Safety and Reliability Committee

Members

Current members: 100% independent	Dan C. Tutcher (Chair)	Gaurdie E. Banister	Jason B. Few	Steven W. Williams

Other members that served during the year:	Susan M. Cunningham Stephen S. Poloz

Mandate

The Safety and Reliability Committee provides oversight of operational matters and carries out the responsibilities delegated by the Board related to safety and reliability. The full mandate and responsibilities can be found in the Terms of Reference for the Safety and Reliability Committee and are available on our website at enbridge.com.

Meetings

Four meetings February, May, July, November

The Safety and Reliability Committee meets in-camera without management present at the end of each meeting.

Before each meeting, the chair of the committee met with executive management to discuss the agenda items for the meeting and any significant issues.

2022 highlights

Safety and reliability

•  received quarterly reports on the company’s enterprise safety and operational reliability performance

•  received quarterly operational risk reports and annual safety and environment reports from the Liquids Pipelines, Gas Transmission & Midstream and Projects, Gas Distribution and Storage and Power business units

•  received reports and updates from management regarding incidents that occurred during the committee’s quarterly meetings along with progress reports on related action plans and corrective action measures undertaken

•  received quarterly updates on the enterprise initiatives and management system improvements focused on improvement in the areas of safety and reliability

Risk management

•  reviewed and approved the corporate risk assessment report as it pertains to the committee’s mandate

•  received management’s report on top operational risks

•  reviewed the annual report on insurance coverages and insurance renewal strategy

•  reviewed quarterly cybersecurity reports and provide oversight of cybersecurity relating to financial risk and controls, integrity of financial data and public disclosures, and security of the cyber landscape across data and digital

Governance

•  reviewed its terms of reference

•  reviewed management’s reports on evolving issues and trends

•  received quarterly reports on enterprise security as well as regulatory and compliance matters

•  received quarterly reports on internal audit matters

•  received quarterly reports from the Chief Compliance Officer about all significant complaints received on matters within the committee’s mandate

•  reviewed committee’s performance in 2022

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Corporate Governance

Report of the Human Resources and Compensation Committee

Members

Current members: 100% independent	Steve W. Williams (Chair)	Mike M. Ashar	Susan M. Cunningham	S. Jane Rowe

Other members that served during the year:	Pamela L. Carter (Chair), until November 29, 2022

Mandate

The Human Resources and Compensation Committee assists the Board by providing oversight and direction on human resources strategy, policies and programs for the named executives, senior management, and our broader employee base. This includes compensation, pension, and benefits as well as talent management, succession planning, and workforce retention. The full mandate and responsibilities can be found in the Terms of Reference for the Human Resources and Compensation Committee and are available on our website at enbridge.com.

Meetings

Five meetings February, May, July, November, December

The Human Resources and Compensation Committee meets in-camera without management present at the end of each meeting.

Before each meeting, the chair of the committee met with executive management to discuss the agenda items for the meeting and any significant issues.

2022 highlights

CEO performance and compensation

•  evaluated the President & Chief Executive Officer’s performance and recommended all aspects of his compensation for 2022 to the Board, including his base salary and short term, medium term and long term incentive awards

•  reviewed the recommendations of the President & Chief Executive Officer’s regarding performance and compensation for the other executive officers, including recommendations for their base salaries and short term, medium term and long term incentive awards for 2022

•  reviewed competitive market analysis data provided by independent compensation advisors to inform recommendations for both the President & Chief Executive Officer and other executive officer compensation

•  reviewed compensation recommendations for new CEO, effective January 1, 2023, and for retiring CEO in an advisory capacity, effective January 1, 2023 in connection with the CEO transition

Executive and employee compensation

•  reviewed both Company and business unit performance, based on the approved short term incentive performance metrics and corporate financial performance compared to peers, and used these assessments to determine 2022 short term, medium term and long term incentive awards for executives and employees

•  reviewed and recommended approval to the Board of the overall number of incentive stock options to be granted

•  reviewed and approved Executive Vice President re-organization and compensation

Succession planning

•  reviewed the Company’s succession planning strategy and received regular updates on progress to ensure robust development of candidate pools at various levels in the organization for leadership capability and continuity

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Pension

•  reviewed the annual pension report

•  reviewed Pension Committee membership changes

•  approved Pension Plan Investment Policy Statements

•  reviewed and approved the annual Benefit and Regulatory Compliance Report as part of the pension governance process, including the funding status

Risk management

•  considered compensation risk in the approval of all compensation programs, measures and targets and reviewed and approved the results of the annual compensation risk assessment, designed to support compensation risk oversight

•  reviewed and approved the Corporate Risk Assessment report as it pertains to the committee’s mandate

Governance

•  reviewed workforce reports and the strategies and programs designed to attract, develop and retain employees and advance diversity and inclusion

•  recommended officer appointments to the Board for ratification

•  reviewed the committee’s terms of reference

•  reviewed committee’s performance in 2022

•  reviewed the Company’s Diversity and Inclusion Strategy, including monitoring the Company’s progress thereon

•  reviewed management report on Canadian Federal Pay Equity

•  reviewed management’s reports on evolving issues and trends

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Director compensation

Philosophy and approach

The Board is responsible for developing and implementing the Directors’ Compensation Plan and has delegated the day-to-day responsibility for director compensation to the Governance Committee.

Our Directors’ Compensation Plan is designed with four key objectives in mind:

While our executive compensation program is designed around pay for performance, director compensation is based on annual retainers. This is to meet the compensation objectives and to help ensure our directors are unbiased when making decisions and carrying out their duties while serving on our Board.

The Governance Committee uses a peer group of companies to set the annual retainers for our Board and targets director compensation at or about the 50th percentile. See “Benchmarking to peers” beginning on page 77 for more information about our peer group and how we benchmark executive compensation.

The Governance Committee reviews the Directors’ Compensation Plan every year, with assistance from management. Every second year a comprehensive review is conducted by an external consultant. In 2022, the Governance Committee engaged Mercer (Canada) Limited for a formal review of directors’ compensation, including peer analysis and benchmarking to the peer group.

Following this review, and in line with our director compensation philosophy of targeting director compensation at or about the 50th percentile in our peer group, the Board of Directors, on recommendation of the Governance Committee, approved changes to directors’ compensation in 2023, effective January 1, 2023, including a

US$15,000 increase in the annual Board retainer and a US$5,000 increase in the annual Governance Committee Chair retainer.

Each year, as part of this review, the Governance Committee considers the time commitment and experience required of our directors. The Governance Committee also reviews the Directors’ Compensation Plan to make sure the overall program is still appropriate and reports its findings to the Board.

All non-employee director compensation in 2022 was paid under the Directors’ Compensation Plan. We do not compensate non-employee directors under our 2019 Long Term Incentive Plan for employees. All retainers are payable in U.S. dollars regardless of director residency.

Director share ownership requirements

We expect directors to own Enbridge shares so that they have an ongoing stake in the Company and are aligned with the interests of shareholders. Directors must, within five years of becoming a director, hold at least three times their annual Board retainer in DSUs or Enbridge shares. The annual Board retainer is US$300,000 and the director share ownership requirement is US$900,000. See “Change in director equity ownership” on page 66 for more information.

If a decrease in the market value of Enbridge shares results in a director no longer meeting the share ownership requirements, we expect the director to buy additional Enbridge shares in order to satisfy the minimum threshold.

DSUs are paid out when a director retires from the Board. They are settled in cash, based on the weighted average of the trading price of common shares on the TSX for the last five trading days before the date that is three trading days before the payment date, multiplied by the number of DSUs the director holds. Directors may not engage in equity monetization transactions or hedges involving securities of Enbridge (see “Prohibition on hedging” on page 75).

About DSUs

A deferred share unit (“DSU”) is a notional share that has the same value as one Enbridge common share. Its value fluctuates with variations in the market price of Enbridge shares. DSUs do not have voting rights but they accrue dividends as additional DSUs, at the same rate as dividends paid on our common shares.

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Director compensation components

Our Directors’ Compensation Plan has four components:

•	an annual retainer;

•	an annual retainer if they serve as the Chair of the Board or chair of a Board committee;

•	a fee for travelling to Board and Board committee meetings; and

•	reimbursement for reasonable travel and other out-of-pocket expenses relating to their duties as a director.

We do not have meeting attendance fees.

Our Directors’ Compensation Plan has been in effect since 2004 and was revised most recently in 2023. The table below shows the fee schedule for directors in 2022.

Directors are paid quarterly. As of January 1, 2023, Mr. Ebel no longer receives any director compensation because he is compensated in his new role as our President & CEO.

We have not granted stock options to directors since 2002. Mr. Ebel held certain Spectra Energy equity awards at the closing of the Merger Transaction that were generally treated in the same manner as those held by other employees of Spectra Energy.

Directors can receive their retainer in a combination of cash, Enbridge shares and DSUs, but they must receive a minimum amount in DSUs, described below. Travel fees are paid in cash.

2022 directors’ compensation plan retainers

Compensation component	Annual amount (US$)

Board retainer	285,000

Additional retainers

Chair of the Board retainer	265,000

Board committee chair retainer

• Audit, Finance and Risk	25,000

• Human Resources and Compensation	20,000

• Safety and Reliability	15,000

• Sustainability	15,000

• Governance	15,000

Travel fee (where applicable)	1,500

Before a director’s minimum share ownership is met, at least 50% of their retainer will be paid in the form of DSUs, with the balance paid in cash, Enbridge shares or DSUs, in a percentage mix they choose. Once a director’s minimum share ownership is met, they can choose to receive between 35 and 100% of their retainer in DSUs, with the balance paid in cash, Enbridge shares or DSUs, in a percentage mix they choose. Directors are allocated the DSUs and Enbridge shares based on the weighted average of the trading price of the Enbridge shares on the TSX for the five trading days immediately preceding the date that is two weeks prior to the date of payment. Directors who do not make a timely election as to the form in which they wish to receive their retainer will receive the applicable minimum amount in DSUs and the balance in cash.

The table below shows the compensation components in which each director’s annual retainer for the year ended December 31, 2022 was delivered.

Director	Cash (%)	Enbridge shares (%)	DSUs (%)

Mayank M. Ashar	-	-	100

Gaurdie E. Banister	-	-	100

Pamela L. Carter	40	25	35

Susan M. Cunningham	50	-	50

Gregory L. Ebel[1]	50	-	50

Jason B. Few	50	-	50

Teresa S. Madden	50	-	50

Stephen S. Poloz	30		70

S. Jane Rowe	-	50	50

Dan C. Tutcher	-	-	100

Steve W. Williams	-	-	100

Former Directors[2]	-	-	-

J. Herb England	-	65	35

Al Monaco[3]	-	-	-

[1]	Mr. Ebel became President and CEO effective January 1, 2023, in which capacity he does not receive any compensation as a director.
[2]	Mr. England retired from the Board effective May 4, 2022, and Mr. Monaco retired from the Board effective December 31, 2022.
[3]	Mr. Monaco did not receive any compensation as a director of Enbridge because he was our President & CEO.

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2022 director compensation table

The table below provides information concerning the compensation of each non-employee director who served at any time in 2022. For information on Mr. Monaco’s compensation, see page 98.

		Share based awards[2]				All other compensation			Total

	Fees earned[1] (cash)	Enbridge shares[3]		DSUs[3]		Other fees[4]	Dividends on DSUs[5]

Director	($)	(#)	($)	(#)	($)	($)	(#)	($)	($)

Mayank M. Ashar				6,639	369,944	4,030	150	8,455	382,430

Gaurdie E. Banister				6,639	369,944	5,872	150	8,455	384,272

Pamela L. Carter	163,509	1,658	92,486	2,473	137,844	7,887	56	3,167	404,893

Susan M. Cunningham	194,708			3,494	194,708	5,872	79	4,450	399,737

Gregory L. Ebel	356,964			6,406	356,964	5,872	145	8,159	727,958

Jason B. Few	122,174			2,197	122,197	7,887	28	1,555	253,813

Teresa S. Madden	201,198			3,610	201,198	5,872	82	4,599	412,866

Stephen S. Poloz	116,825			4,892	272,591	7,887	110	6,230	403,532

S. Jane Rowe		3,317	197,602	3,319	184,972	7,887	75	4,228	394,689

Dan C. Tutcher				6,988	389,415	2,015	158	8,900	400,330

Steve W. Williams				4,432	246,461	3,982	56	3,110	253,553

Former Directors

J. Herb England		1,379	77,120	744	41,526		8	495	119,141

Al Monaco[6]

[1]

The cash portion of the retainers paid to the directors. Directors are paid quarterly in US$. The values presented in this table are in C$ and reflect U.S./Canadian exchange rates from the Bank of Canada of 1.2776 as at March 10, 2022, 1.2597 as at June 2, 2022, 1.3116 as at September 8, 2022, and 1.3433 as at December 1, 2022.

[2]	The portion of the retainer received as DSUs and Enbridge shares.
[3]

The value of the Enbridge shares and DSUs paid quarterly is based on the weighted average of the trading price of Enbridge shares on the TSX for the five trading days prior to the date that is two weeks prior to the applicable payment date. The weighted average Enbridge share prices were $55.35, $57.56, $55.56 and $54.61 for the first, second, third and fourth quarters, respectively, of 2022.

[4]

For all of our non-employee directors, includes a per meeting US$1,500 travel fee. For Mr. Ebel, this amount does not include expenses incurred in 2022 for relocation services, housing in Calgary, and related expenses, as part of his transition to President & CEO of $54,079.

[5]	Includes dividend equivalents granted in 2022 on DSUs granted in 2022 based on the 2022 quarterly dividend rate of $0.86. Dividend equivalents vest at the time of grant.
[6]	Mr. Monaco did not receive any compensation as a director of Enbridge because he was our President & CEO until December 31, 2022.

Enbridge Inc. 2023 Management Information Circular	65

Change in director equity ownership

The table below shows the change in each director’s equity ownership from March 2, 2022 to March 2, 2023, the dates of the 2022 and 2023 management information circulars, respectively.

Director	Enbridge shares (#)	DSUs (#)	Total Enbridge shares + DSUs (#)	Market (at risk) value of equity holdings (C$)[1],[2]

Mayank M. Ashar

2023	64,000	10,248	74,248	3,902,475

2022	64,000	3,141	67,141	3,764,596

Change	–	7,107	7,107	137,879

Gaurdie E. Banister

2023	16,449	8,113	24,562	1,290,979

2022	16,449	1,135	17,584	985,935

Change	–	6,978	6,978	305,044

Pamela L. Carter

2023	48,097	18,896	66,993	3,521,152

2022	46,439	15,339	61,778	3,463,892

Change	1,658	3,557	5,215	57,260

Susan M. Cunningham[2]

2023	2,581	16,760	19,341	1,016,563

2022	2,581	12,334	14,915	836,284

Change	–	4,426	4,426	180,279

Gregory L. Ebel[3]

2023	651,845	50,179	702,024	36,898,381

2022	651,845	41,708	693,553	38,887,517

Change		8,471	8,471	(1,989,135)

Jason B. Few[2]

2023	–	2,263	2,263	118,943

2022	–	–	–	–

Change	–	2,263	2,263	118,943

Teresa S. Madden[2]

2023	1,000	17,148	18,148	953,859

2022	1,000	12,585	13,585	761,711

Change		4,563	4,563	192,148

Al Monaco[3]

2023	997,792	–	997,792	52,443,948

2022	962,571	–	962,571	53,971,356

Change	35,221	–	35,221	(1,527,408)

Stephen S. Poloz[2]

2023	–	13,751	13,751	722,753

2022	–	8,140	8,140	456,410

Change	–	5,611	5,611	266,343

S. Jane Rowe[2]

2023	19,100	4,056	23,156	1,217,079

2022	5,783	567	6,350	356,045

Change	13,317	3,489	16,806	861,035

Dan C. Tutcher

2023	626,649	173,545	800,194	42,058,197

2022	650,649	156,248	806,897	45,242,715

Change	(24,000)	17,297	(6,703)	(3,184,518)

Steve W. Williams[2]

2023	5,000	4,565	9,565	502,736

2022	–	–	–	–

Change	5,000	4,565	9,565	502,736

Total

2023	2,432,513	319,524	2,752,037	144,647,065

2022	2,401,317	251,197	2,652,514	148,726,460

Change	31,196	68,327	99,523	(4,079,395)

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[1]

Based on the total market value of the Enbridge shares and/or DSUs owned by the director, based on the closing prices of $56.07 on the TSX on March 2, 2022 and $52.56 on March 2, 2023. These amounts have been rounded to the nearest dollar in Canadian dollars. Excludes stock options of Messrs. Ebel and Monaco.

[2]

Directors must hold at least three times their annual US$300,000 Board retainer in DSUs or Enbridge shares within five years of becoming a director on our Board. Amounts are converted to C$ using US$1 = C$1.3550, the published WM/Reuters 4 pm London exchange rate for December 30, 2022. All current directors meet or exceed this requirement except Mses. Cunningham, Madden and Rowe, who have until February 13, 2024, February 12, 2024 and November 4, 2026, respectively, and Messrs. Poloz, Few and Williams, who have until and June 4, 2025 and May 4, 2027, respectively, to meet this requirement.

[3]

Mr. Monaco and Mr. Ebel did not, during their time as President & CEO, receive any compensation as a director of Enbridge and were only compensated for their role as President & CEO. The President & CEO is subject to a share ownership requirement of six times their base salary. See page 100 for information on Mr. Monaco’s share ownership as a multiple of his base salary.

Security ownership of certain beneficial owners and management

Beneficial ownership table

The table below sets forth the number and percentage of outstanding Enbridge shares beneficially owned by each of our directors, NEOs and all directors and executive officers as a group, as of March 2, 2023. The number of Enbridge shares beneficially owned by each person is determined under applicable SEC rules. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person, directly or indirectly, has or shares voting or investment power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Number of Enbridge shares acquirable within 60 days” column includes shares covered by stock options that may be exercised and that vest within 60 days after March 2, 2023, as well as shares acquired on settlement of RSUs within 60 days after March 2, 2023. Unless otherwise indicated in the table, the address of each of the individuals below is c/o Enbridge Inc., 200, 425 - 1st Street SW, Calgary, Alberta, T2P 3L8.

Name of beneficial owner	Number of Enbridge shares held	Number of Enbridge shares acquirable within 60 days	Total Enbridge shares beneficially owned	Percent of common shares outstanding

Mayank M. Ashar	64,000	-	64,000	*

Gaurdie E. Banister[1]	16,449	-	16,449	*

Pamela L. Carter[1]	48,097	-	48,097	*

Susan M. Cunningham	2,581	-	2,581	*

Gregory L. Ebel	651,845	405,408	1,057,253	*

Jason B. Few	-	-	-	*

Teresa S. Madden	1,000	-	1,000	*

Al Monaco[2]	997,792	3,790,243	4,788,035	*

Stephen S. Poloz	-	-	-	*

S. Jane Rowe[1]	19,100	-	19,100	*

Dan C. Tutcher	626,649	-	626,649	*

Steven W. Williams	5,000	-	5,000	*

Colin K. Gruending	82,142	561,576	643,718	*

Robert R. Rooney	59,027	629,721	688,748	*

William T. Yardley[2]	125,116	452,394	577,510	*

Vern D. Yu	175,344	868,457	1,043,801	*

Cynthia Hansen	215,206	567,078	782,284	*

Executive officers and directors as a group [2]	3,288,963	8,523,056	11,812,019	*

[1]

Ms. Carter, Ms. Rowe and Mr. Banister will be paid a portion of their directors’ compensation in Enbridge shares on March 17, 2023. Under our Directors’ Compensation Plan, the number of Enbridge shares will be calculated by dividing the applicable amount of compensation in Canadian dollars payable in Enbridge shares on the payment date by the weighted average the closing price per Enbridge share on the TSX for the five trading days prior to the date that is two weeks prior to the payment date.

[2]

Includes Al Monaco who retired as President and CEO on December 31, 2022 and is serving as an advisor to the newly-appointed President & CEO until June 30, 2023, and William T. Yardley who retired from Enbridge on May 31, 2022. Numbers provided for Messrs. Monaco and Yardley are current as at their respective retirement dates.

*	Represents less than 1% of the outstanding Enbridge shares.

Enbridge Inc. 2023 Management Information Circular	67

Indebtedness of directors and executive officers

As at the date of this Circular, there is no indebtedness outstanding by, or any guarantees, support agreements, letters of credit or other similar arrangements or understandings provided by the Company or its subsidiaries to any of the Company’s directors or executive officers or any of their associates.

Other information

For further information

Enbridge’s financial information is provided in the Company’s consolidated financial statements for the year ended December 31, 2022 and the related management’s discussion and analysis.

This Circular, our 2022 Annual Report containing our consolidated financial statements for the year ended December 31, 2022, together with the auditor’s report and management’s discussion and analysis, and our interim reports on Form 10-Q for the period beginning after December 31, 2022, are available at enbridge.com, sedar.com, sec.gov or free of charge by contacting Investor Relations through our website or by email, phone or mail at:

Email: investor.relations@enbridge.com

Phone Within North America: 1-800-481-2804

Phone Outside North America: 1-403-231-3960

Mail: Enbridge Inc. Investor Relations, 200, 425 – 1st Street S.W., Calgary, Alberta, Canada T2P 3L8

In addition, key governance documents (including the Terms of Reference for the Board and its committees) are available on our website at enbridge.com or free of charge on written request to CorporateSecretary@enbridge.com or by mail to Corporate Secretary, Enbridge Inc., 200, 425 – 1st Street S.W., Calgary, Alberta, Canada T2P 3L8.

Additional information relating to the Company may also be found on sedar.com or sec.gov.

U.S. householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” our proxy materials. This means that only one copy of the Circular may have been sent to multiple shareholders in the same household. If you wish to “opt out” of householding for future mailings, or if your household currently receives multiple copies of our Circular, and you wish to “opt in” to householding for future mailings to receive a single copy of these documents, please contact your broker, bank or other intermediary, as applicable. If you would like to receive additional copies of this Circular or our 2022 Annual Report, please contact Investor Relations as provided on this page or contact Broadridge by following the instructions on your Notice.

Principal executive offices

The mailing address of our principal executive offices is Enbridge Inc., 200, 425-1st Street S.W., Calgary, Alberta, Canada T2P 3L8.

Common shares, preference shares and principal shareholders

As of March 2, 2023, there are 2,024,934,838 common shares issued and outstanding.

There are also 18 series of preference shares issued and outstanding. Preference shares do not have voting rights and none will be voting at the Meeting.

For information regarding the ownership of certain individuals, including directors and officers of the Company, see “Security ownership of certain beneficial owners and management” on page 67. To the knowledge of the Board and of the executive officers of Enbridge, no person or company beneficially owns, or controls or directs, directly or indirectly, voting securities carrying 10% or more of the voting rights attached to any class of voting securities of Enbridge.

The table below sets forth information about the number of Enbridge shares held by persons known by the Company to be the beneficial owners of more than 5% of issued and outstanding Enbridge shares, as of March 2, 2023. This information is based on the most recently available reports filed with the SEC.

Name and address of beneficial owner	Aggregate number of Enbridge shares Beneficially owned	Percent of Enbridge Shares outstanding

BlackRock, Inc. 55 East 52nd Street New York, NY 10055[1]	106,317,024	5.3%

[1]	The information for this beneficial owner is based on Schedule 13G filing on February 9, 2023, which can be retrieved at sec.gov.

68	Enbridge Inc. 2023 Management Information Circular

69 Executive Compensation

70	Compensation discussion and analysis

70	Executive summary

72	Compensation philosophy

73	Compensation policies and practices

74	Compensation governance

75	Compensation risk management

76	Annual decision-making process

76	Compensation elements

77	Benchmarking to peers

79	2022 business performance

80	2022 compensation decisions

90	Compensation changes effective January 1, 2023

90	Total direct compensation for Named Executive Officers

98	2022 summary compensation table

100	Share ownership

101	Executive compensation tables and other compensation disclosures

112	Other benefit elements

Executive Compensation

Compensation discussion and analysis
The following compensation discussion and analysis describes the 2022 compensation programs for our Named Executive Officers (“NEOs”). As of December 31, 2022, our NEOs were:
Al Monaco[1] President & Chief Executive Officer (CEO)

Vern D. Yu2 Executive Vice President Corporate Development & Chief Financial Officer (CFO)

Cynthia Hansen[3] Executive Vice President & President, Gas Transmission & Midstream

Colin K. Gruending Executive Vice President & President, Liquids Pipelines

William T. Yardley[4] Former Executive Vice President & President, Gas Transmission & Midstream

Robert R. Rooney Executive Vice President & Chief Legal Officer (CLO)

President & Chief Executive Officer transition effective January 1, 2023

In October 2022, after more than 27 years of dedicated service with Enbridge, Mr. Monaco announced his retirement as President & CEO, effective December 31, 2022. After considering internal and external candidates, the Board appointed Gregory L. Ebel to succeed Mr. Monaco as President & CEO. Prior to his appointment as President & CEO, Mr. Ebel held the position of Chair of the Enbridge Board since 2017, providing (along with the Board) strategic oversight and leadership to the Company throughout its ongoing transformation. Prior to his role as Chair of the Board, Mr. Ebel served as Chairman, President & CEO of Spectra Energy Corp (“Spectra Energy”) from 2009 until February 27, 2017. To support Mr. Ebel through a seamless transition, Mr. Monaco will serve as an advisor to the President & CEO until June 30, 2023.

Executive summary

The HRC Committee works on behalf of shareholders to ensure our executive compensation programs are aligned with performance, designed to retain top talent and motivate Enbridge’s senior leaders to bring our vision, values and strategy to life. We are pleased to share our approach to executive compensation and highlight the key accomplishments we considered in determining the 2022 compensation awarded to our executive leadership team. Guided by our compensation philosophy and principles, the decisions on executive compensation reflect our ongoing focus to drive sustainable growth and create long-term value, ensuring we are first choice partners to our customers, communities, investors and employees.

[1]	Mr. Monaco served as President & CEO until December 31, 2022 and will serve as an advisor until June 30, 2023.
[2]	Mr. Yu served as Executive Vice President & CFO from January 1 to February 28, 2022 and Executive Vice President Corporate Development & CFO from March 1 to December 31, 2022.
[3]

Ms. Hansen served as Executive Vice President & President, Gas Distribution & Storage from January 1 to February 28, 2022 and Executive Vice President & President, Gas Transmission & Midstream from March 1 to December 31, 2022.

[4]

Mr. Yardley served as Executive Vice President & President, Gas Transmission & Midstream from January 1 to February 28, 2022 and served as an advisor from March 1, 2022 until his retirement date of May 31, 2022.

70	Enbridge Inc. 2023 Management Information Circular

Executive Compensation

Advancing strategic priorities

Enbridge’s 2022 Strategic Plan focused on maximizing asset returns and executing on our secured capital program to drive near-term growth. Disciplined investment of our $5-6 billion of investment capacity through our well-established capital allocation framework supports medium to long-term growth and maximizes shareholder value, while maintaining balance sheet strength and flexibility. This is achieved through investments in both conventional and lower-carbon opportunities that are aligned with our low-risk business model as well as opportunistic deployments of capital to alternative opportunities, including tuck-in M&A and activities that drive shareholder value.

Additionally, we have advanced our objectives to lower emissions intensity and to increase workforce diversity across the Company and on our Board. Safe and reliable operation of our assets and people remains the foundation of everything we do, and 2022 was a strong year on that front.

We delivered strong financial results in 2022 and advanced on each of our strategic priorities set out in our 2022 Strategic Plan, in turn driving meaningful value to our shareholders and other stakeholders.

2022 achievements:

•  Achieved leading safety performance across the business

•  Realized strong operating performance across all businesses

•  Achieved excellent financial results, above midpoint of guidance range

•  Announced 28th annual dividend increase

•  Generated 14% total shareholder return (“TSR”)

•  Maintained balance sheet strength and flexibility

•  Placed $4 billion of growth capital into service

•  Secured $8 billion of new organic growth

•  Closed preferred investment in Woodfibre LNG

•  Executed U.S. Gulf Coast crude oil strategy through increased interests in Gray Oak and Cactus II pipelines

•  Executed partnership with Athabasca Indigenous Investments (“Aii”)

•  Enhanced renewable growth platform through acquisition of Tri Global Energy (“TGE”)

•  Advanced low-carbon opportunities across the Company

•  Executed against ESG objectives

DCF/share growth1,2

[1]	DCF and DCF per share are non-GAAP measures; these measures are defined and reconciled in the Non-GAAP and other financial measures section of Appendix D.
[2]	8% increase shown as compound growth annual rate.

Compensation highlights

In considering executive compensation outcomes for the year, the HRC Committee assessed performance against financial, strategic and operational objectives in areas including safety, growth and ESG that were approved by the Board at the beginning of the year and judged in the context of our compensation philosophy. Furthermore, the HRC Committee and Board reviewed key performance indicators relative to our performance peer group, including TSR, dividend per share growth and earnings per share growth. There were no discretionary adjustments made by the HRC Committee to our 2022 incentive compensation. The HRC Committee reviewed and approved 2022 incentive payouts as shown in the accompanying graphic for our executives that are appropriate and consistent with our pay-for-performance philosophy and shareholder value.

2022 Short-term incentive payout

2020 Performance stock unit payout

Enbridge Inc. 2023 Management Information Circular	71

Compensation philosophy

Enbridge’s approach to executive compensation is governed by the HRC Committee and approved by the Board. A rigorous pay-for-performance philosophy is embedded in our short-, medium-, and long-term compensation programs and designed with the interests of Enbridge shareholders and other stakeholders, through five main objectives:

Align to Enbridge’s business strategy

•  Our compensation programs are designed to motivate management to deliver exceptional value by focusing on safe, reliable operations while maintaining financial strength and flexibility and executing on growth opportunities consistent with our low-risk business model.

•  Compensation program payouts are designed to align with achievement of our strategic priorities and outcomes.

Align to Enbridge’s values

•  Enbridge is committed to delivering steady, visible and predictable results, and to operating our assets in an ethical and responsible manner.

•  Core to our strategy is our industry-leading approach to ESG performance. Our compensation programs reward behaviours and outcomes aligned to our values, which are closely aligned to ESG goals.

•  We assess performance and compliance against our ESG metrics including, but not limited to, reduction of GHG emissions intensity, increase in diverse employee representation, and diversity and inclusion training.

Attract and retain a highly effective

executive team

•  Incenting and engaging a high performing executive team is essential for achieving our strategic goals and building a sustainable future for Enbridge.

•  Total direct compensation is targeted at the median of a single compensation benchmarking peer group of U.S. and Canadian companies to reflect Enbridge’s identity as a North American leader.

•  Compensation programs reward employees for high performance and their potential for future contributions.

Incent and reward for performance

•  Performance is the cornerstone of Enbridge’s executive compensation strategy. Our pay-for-performance approach rewards employees for their contributions to the individual, business unit and enterprise results against objectives that support the achievement of our strategic priorities.

•  A significant portion of the target compensation mix for the President & CEO and the other NEOs is “at risk”. Incentives are “at risk” because payout is not guaranteed, and their value is determined based on each metric’s guidance range and specific performance criteria.

•  When assessing performance, the HRC Committee considers performance results in context of other qualitative factors not captured in the formal metrics, including key performance indicators relative to peers, such as TSR, dividend per share growth, DCF per share growth and others, in addition to qualitative aspects of management’s responsibilities.

Enhance long-term shareholder value

•  Our compensation programs focus management on delivering strategic priorities over the long-term.

•  Mid- and long-term incentives payout over time, encouraging a longer-term view of how we create value for our shareholders.

•  A significant portion of the 2022 target compensation mix for the President & CEO (73%) and NEOs (68%) was linked to mid- and long-term incentive programs.

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Executive Compensation

Compensation policies and practices

Our compensation policies and practices are designed to encourage appropriate behaviours and promote strategic risk management, and are aligned to the interests of our shareholders. The following table outlines Enbridge’s compensation polices and practices that maintain disciplined governance.

What we do

• Use a pay-for-performance philosophy whereby the majority of compensation provided to executives is “at risk”

• Use a blend of short-, medium- and long-term incentive awards that are linked to business plans for the respective timeframe

• Incorporate risk management principles into all decision-making processes to help ensure compensation programs do not encourage inappropriate or excessive risk-taking by executives

• Regularly review executive compensation programs through independent third-party experts and advisors to support regulatory compliance and ongoing alignment with shareholders

• Use both preventative and incident-based safety, environmental and operational metrics that are directly linked to short-term incentive awards with a maximum payout of 2x target

• Have meaningful share ownership requirements that align the interests of executives with those of Enbridge shareholders

•   Benchmark executive compensation programs against a group of similar companies (by organization size, industry and geography) in North America, to confirm that executives are compensated at competitive levels

• Have an Incentive Compensation Clawback Policy

• Use double-trigger change-in-control provisions within all incentive plan agreements

• Hold an annual advisory shareholder vote on our approach to executive compensation, commonly known as “say on pay”

•   Integrate performance against our ESG goals (including safety, GHG emissions intensity reduction and increased diversity and inclusion within Enbridge’s workforce) into the short-term incentive program

• Regularly perform quantitative modelling, and stress test performance and potential compensation scenarios to assess reasonability of executive awards also as compared to our compensation peer group

• Regularly engage with shareholders on our executive compensation program philosophy

What we don’t do

• Count performance stock units or unexercised stock options toward share ownership requirements

• Grant stock options with exercise prices below 100% fair market value or re-price out-of-the-money options

• Use employment agreements with single-trigger voluntary termination rights in favor of executives

• Permit hedging of Enbridge securities by directors, officers, or other employees

• Grant loans to directors or senior executives

• Provide stock options to non-employee directors

• Guarantee bonuses

• Apply tax gross-ups to awards

Enbridge Inc. 2023 Management Information Circular	73

Compensation governance

Enbridge’s compensation governance structure consists of the Board and the HRC Committee, with HR Consultant Mercer (Canada) Limited (“Mercer”), and others from time to time, providing independent advisory support to the HRC Committee. The HRC Committee reviews the governance structure annually against best practices and regulatory guidance.

Board and HRC Committee

The Board is responsible for the oversight of the compensation principles and programs at Enbridge. The HRC Committee approves major compensation programs and payouts, including reviewing and recommending to the Board the compensation for the President & CEO and appropriate pay relative to peers and performance. The HRC Committee also approves the compensation for the other NEOs.

The HRC Committee assists the Board in carrying out its responsibilities with respect to compensation matters by providing oversight and direction on human resources strategy, policies and programs for the NEOs, other executives and the broader employee base, including compensation, equity incentive plans, pension and benefits as well as talent management, succession planning, workforce recruitment, retention, diversity, equity and inclusion, and employee well-being. The HRC Committee provides oversight regarding the management of broader people-related risk and, in addition, specifically reviews the compensation programs from a risk perspective.

All members of the HRC Committee are independent under the independence standards discussed in this Management Information Circular on page 46. The members of the HRC Committee are Steven W. Williams (Chair), Mayank (Mike) M. Ashar, Susan M. Cunningham and S. Jane Rowe.

The members of the HRC Committee have experience as members of the compensation committees of other public companies. In addition, the members of the HRC Committee have experience in top leadership roles, strong knowledge of the energy industry, experience as directors of other public companies, and a mix of other relevant skills and experience. This background provides the HRC Committee members with the collective experience, knowledge and skills to effectively carry out their responsibilities. For information on each HRC Committee member’s experience and current service on other public company boards and committees, see the director profiles, beginning on page 18. For information on each HRC Committee member’s skills and experience, see the skills and experience matrix on page 32. For information on each HRC Committee member’s participation on other Enbridge Board committees, see page 30.

Independent advice

The HRC Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultants, outside legal counsel or other advisors it retains (each, an “Advisor”). The HRC Committee may select or receive advice from an Advisor only after taking into consideration all factors relevant to the Advisor’s independence from management including:

•	the provision of other services to Enbridge by the Advisor;

•	the amount of fees received from Enbridge by the Advisor as a percentage of the Advisor’s total revenue;

•	the policies and procedures of the Advisor that are designed to prevent conflicts of interest;

•	any shares owned by the Advisor; and

•	any business or personal relationship of the Advisor with a member of the HRC Committee or with an executive officer at Enbridge.

Although the HRC Committee is required to consider these factors, it is free to select or receive advice from an Advisor that is not independent.

Since 2002, Mercer, an independent Advisor, has provided guidance to the HRC Committee on compensation matters to ensure Enbridge’s programs are appropriate, market competitive and continue to meet intended goals. Advisory services provided by Mercer include reviewing:

•	the competitiveness and appropriateness of executive compensation programs;

•	annual total direct compensation for the President & CEO and the executive leadership team;

•	executive compensation governance; and

•	the HRC Committee’s mandate and related Board committee processes.

While the HRC Committee considers the information and recommendations Mercer provides, it has full responsibility for its own decisions, which may reflect other factors and considerations.

Each year, the HRC Committee Chair reviews and approves the terms of engagement with Mercer. The terms specify the work to be done in the year, Mercer’s responsibilities and its fees. Management can also retain Mercer on compensation matters from time to time or for prescribed compensation services. The HRC Committee Chair must, however, approve all services that are not standard in nature, considering whether or not the work would compromise Mercer’s independence.

74	Enbridge Inc. 2023 Management Information Circular

Executive Compensation

Management and the HRC Committee engaged Mercer in 2022 to provide analysis and advice on various compensation matters. The following table provides a breakdown of services provided by and fees paid to Mercer and its affiliates (a portion of which relate to risk brokerage service fees paid to Marsh Inc., a Mercer affiliate) by Enbridge and its affiliates in 2022 and 2021:

Nature of work	Approximate fees in 2022 ($)	Approximate fees in 2021 ($)

Executive compensation related fees[1]	382,389	360,744

All other fees[2]	6,938,373	6,772,312

Total	7,320,762	7,133,056

[1]	Includes all fees related to executive compensation associated with the President & CEO and the executive leadership team.
[2]

Includes fees paid for other matters that apply to Enbridge as a whole, such as pension actuarial valuations, renewal and pricing of benefit plans, evaluation of geographic market differences and regulatory proceedings support. Also includes risk brokerage service fees paid to Marsh, Oliver Wyman and Guy Carpenter for services provided to our operating affiliates subject to timing and currency exchange differences.

Compensation risk management

The HRC Committee oversees Enbridge’s compensation programs from the perspective of whether the programs encourage individuals to take inappropriate or excessive risks that are reasonably likely to have a material adverse impact on Enbridge.

Compensation risk mitigation practices

Enbridge uses the following compensation practices to mitigate risk:

•	a pay-for-performance philosophy that is embedded in the compensation design;

•	a mix of pay programs benchmarked against a relevant peer group in terms of both relative proportion and prevalence;

•	a rigorous approach to goal setting and a process of establishing targets with multiple levels of performance, which mitigate excessive risk-taking that could harm Enbridge’s value or reward poor judgment of executives;

•	compensation programs that include a combination of short-, medium- and long-term elements that provide executives with an incentive to consider both the immediate and long-term implications of their decisions;

•	program provisions where executives are compensated for their short-term performance using a combination of safety and operational reliability, financial performance, diversity and inclusion initiatives, reducing GHG emissions intensity, and growth metrics that support a balanced perspective and are a mix of both leading (proactive/preventative) and lagging (incident-based) indicators;

•	performance thresholds that include both minimum and maximum payouts;

•	stock award programs that vest over multiple years and are aligned with overall corporate performance that drives superior value to Enbridge shareholders;

•	share ownership guidelines that require executives to have a meaningful equity stake in Enbridge to align their interests with those of Enbridge shareholders;
•	Insider Trading and Reporting Guidelines that include prohibition on hedging provisions to prevent activities that would weaken the intended pay-for-performance link and alignment with Enbridge shareholders’ interests; and

•	an incentive compensation clawback policy that allows Enbridge to recoup overpayments made to executives in the event of fraud or willful misconduct.

The HRC Committee has considered the concept of risk as it relates to the Company’s compensation programs and has concluded that the programs do not encourage excessive or inappropriate risk-taking and are aligned with the long-term interests of shareholders.

Prohibition on hedging

Enbridge’s Insider Trading and Reporting Guidelines, among other things, prohibit directors, officers, employees and contractors (of Enbridge and its subsidiaries) from purchasing financial instruments that are designed to hedge or offset a decrease in the market value of equity securities granted as compensation or held, directly or indirectly, by such directors, officers, employees and contactors (including the NEOs), as such positions weaken the link between the intended alignment of director and employee interests with shareholder interests. The following activities are specifically prohibited:

•	speculating in securities of Enbridge and its reporting issuer subsidiaries;

•	“short-selling” securities of Enbridge and its reporting issuer subsidiaries (i.e. selling securities that the individual does not own);

•	purchasing or selling call or put options or other derivatives relating to securities of Enbridge and its reporting issuer subsidiaries; and

•	entering into any other financial transaction that is designed to hedge or offset any decrease in the market value of the securities of Enbridge and its reporting issuer subsidiaries.

Enbridge Inc. 2023 Management Information Circular	75

Clawback policy

The Incentive Compensation Clawback Policy allows Enbridge to recover, from current and former members of senior management, certain incentive compensation amounts awarded or paid to individuals if the individuals engaged in misconduct (defined to include fraud or willful misconduct) that led to inaccurate financial results reporting, regardless of whether the misconduct resulted in a restatement of all or a part of Enbridge’s financial statements.

Annual decision-making process

Compensation decisions are guided by our compensation philosophy and principles as described on page 72. The following illustration provides an overview of our annual process for determining and assessing compensation for the President & CEO and NEOs.

Compensation elements

Enbridge’s compensation program is comprised of elements that balance the use of short-, medium- and long-term vehicles, designed to deliver value to Enbridge shareholders not only in the near-term, but also through continued performance over the long-term. Total direct compensation includes base salary and performance-based incentive awards. The percentage of total target compensation considered at risk for the President & CEO was 89% and an average of 83% for the other NEOs in 2022, and directly aligns pay for our senior leaders to performance outcomes, consistent with the interests of Enbridge shareholders.

76	Enbridge Inc. 2023 Management Information Circular

Executive Compensation

The following table describes the primary compensation program components for our NEOs, together with key features, objectives and the time horizon for vesting and/or realized value.

Timeframe	Short-term		Medium-term		Long-term

Variability	Fixed	At-risk

Compensation element	Base salary	Short-term incentive plan (“STIP”)	Performance Stock Units (“PSUs”)	Restricted Stock Units (“RSUs”)	Incentive Stock Options (“ISOs”)

Reference for more information	• Page 80	• Page 80	• Page 85	• Page 87	• Page 88

Key features	• Reviewed annually, with consideration of scope and role responsibilities, competency, and market conditions • Increases based on performance and market data	• Annual incentive reward based on performance against company, business unit, and individual targets	• Granted annually • Three-year term • Payout subject to performance hurdles and results achieved against predetermined criteria	• Granted annually • Three-year cliff vest • Share-settled	• Vest over four years and have a 10-year term • Realized value based on share price difference at grant date and at time of exercise

Objectives	• Fixed cash compensation for performing day-to-day responsibilities of the role	• Motivate delivery of results tied to executing the business strategy • Reward achievement for performance year	• Align with the interests of shareholders • Motivate strong performance relative to external peers and stock price appreciation	• Align with the interests of shareholders • Motivate longer-term value generation and stock price appreciation	• Align with the interests of shareholders • Motivate longer-term value generation and stock price appreciation

Benchmarking to peers

Total direct compensation for the NEOs is managed within a framework that involves input from and consideration by the President & CEO and the HRC Committee, with Mercer providing independent advisory support. The competitiveness of this framework is based on market data extracted from third-party compensation surveys and publicly disclosed executive compensation information for comparable benchmark roles at peer companies.

Enbridge targets overall total direct compensation at the median of our peer group (including the President & CEO position), considering the skills, competencies and experience of each senior executive.

Enbridge Inc. 2023 Management Information Circular	77

Peer group determination

Enbridge uses a single North American peer group for executive compensation benchmarking. The following summarizes the key considerations and selection criteria for the compensation peer group of companies:

Industry

•  Typically defined as low-risk regulated operations in the North American energy sector.

•  The peer group is limited to those in the energy and infrastructure space, rather than extending to other capital-intensive sectors, and are subject to the same external industry pressures and macroeconomic factors as Enbridge.

•  Aligns Enbridge to pay competitively against “best-in-class” companies whose executives are often the most knowledgeable about Enbridge’s core businesses.

Size/complexity

•  Broadly defined to consider multiple dimensions, including financial (e.g., market capitalization, cash flow, capital employed) and nonfinancial measures (e.g., breadth of operations).

Geography

•  A North American peer group is used because the President & CEO’s and other NEOs’ responsibilities are primarily North American in scope and is generally where we compete for top talent. The majority of our business assets and operations are within the U.S. and Canada, and our shareholders include both U.S. and international institutions.

•  The U.S. market offers more comparable peers in terms of an industry and/or size/complexity perspective; accordingly, our peer group is more weighted heavily towards the U.S.

•  Most Canadian companies are not sufficiently comparable to Enbridge in terms of industry and/or size/complexity, and therefore only appropriate Canadian peers are included in the peer group.

Enbridge’s compensation peer group is reviewed annually by the HRC Committee. The peer group used for determining compensation in 2022 was unchanged from 2021.

2022 compensation peer group

Canadian National Railway Company[1]	NextEra Energy Inc.

Canadian Natural Resources Limited[1]	Occidental Petroleum Corporation

Chevron Corporation	Phillips 66

Conoco Phillips	Schlumberger Limited

Dominion Energy Inc.	Suncor Energy Inc.[1]

Duke Energy Corporation	The Southern Company

Energy Transfer LP	The Williams Companies Inc.

Enterprise Products Partners L.P.	TC Energy Corporation[1]

Halliburton Company	Union Pacific Corporation

Kinder Morgan Inc.

[1]	Canadian company

Peer group comparison

Our peer group contains companies that are generally similar in size to Enbridge, primarily in terms of enterprise value, and secondarily market capitalization and assets. Size constraints were relaxed in certain instances to include companies similar to Enbridge in terms of operational profile. The following graphic summarizes how Enbridge ranks on size-based selection criteria relative to the 2022 compensation peer group.

[1]	U.S. company information has been converted to Canadian dollars at variable rates throughout the year.
[2]	Revenue, EBIT, total assets are as of December 31, 2021. Market value and enterprise value are as of December 31, 2022.

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Executive Compensation

2022 business performance

Priorities		Actions

1.	Ensure safe and reliable operations and cost-efficient transportation solutions for customers

•  Achieved leading performance on employee, contractor and operational safety

•  Executed integrity and maintenance capital programs efficiently and effectively across each business

•  Advanced Gas Transmission modernization program, reducing emissions and enhancing reliability

2.	Execute secured growth capital program and maximize asset returns

•  Placed $4 billion of secured growth capital into service, generating cash flow at an attractive return on invested capital

•  Placed into service our first offshore wind farm in France, the 480 MW Saint-Nazaire project

•  Advanced construction of three additional French offshore wind projects

•  Placed into service the Phase VI expansion of Gulfstream providing additional capacity to serve the Florida market

•  Advanced multi-year modernization program of Gas Transmission system

•  Completed construction of the 230-kilovolt East-West Tie Transmission Project operating in northern Ontario

•  Completed 2022 Gas Utility capital program and added over 45,000 new customers

•  Reached successful customer rate settlement on Texas Eastern Transmission

•  Filed a rate rebasing application for 2024-2028 for Enbridge Gas Inc.

•  Increased economic interest in the Gray Oak Pipeline while reducing economic interest in DCP Midstream through joint venture transaction with Phillips 66

3.	Deliver financial results and maintain balance sheet strength

•  Achieved adjusted EBITDA of $15.5 billion[1], at the top of the guidance range, and an increase over 2021 of 11%

•  Achieved DCF per share of $5.42[1], above the midpoint of the guidance range, and an increase over 2021 of 9%

•  Increased the 2023 quarterly dividend by 3.2% to $0.8875 ($3.55 annualized) per share reflecting the 28th consecutive annual increase

•  Rated BBB+ (or equivalent) by all four of our credit rating agencies

•  Executed robust enterprise-wide financial risk management program to manage foreign exchange and interest rate movements

•  Sold minority interest in certain Regional Oil Sands assets to Aii, recycling capital at an attractive valuation

4.	Grow core business through disciplined investment of $5-6 billion of investment capacity

•  Secured $8 billion of new organic growth, including an expansion of both the T-South (Aspen Point) and T-North (Sunrise Expansion Project) segments of our B.C. Pipeline System, and a 30% investment in Woodfibre LNG

•  Increased ownership interest in Cactus II Pipeline by 10%

•  Acquired TGE, a leading U.S. renewable power project developer

5.	Execute on ESG goals

•  Issued 21st annual Sustainability Report

•  Published our inaugural Indigenous Reconciliation Action Plan

•  Issued $900 million Sustainability-Linked Bond in Canadian debt market

•  Increased representation of diverse employees within our workforce

•  100% employees and contractors completed Indigenous awareness training

[1]	Adjusted EBITDA and DCF per share are non-GAAP measures; these measures are defined and reconciled in the Non-GAAP and other financial measures section of Appendix D.

Enbridge Inc. 2023 Management Information Circular	79

2022 compensation decisions

Market review

In 2022, the HRC Committee engaged Mercer to gather and assess current market compensation data for the NEOs to validate that our programs are appropriate and market competitive. It was concluded that NEO total direct compensation continues to lag the compensation peer group median year over year. The pay gap to market is attributed to lagging base salary levels, and the increase in total direct market data for most positions as energy industry rebounded strongly last year.

Base salary

Base salary is the principal fixed source of cash compensation provided to the President & CEO and other NEOs. Base salary reflects each executive’s level of responsibility, capabilities and experience in the context of their role and the market. Base salaries are reviewed annually and increases may be provided when an executive assumes increased responsibilities or significantly deepens their knowledge and expertise, or when there is a material change in the compensation levels of comparable roles in the compensation peer group. When an executive is new to their role, we generally take a multi-year approach to transitioning their target compensation to the appropriate positioning relative to market comparators.

In 2022, Messrs. Yu and Gruending each received modest base salary increase to better align their positioning relative to the competitive market, as part of a phased-in approach since 2019. Ms. Hansen received a base salary increase upon her promotion to Executive Vice President, Gas Transmission & Midstream to recognize the significant increase in scope and responsibilities, and consideration for external market and internal equity. Messrs. Monaco, Yardley and Rooney received increases in line with the Board approved merit budget.

	Base salary at December 31,

Executive	2021[1] ($)	2022[1] ($)	Change in 2022

Al Monaco	1,712,000	1,763,360	3.0%

Vern D. Yu	707,100	763,700	8.0%

Cynthia L. Hansen[2]	543,400	762,594	40.3%

Colin K. Gruending	679,300	733,644	8.0%

William T. Yardley[3]	794,544	818,380	3.0%

Robert R. Rooney	597,800	615,734	3.0%

[1]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3550 in 2022.
[2]

Ms. Hansen’s salary was paid in Canadian dollars from January 1, 2022 to March 5, 2022, and in U.S. dollars from March 6, 2022 to December 31, 2022. Ms. Hansen was promoted to Executive Vice President, Gas Transmission & Midstream on March 1, 2022 and on March 6, 2022, Ms. Hansen received a 29% base salary increase to recognize her promotion. Subsequent conversion from Canadian to U.S. dollars reflected a total of 40.3% change in base salary.

[3]	Mr. Yardley retired effective May 31, 2022.

Short-term incentive

Designed to motivate and deliver annual corporate, business unit and individual performance

It is critically important to ensure all Enbridge executives are incentivized to achieve not only financial results but also operational results in areas such as safety, growth, and ESG performance. For this reason, our STIP awards are designed to reflect a comprehensive assessment of corporate, business unit and individual performance, as determined by our HRC Committee.

•	Corporate performance. The corporate component of the performance metrics is based on a single, objective company-wide performance metric that is designed to drive achievement of near-term business priorities and financial results for the organization.

•	Business unit performance. Business unit performance is assessed relative to a scorecard of metrics and targets established for each business and their senior management teams, that relate to the objectives of each business unit.

•

Individual performance. Individual performance objectives and results for the President & CEO are discussed with the Board and approved by the HRC Committee, and are established to align with financial, strategic and operational priorities related to contributions to the overall organization. Individual

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performance metrics for other NEOs are set in consultation with the President & CEO, to align with financial, strategic and operational priorities and to recognize and differentiate individual actions and contributions in final pay decisions.

Performance metrics and ranges for threshold, target and maximum incentive opportunities for the corporate component of the STIP award are determined by the HRC Committee at the beginning of the year. Each executive’s target award and payout range reflect the level of responsibility associated with their role, as well as competitive practice, and is established as a percentage of base salary.

Business unit weightings also reflect the significance of ESG metrics including, but not limited to, reduction of GHG emissions intensity, increase in diverse employee representation, and diversity and inclusion training.1 Progress towards Enbridge’s ESG goals, as a whole, is reflected in incentive compensation for the President & CEO, senior management and all employees.

[1]

Specific goals regarding diversity and inclusion are aspirational goals which we intend to achieve in a manner compliant with state, local, provincial and federal law, including, but not limited to, U.S. federal regulations, Equal Employment Opportunity Commission, Department of Labor and Office of Federal Contract Compliance Programs.

The HRC Committee retains discretion to change performance measures, scorecards and the award levels when it believes it is reasonable to do so, considering matters such as key performance indicators, performance relative to our compensation peer group, market conditions, and the business environment in which the performance was achieved. In addition, the HRC Committee retains discretion to approve adjustments to the calculated STIP award to reflect extraordinary events and other factors not contemplated in the original measures or targets. In 2022, no such adjustments were made to performance measures, scorecards or award levels.

STIP awards are earned between 0-200% of the target award based on achievement of the applicable corporate, business unit and individual performance metrics and giving effect to the applicable weighting of each metric.

Corporate performance

The corporate performance component is reviewed annually to select measures that align with our strategy and are appropriate for measuring annual performance. The same corporate component metrics and goals apply to each NEO. In February 2022, the HRC Committee approved management’s recommendation to continue to use DCF per share as the corporate performance metric. The HRC Committee retains discretion in assessing the strength of the corporate performance metrics and also retains discretion to determine the overall corporate performance payout.

For 2022, DCF per share targets were set using the external financial guidance range to determine threshold and target payments. For any payout to occur, Enbridge must achieve threshold performance. For a maximum payout to occur, Enbridge must achieve the top of the guidance range, which ensures there is appropriate stretch in the plan.

DCF per share is the approved corporate performance metric for 2022

The HRC Committee believes DCF per share:

•  is the most appropriate measure of financial performance for the enterprise

•  will enhance transparency of Enbridge’s cash flow growth and increase comparability of results relative to peers

•  will help ensure full value recognition for Enbridge’s superior assets and commercial and growth arrangements; and

•  provides a low-risk value proposition for shareholders.

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We delivered strong financial results in 2022 and advanced on each of our strategic priorities set out in our 2022 Strategic Plan, placing $4 billion of growth capital into service and securing $8 billion of new organic growth. In 2022, DCF per share achieved above target of the guidance range, determined to be $5.41 and resulted in a 2022 STIP performance multiplier of 1.40x, representing 100% of the corporate performance metric. No discretion was applied beyond standard normalizations.

2022 corporate STIP metric	DCF per share[1]	Performance multiplier[2]

Threshold (guidance minimum)	$5.20	0.5x

Target (guidance midpoint)	$5.35	1.0x

Maximum (guidance maximum)	$5.50	2.0x

Actual	$5.41	1.40x

[1]

DCF per share is a non-GAAP measure; this measure is defined and reconciled in the Non-GAAP and other financial measures section of Appendix D. For incentive compensation purposes, adjusted DCF per share also includes certain adjustments for events or circumstances not contemplated at the time the performance metrics were originally established - see the Non-GAAP and other financial measures section of Appendix D.

[2]	DCF per share between thresholds in this table result in a performance multiplier calculated on a linear basis.

Business unit performance

The HRC Committee approved the application of the following business unit scorecards in 2022 for each of the NEOs:

Executive	Business unit scorecard

Al Monaco[1]	Composite measure

Vern D. Yu	Central Functions

Cynthia L. Hansen[2]	Gas Distribution and Storage (18%) / Gas Transmission and Midstream (82%)

Colin K. Gruending	Liquids Pipelines

William T. Yardley	Gas Transmission and Midstream

Robert R. Rooney	Central Functions

[1]

As President & CEO, Mr. Monaco oversaw the overall organization, and his business unit metric was a composite measure, representing enterprise-wide safety and operational reliability, growth and ESG measures.

[2]

Ms. Hansen’s business unit scorecard percentages reflect Gas Distribution & Storage scorecard applicable from January 1 to March 5, 2022 and Gas Transmission & Midstream scorecard applicable from March 6 to December 31, 2022.

The HRC Committee approved the application of the following business unit metrics in 2022:

Key performance indicator	Metrics	Weight[1]

Ensure safe, reliable operations

•  Total Recordable Incident Frequency (“TRIF”)[2], Environmental Incident Frequency (“EIF”), Pipeline System Safety (“PSS”), Total Damages Per 1000 Locates, release volume, cybersecurity, transmission reliability and integrity compliance

30-40%

Maintain financial strength and flexibility	• Ability to maintain strong cost control and to ensure financial flexibility and assist in achieving financial guidance as outlined to investors and defined in the long-range plan • EBITDA	35-50%

Progress toward our ESG goals	• Reduction of GHG emissions intensity, increase in diverse employee representation, diversity and inclusion training	10%

Extend and execute growth	• EBITDA generated by growth capital, including organic growth projects and mergers and acquisitions[3]	10-20%

[1]	Weight varies by different business unit scorecard.
[2]	The Central Functions scorecard includes its own specific TRIF metric in addition to the weighted average of business unit safety outcomes.
[3]	The Central Functions scorecard includes the weighted average of business unit growth outcomes.

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Individual performance

In the first quarter of 2022, after discussion with the Board, the HRC Committee approved individual performance objectives for Mr. Monaco, taking into consideration the Company’s financial and strategic priorities. For other NEOs, Mr. Monaco established their individual objectives for 2022 at the start of the year, based on strategic and operational priorities related to each executive’s portfolio and other factors.

Short-term incentive award outcomes

Each NEO’s calculated STIP award, as well as the actual award, is as follows:

Executive	Corporate multiplier	x	Weight	+	Business unit multiplier	x	Weight	+	Individual multiplier	x	Weight	=	Overall multiplier

Al Monaco	1.40	x	60%	+	1.67	x	30%	+	2.50	x	10%	=	1.59

Vern D. Yu	1.40	x	60%	+	1.50	x	30%	+	2.10	x	10%	=	1.50

Cynthia L. Hansen[1]	1.40	x	40%	+	1.77	x	50%	+	2.00	x	10%	=	1.65

Colin K. Gruending	1.40	x	40%	+	1.40	x	50%	+	1.90	x	10%	=	1.45

William T. Yardley	1.40	x	40%	+	1.85	x	50%	+	1.75	x	10%	=	1.66

Robert R. Rooney	1.40	x	60%	+	1.50	x	30%	+	1.90	x	10%	=	1.48

[1]

Ms. Hansen’s business unit multiplier was prorated for Gas Distribution & Storage scorecard applicable from January 1 to March 5, 2022, and Gas Transmission & Midstream scorecard applicable from March 6 to December 31, 2022.

Short-term incentive award calculations

Executive	Base salary ($)[1]	x	STIP target (%)	x	Overall multiplier[2]	=	Actual award ($)[1]

Al Monaco	1,763,360	x	145%	x	1.59	=	4,067,983

Vern D. Yu	763,700	x	90%	x	1.50	=	1,030,995

Cynthia L. Hansen	762,594	x	90%	x	1.65	=	1,129,396

Colin K. Gruending	733,644	x	90%	x	1.45	=	957,405

William T. Yardley[3]	818,380	x	90%	x	1.66	=	505,813

Robert R. Rooney	615,734	x	80%	x	1.48	=	729,029

[1]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3550 in 2022.
[2]	Overall multipliers are displayed in two decimal places. See previous table for calculation of the overall multipliers.
[3]	Mr. Yardley’s STIP award has been prorated based on his retirement effective May 31, 2022.

Medium- and long-term incentives

Designed to align the interests of shareholders and motivate longer-term value generation and stock price appreciation

Enbridge’s medium- and long-term incentive for executives includes three primary vehicles: PSUs, RSUs and ISOs. The long-term incentive plan (“LTIP”) target mix is PSUs (60%), RSUs (20%), ISOs (20%).

Weighting the majority of the LTIP target mix with PSUs aligns to our compensation philosophy and motivates NEOs to focus on performance conditions including Enbridge’s three-year financial outlook and TSR relative to our performance peer group. Payout is not guaranteed, and their value is determined based on each metric’s guidance range and specific performance criteria.

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Enbridge’s medium- and long-term incentives are forward-looking compensation vehicles, and as such, grants are considered part of the compensation for the year of grant and onward instead of in recognition of prior performance or previously granted awards.

The various awards that apply to executives have different terms, vesting conditions and performance criteria, mitigating the risk that executives produce only short-term results. This approach also benefits shareholders and helps maximize the ongoing retentive value of the medium- and long-term incentives granted to executives.

Medium- and long-term incentive awards were granted in 2022 under the Enbridge Inc. 2019 Long Term Incentive Plan (“2019 LTIP”). In 2022, there were no changes to the medium- and long-term incentive programs.

Medium- and long-term incentive grants are determined as follows:

The table below outlines the medium- and long-term incentive plans used in 2022:

	PSU	RSU	ISO

Term	Three years	Three years	10 years

Description	Phantom share/units with performance conditions that affect the payout	Phantom share/units	Options to acquire Enbridge shares For U.S. participants, awards are granted in non-qualified options that do not meet the requirements of Section 422 of the U.S. Internal Revenue Code

Frequency	Granted annually	Granted annually	Granted annually

Performance conditions	50% DCF per share growth relative to a target set at the beginning of the term	n/a	n/a
50% TSR performance relative to performance peer group

Vesting	Units cliff vest at the end of the term including dividend equivalents as additional units	Units cliff vest at the end of the term including dividend equivalents as additional units	Options vest 25% per year over four years, starting on the first anniversary of the grant date

Payout	Paid out in cash based on market value of an Enbridge share at maturity, subject to adjustment from 0-200% based on achievement of the performance conditions above	Settled in shares at the end of the term	Participant acquires Enbridge shares at the exercise price defined as fair market value at the time of grant

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Medium- and long-term incentive targets (as a % of base salary)

The table below shows the target medium- and long-term incentive awards for each NEO in 2022, as well as the amount each plan contributes to that total, in each case as a percentage of base salary.

Executive	Total 2022 target medium-and long- term incentives	Annual grant
		PSUs	RSUs	ISOs

Al Monaco	650%	390%	130%	130%

Vern D. Yu	400%	240%	80%	80%

Cynthia L. Hansen[1]	369%	221%	74%	74%

Colin K. Gruending	400%	240%	80%	80%

William T. Yardley	400%	240%	80%	80%

Robert R. Rooney	350%	210%	70%	70%

[1]

Ms. Hansen’s 2022 medium- and long-term incentive awards are calculated based on the U.S. salary in her new role and converted to a grant in Canadian dollars using the published WM/Reuters 4 pm London 2021 year-end exchange rate of US$1 = C$1.2470. To display the grant shown as a percentage of base salary, U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London 2022 year-end exchange rate of US$1 = C$1.3550.

Performance stock units

PSUs are granted annually, in the first quarter of the year, and vest at the end of the third year. The achievement of pre-established and specific performance measures are certified on the maturity date; the executives’ potential payout at the end of the performance period can range from 0% to 200% of the target award depending on the level of achievement of the performance measures. The final Enbridge share price for payout is the volume weighted average trading price of Enbridge shares on the TSX or NYSE for the 20 trading days immediately preceding the maturity date, on which performance is certified. These award payouts are made in cash.

2022 performance stock unit grant

The following two performance measures, each weighted at 50%, were used:

DCF per share growth

Represents a commitment to Enbridge shareholders to achieve DCF growth that demonstrates Enbridge’s ability to deliver on its growth plan and continued dividend increases. Measurement against Enbridge’s long-range plan, as well as against industry growth rates, differentiates this metric compared to its use in the STIP, which is based on the one-year external guidance range. The different measurement periods are designed to avoid excessive overlap between Enbridge’s compensation programs. Furthermore, DCF per share growth is only one of two equally weighted metrics used within the PSU plan.

Relative TSR

Compares Enbridge against its performance peer group. For this measure, Enbridge compares itself against the performance peer group of companies, chosen because they are all capital market competitors, operating in comparable geographies and industry sector.

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The mechanics of the 2022 PSU grant are illustrated below:

At maturity of PSU awards, we compare our TSR to a performance peer group approved by the Board to determine the TSR performance multiplier, as illustrated above. The performance peer group is comprised of Canadian and U.S. organizations with a similar business and/or geographic mix to Enbridge and reflects the market’s perception of our overall performance relative to our peers over the three-year award term. The performance peer group for the 2022 PSU grant is outlined below:

Performance peer group: relative TSR

Canadian Utilities Limited	NextEra Energy Inc.

CenterPoint Energy, Inc.	NiSource Inc.

Dominion Energy Inc.	ONEOK, Inc.

DTE Energy Company	Pembina Pipeline Corporation

Duke Energy Corporation	PG&E Corporation

Energy Transfer LP	Plains All American Pipeline, L.P.

Enterprise Products Partners L.P.	Sempra Energy

Fortis Inc.	The Southern Company

Kinder Morgan, Inc.	TC Energy Corporation

Magellan Midstream Partners, L.P.	The Williams Companies, Inc.

The following PSU grants were made to the NEOs in 2022:

Executive	Number of PSUs granted (#)	Grant value (as % of base salary)

Al Monaco	126,910	390%

Vern D. Yu	32,260	240%

Cynthia L. Hansen[1]	32,020	221%

Colin K. Gruending	30,990	240%

William T. Yardley	34,080	240%

Robert R. Rooney	23,860	210%

[1]

Ms. Hansen’s 2022 medium-term incentive awards are calculated based on the U.S. salary in her new role and converted to a grant in Canadian dollars using the published WM/Reuters 4 pm London 2021 year-end exchange rate of US$1 = C$1.2470. To display the grant shown as a percentage of base salary, U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London 2022 year-end exchange rate of US$1 = C$1.3550.

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Restricted stock units

RSUs are granted annually, in the first quarter of the year, and vest after three years. These awards are settled in Enbridge shares at the end of the term. The final settlement price is the volume weighted average trading price of Enbridge shares on the TSX or NYSE for the last 20 trading days before the end of the term.

2022 restricted stock unit grant

The following RSU grants were made to the NEOs in 2022:

Executive	Number of RSUs granted (#)	Grant value (as % of base salary)

Al Monaco	42,300	130%

Vern D. Yu	10,750	80%

Cynthia L. Hansen[1]	10,670	74%

Colin K. Gruending	10,330	80%

William T. Yardley	11,360	80%

Robert R. Rooney	7,950	70%

[1]

Ms. Hansen’s 2022 medium-term incentive awards are calculated based on the U.S. salary in her new role and converted to a grant in Canadian dollars using the published WM/Reuters 4 pm London 2021 year-end exchange rate of US$1 = C$1.2470. To display the Canadian grant shown as a percentage of base salary, U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London 2022 year-end exchange rate of US$1 = C$1.3550.

Retention awards

We take an integrated approach to talent management and succession planning using a comprehensive framework aligned to our business strategies, which is overseen by the HRC Committee and the Board. We focus on the identification, assessment and development of executives and high-potential talent to build future-ready leaders and strengthen overall succession, ensuring we retain top talent and maintain a diverse pipeline of leaders to drive both short-and longer-term performance.

Our philosophy of development and retention of critical executive talent supports and strengthens our culture, and builds versatility, while providing multiple succession options. We complement this practice with selective senior level external hiring to bring in critical skills and capabilities, close succession gaps and foster diverse thinking.

In 2022, the Board oversaw the transition of the CEO role from our former President & CEO, Al Monaco, to our current President & CEO, Gregory L. Ebel. To assist in assuring continuity and execution of our business plan, and to retain senior executive talent in a highly competitive market, the Board considered one-time retention awards for key executives. In making their decision, several factors were considered in determining the retention award amounts including each executive’s expected future direct impact to long-term business strategy, continuing succession potential, compensation relative to the competitive labour market we operate in, and eligibility to retire. The retention awards are in the form of share-settled RSUs, which cliff vest on the second anniversary of the grant date, contingent on the executive’s ongoing employment. These awards are not part of their regular annual compensation.

Executive	Grant value

Vern D. Yu	$4.0 million

Cynthia L. Hansen[1]	$3.0 million

Colin K. Gruending	$3.0 million

[1]	Ms. Hansen’s retention award was granted in U.S. currency.

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Incentive stock options

ISOs provide executives an opportunity to buy Enbridge shares at some point in the future at the exercise price defined at the time of grant. Both Canadian and U.S. members of Enbridge’s senior management, including all NEOs, are eligible to receive ISOs.

ISOs are typically granted in February or March each year. ISOs vest in equal instalments over a four-year period. The maximum term of an ISO is 10 years, but the term can be reduced if the executive leaves Enbridge as described in the “Termination provisions of equity compensation plans” section. The exercise price of an ISO is the closing price of an Enbridge share on the listed exchange the last trading day before the grant date. The grant date will be no earlier than the third trading day after a trading blackout period ends. ISOs are never backdated or re-priced. ISOs may be granted to executives when they join Enbridge, typically effective on the executive’s date of hire. If the hire date falls within a blackout period, the grant is delayed until after the end of the blackout period.

2022 incentive stock option grant

The following ISO grants were made to the NEOs in 2022:

Executive	Number of ISOs granted (#)	Grant value (as % of base salary)

Al Monaco	468,550	130%

Vern D. Yu	119,090	80%

Cynthia L. Hansen[1]	118,200	74%

Colin K. Gruending	114,410	80%

William T. Yardley	100,880	80%

Robert R. Rooney	88,100	70%

[1]

Ms. Hansen’s 2022 long-term incentive awards are calculated based on the U.S. salary in her new role and converted to a grant in Canadian dollars using the published WM/Reuters 4 pm London 2021 year-end exchange rate of US$1 = C$1.2470. To display the grant shown as a percentage of base salary, U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London 2022 year-end exchange rate of US$1 = C$1.3550.

Awards vesting in 2022

2020 performance stock unit payout

The PSUs granted in February 2020 vested on December 31, 2022. The performance multiplier of 2.00x was calculated based on the following metrics:

	Multiplier[1]	DCF per share compound growth[2]	TSR

Threshold	0.00x	3.0%	at or below 25th percentile

Target	1.00x	4.6%	at median

Maximum	2.00x	6.1%	at or above 75th percentile

Actual	2.00x	6.6% (2.00x)	78th percentile (2.00x)

[1]	Performance between the thresholds in this table results in a performance multiplier calculated on a linear basis.
[2]

Adjusted DCF per share is based on operating cash flows and is a non-GAAP measure, which is defined and reconciled in the Non-GAAP and other financial measures section of Appendix D. For incentive compensation purposes, adjusted DCF per share also includes certain adjustments for events or circumstances not contemplated at the time the performance metrics were originally established – see the Non-GAAP and other financial measures section of Appendix D.

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The performance peer group for the 2020 PSU payout was as follows:

Performance peer group: relative TSR

Canadian Utilities Limited	NiSource Inc.

Dominion Energy Inc.	ONEOK, Inc.

DTE Energy Company	Pembina Pipeline Corporation

Energy Transfer LP	PG&E Corporation

Enterprise Products Partners L.P.	Plains All American Pipeline, L.P.

Fortis Inc.	Sempra Energy

Kinder Morgan, Inc.	TC Energy Corporation

Magellan Midstream Partners, L.P.	The Williams Companies, Inc.

This resulted in the following cash payouts for the NEOs in early 2023:

Executive	PSUs granted (#)	+	Notionally reinvested dividends (#)	=	Total PSUs (#)	x	Performance multiplier	x	Final share price[1,2] ($)	=	Payout[2] ($)

Al Monaco	124,500	+	26,277	=	150,777	x	2.00x	x	55.04	=	16,597,522

Vern D. Yu	26,760	+	5,648	=	32,408	x	2.00x	x	55.04	=	3,567,467

Cynthia L. Hansen	21,280	+	4,491	=	25,771	x	2.00x	x	55.04	=	2,836,910

Colin K. Gruending	24,680	+	5,209	=	29,889	x	2.00x	x	55.04	=	3,290,175

William T. Yardley[3]	35,260	+	7,189	=	34,479	x	2.00x	x	55.61	=	3,834,651

Robert R. Rooney	23,410	+	4,941	=	28,351	x	2.00x	x	55.04	=	3,120,867

[1]	The volume weighted average share price of an Enbridge share on the TSX or NYSE for the 20 trading days immediately preceding the maturity date February 7, 2023, on which performance is certified.
[2]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3550 in 2022.
[3]	Mr. Yardley’s 2022 PSU award has been prorated based on his retirement effective May 31, 2022.

Retention award payouts

In 2021, Mr. Yu, and in 2019, Mr. Yardley received retention awards, given their critical roles in delivering on our strategic priorities and the execution of Enbridge’s overall strategy. These awards consist of cash settled RSUs, 20% of which vest on each of the first and second anniversaries of the grant date and 60% of which vest on the third anniversary of the grant date. Payouts are determined by using the volume weighted average trading price of Enbridge shares on the TSX or NYSE for the last 20 trading days before the end of each vesting period. This resulted in the following payouts to Messrs. Yu and Yardley in 2022:

Executive	Original grant date	Total award granted	RSUs vested (#)	+	Notionally reinvested dividends (#)	=	Total RSUs vested (#)	x	Final share price ($)		=	Payout ($)

William T. Yardley	May 8, 2019	40,421	24,253	+	5,611	=	29,864	x	60.98	[1,3]	=	1,821,268	[3]

Vern D. Yu	February 18, 2021	44,803	8,961	+	638	=	9,599	x	53.42	[2]	=	512,758

[1]	The volume weighted average share price of an Enbridge share on the NYSE for the 20 trading days immediately preceding May 8, 2022.
[2]	The volume weighted average share price of an Enbridge share on the TSX for the 20 trading days immediately preceding February 18, 2022.
[3]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3550 in 2022.

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Compensation changes effective January 1, 2023

CEO transition

The Board has approved the compensation for Gregory L. Ebel, as President & Chief Executive Officer, effective January 1, 2023. Mr. Ebel will receive a base salary of US$1,350,000 and will be eligible to earn an annual discretionary STIP award, with a target of 145% of his base salary. Mr. Ebel’s LTIP target will be 650% of his base salary, with a mix of PSUs (60%), RSUs (20%) and ISOs (20%). Mr. Ebel will also participate in Enbridge’s senior management pension plan, a non-contributory defined benefit plan. In addition, Enbridge will provide Mr. Ebel with housing in Calgary on a temporary basis.

Revised incentive targets

The following STIP and LTIP target changes approved for 2023, support continued alignment with our strategy and shareholders, improve our executives’ lagging pay levels relative to the competitive market, and recognize the increasing complexity of the business. This continues to align with our strong pay-for-performance philosophy. As a percentage of base pay, Mr. Yu, Ms. Hansen, and Mr. Gruending’s STIP targets will increase from 90% to 100% and LTIP targets will increase from 400% to 425%. Mr. Rooney’s STIP target will increase from 80% to 90%.

PSU metric changes

Enbridge has a long history of integrating ESG into its strategic priorities and takes pride in its industry leadership. GHG metrics were first introduced into STIP in 2021. To provide greater alignment between long-term compensation and ESG targets, and to reinforce accountability to stakeholders, progress towards our GHG goals will be reflected in the long-term incentive plan for all eligible employees, including the President & CEO and NEOs. Beginning in 2023, PSU grants will include a 10% weighted GHG metric.

Total direct compensation for Named Executive Officers

The following NEO profiles provide:

•	a summary of each NEO’s accomplishments in 2022; and

•	2022 actual pay mix (2022 base salary, STIP with respect to 2022, and medium- and long-term incentives granted in 2022, using the grant date fair value).

The values provided in the NEO profiles are taken from the Summary Compensation Table on page 98.

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Al Monaco

—

President & CEO

As President & CEO, Mr. Monaco was responsible for setting and executing Enbridge’s strategic priorities and served on the Company’s Board of Directors.

Mr. Monaco served as the President & CEO until December 31, 2022. Effective January 1, 2023, Mr. Monaco will serve as an advisor to the newly appointed President & CEO until June 30, 2023.

In 2022, Mr. Monaco provided strategic and executive leadership in the following areas:

•	Industry leading safety, integrity and reliability programs and safety results

•	Sanctioned $8B of new investments, including highly strategic natural gas transmission and LNG projects expected to generate significant EBITDA and DCF

•	Exceeded EBITDA and DCF per share budget through strong operational, commercial and cost management performance

•	Increased 2023 quarterly dividend by 3.2% per share, reflecting the 28th consecutive annual increase

•	Completed over $3B of capital projects, on time and on budget, including the offshore wind farm in France, Saint- Nazaire wind project

•	Established landmark Indigenous economic partnership with 23 First Nation and Métis communities in Alberta

•	Achieved two critical gas transmission rate settlements and associated revenue increases; filed application to extend gas distribution business incentive rate-making

•	Maintained a strong balance sheet and a high investment grade credit rating

•	Accelerated U.S. Gulf Coast crude oil strategy through integration and expansion of Ingleside storage operations and increased ownership interest in Gray Oak and Cactus II pipelines

•	Accelerated renewables strategy by acquiring top-10 U.S. wind developer, which supports future growth

•	Secured position in Wabamun carbon capture utilization and storage (“CCUS”) partnership
•	Recycled $1.6B of capital at premium valuations, thereby releasing capital for redeployment to organic investments

•	Significantly reduced economic interest in non-strategic DCP Midstream business with minimal tax leakage

•	Achieved planned emissions intensity reduction, on track with target

•	Successful continued operation of Line 5 in the face of opposition in certain states

•	Highly successful launch of Enbridge branding campaign

•	Engaged in significant shareholder outreach and top-rated investor relations program

•	Achieved industry leading ESG ratings

•	Implemented senior management rotations to support development/succession planning

•	Supported the Board of Directors with respect to CEO succession

Enbridge Inc. 2023 Management Information Circular	91

President & CEO compensation

Al Monaco, our President & CEO, has led Enbridge for the past 10 years and has been primarily responsible for executing our long-term business strategy. Under his leadership, the Company experienced a period of unprecedented growth and consistent financial performance that has enhanced shareholder value. He has also been instrumental in diversifying the Company’s asset mix to position Enbridge to transition to sustainable energy, reduce emissions and enhance reliability.

In 2022, our shareholders experienced a significant return on their investment (14%), including a dividend increase for the 28th consecutive year. To achieve these returns, Mr. Monaco remained focused on advancing our strategic priorities, including maximizing asset returns and executing on our secured capital program to drive near-term growth, while maintaining our balance sheet strength and flexibility. These results were achieved while continuing to focus on our goals of enhancing safety and increasing workforce diversity.

In determining how to reward our CEO for his leadership in 2022, the HRC Committee considered how we pay relative to our North American peers, and how the Company performed relative to those peers, and against the Company’s financial and strategic objectives. This approach is consistent with the rigorous pay-for-performance philosophy embedded in our incentive compensation plans and ensures our CEO’s interests are aligned with those of shareholders. For 2022, the HRC Committee approved a 3% base salary increase to maintain his positioning relative to peers. There was no change to Mr. Monaco’s target STIP or LTIP target as a percentage of salary, which are closely aligned with the median of our peers.

In 2022, the HRC Committee also considered that our CEO was critical in leading the Company’s succession plan and will continue to assist the Company as an advisor to our new President & CEO, Gregory L. Ebel, until June 30, 2023. Together, they will ensure a smooth transition of the leadership role to continue to position Enbridge toward a more sustainable energy future.

President & CEO compensation link to shareholder value

The chart below shows the value of a $100 investment made in Enbridge common shares at the end of each of the last three years (assuming reinvestment of dividends throughout the term) and shows the growth in total direct compensation for Mr. Monaco, President & CEO, reported in the summary compensation table over the same period (including base salary, short-term incentive award paid, and the grant value of medium- and long-term incentive awards).

The total return on Enbridge common shares has been positive over the past three years, despite a dip in economic activity and reduced demand for energy in 2020. Total direct compensation paid to the President & CEO has also increased over the same period. The HRC Committee reviewed the relationship of CEO pay to TSR over the past three years and determined they were appropriately aligned.

Additional details on executive compensation and shareholder return can be found on page 101.

92	Enbridge Inc. 2023 Management Information Circular

Executive Compensation

Vern D. Yu

—

Executive Vice President, Corporate Development & Chief Financial Officer

Mr. Yu is responsible for all corporate development, including new growth platforms, capital allocation and investment review. He is also responsible for all corporate financial affairs of the Company including financial planning and reporting, tax, treasury, and financial risk management.

Effective March 1, 2022, Mr. Yu was appointed Executive Vice President, Corporate Development and Chief Financial Officer. Prior to this appointment, Mr. Yu served as Executive Vice President & Chief Financial Officer.

Effective January 1, 2023, Mr. Yu was named Executive Vice President Corporate Development, Chief Financial Officer & President, New Energy Technologies.

In 2022, Mr. Yu provided strategic and executive oversight in the following areas:

•	Stewarded the Company’s financial performance to achieve budgeted results

•	Raised $10B of long-term capital on attractive terms in support of the Company’s growth program

•	Stewarded a strategic economic partnership with 23 First Nation and Métis communities in Alberta for an 11.57% interest in seven pipelines in northern Alberta for $1.12 B

•	Surfaced value from asset base and advanced U.S. Gulf Coast crude oil strategy through increased interest in Gray Oak Pipeline while lowering commodity exposure with reduced economic interest in DCP Midstream; received US$400M cash

•	Supported key transactions to advance Enbridge’s long-term growth strategy, including US$270M acquisition of renewable project developer TGE; increased ownership interests in Cactus II Pipeline in the U.S. Gulf Coast; and investment in a 30% stake in Woodfibre LNG in B.C.

•	Awarded IR Magazine Canada’s Best IR Team in the Energy Sector

•	Advanced shareholder engagement in light of shareholder proposal received for 2022 annual meeting of shareholders
•	Continued co-chair of Enbridge’s Diversity and Inclusion Steering Committee; Enbridge received 2022 Catalyst Award, recognizing initiatives in advancing opportunities for women and underrepresented groups

•	Continued strong employee engagement scores in the Finance and Corporate Development teams

•	Stewarded the capital allocation framework and sustained and strengthened Enbridge’s financial position

•	Developed the 2023 budget, financing plan, and three-year outlook

Enbridge Inc. 2023 Management Information Circular	93

Cynthia L. Hansen

—

Executive Vice President & President, Gas Transmission & Midstream

Ms. Hansen is responsible for Enbridge’s natural gas transmission and midstream business across North America.

Effective March 1, 2022, Ms. Hansen was appointed Executive Vice President & President, Gas Transmission & Midstream. Prior to this appointment, Ms. Hansen served as Executive Vice President & President, Gas Distribution & Storage.

In 2022, Ms. Hansen provided strategic and executive oversight in the following areas:

As Executive Vice President & President, Gas Transmission & Midstream:

•	Significantly exceeded safety targets for employee and contractor injuries and motor vehicle incidents

•	Exceeded EBITDA and DCF budgets though strong operational performance

•	Reached favorable settlements on both Texas Eastern and Westcoast rate cases with regulatory approval

•	Matured the Asset Integrity Program with development of three-year plan, and remediated the highest risk segments with completed baseline assessment on 90% of pipelines for critical risks

•	Delivered system reliability with completion of 100% of critical system preventative maintenance, hurricane and winterization work

•	Advanced Texas Eastern modernization with one new lower emission/higher reliability unit coming online and obtained approval for second phase

•	Achieved 100% revenue contract renewal rate on our major pipelines

•	Placed $1.8B of capital into service and advanced over $8B of capital opportunities including $1.2B for 30% direct investment in Woodfibre LNG project, $1.2B T-North (Sunrise Expansion Project) and $3.6B T-South (Aspen Point) projects

•	Exceeded ESG performance targets including diversity and inclusion and reduction of GHG emissions intensity

•	Advanced low-carbon solutions both directly and with customers, including investments and pilot projects in RNG, hydrogen, CCUS and other technology innovations

As Executive Vice President & President, Gas Distribution & Storage:

•	Delivered strong employee and contractor safety results

•	Achieved favorable EBITDA and DCF results

•	Directed Gas Utility rebasing strategy

•	Advanced vertical integration and power opportunities

•	Progressed low-carbon expansion and transition innovations

94	Enbridge Inc. 2023 Management Information Circular

Executive Compensation

Colin K. Gruending

—

Executive Vice President & President, Liquids Pipelines Mr. Gruending is responsible for Enbridge’s crude oil and liquids pipeline business across North America.

In 2022, Mr. Gruending provided strategic and executive oversight in the following areas:

•	Delivered strong safety, environmental and operational reliability performance

•	Transported record Mainline volumes of 2.95 million barrels per day for customers

•	Delivered budgeted business segment EBITDA of approximately $8.9B through system-wide revenue/throughput maximization and innovation

•	Advanced negotiations with industry on replacement Mainline tolling arrangement

•	Sustained operation and defence of Line 5 in the face of opposition in certain states

•	Accelerated U.S. Gulf Coast crude oil growth strategy through integration and expansion of Ingleside export facility and acquisition of increased ownership interests in Gray Oak and Cactus II pipelines

•	Strengthened relationships with Indigenous communities, including a strategic economic partnership with 23 First Nation and Métis communities in Alberta

•	Secured position in carbon capture and sequestration (“CCS”) and hydrogen business with letters of intent to develop two carbon hubs in Alberta and Texas
•	Utilized facility modernization and solar self-power strategies to accelerate emission reductions

•	Exceeded ESG performance targets including diverse representation and reduction of GHG emissions intensity

Enbridge Inc. 2023 Management Information Circular	95

William T. Yardley

—

Former Executive Vice President & President, Gas Transmission & Midstream Mr. Yardley was responsible for Enbridge’s natural gas transmission and midstream business across North America.

Until his retirement on May 31, 2022, Mr. Yardley provided strategic and executive oversight in the following areas:

•	Exceeded safety targets for employee and contractor injuries and motor vehicle incidents

•	Exceeded EBITDA and DCF budgets through strong operational performance

•	Matured the Asset Integrity Program

•	Advanced Texas Eastern modernization with one new lower emission/higher reliability unit coming online and obtained approval for second phase

•	Exceeded ESG performance targets including diversity and inclusion and reduction of GHG emissions intensity

•	Advanced low-carbon solutions both directly and with customers, including investments and pilot projects in RNG, hydrogen, CCUS and other technology innovations
•	Supported the Gas Transmission & Midstream business unit with respect to Executive Vice President succession

96	Enbridge Inc. 2023 Management Information Circular

Executive Compensation

Robert R. Rooney

—

Executive Vice President & Chief Legal Officer Mr. Rooney is responsible for the legal, ethics and compliance, security and aviation functions across Enbridge.

In 2022, Mr. Rooney provided executive oversight for a number of substantial legal, business and regulatory matters, including:

•	Continued advancement of the Company’s diversity and inclusion goals and employee development programs

•	Successful achievement of regulatory and legal decisions necessary to file the Texas Eastern rate case settlement

•	Successful completion of negotiated five-year rate settlement for the Enbridge BC Pipeline system

•	Legal, regulatory and Transit Pipeline Treaty strategy, including critical judicial decisions, to maintain Line 5 operations and advance the Great Lakes Tunnel Project

•	Legal and regulatory support for the Company’s energy transition strategy, including European offshore wind, CCUS and hydrogen initiatives, solar self-power and RNG projects

•	Legal and regulatory aspects of the T-North (Sunrise Expansion Project) and T-South (Aspen Point) expansion projects on the Enbridge BC Pipeline System

•	Implementation of the Company’s enterprise security policy, including governance, security standards and management programs

•	Primary legal support for all corporate finance activities

•	Supported effective corporate governance and industry leading ESG and sustainability practices, including establishing a multidisciplinary ESG/energy transition working group
•	Management of the aviation function to provide safe and efficient pipeline patrols and services

•	Primary legal support for all M&A activities, including: the successful acquisition of increased ownership interests in Gray Oak and Cactus II pipelines; reduced economic interest in DCP Midstream; sale of minority interest in Regional Oil Sands pipeline assets to Aii to form a strategic partnership; acquisition of TGE and investment in Woodfibre LNG Project

Enbridge Inc. 2023 Management Information Circular	97

2022 summary compensation table

The table below shows the total amounts that Enbridge and its subsidiaries paid and granted to the NEOs for the years ended December 31, 2022, 2021 and 2020. Amounts represented below for Ms. Hansen and Mr. Yardley that were paid in U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3550, US$1 = C$1.2632 and US$1 = C$1.2740 in 2022, 2021 and 2020, respectively.

Name and principal position	Year	Salary ($)	Stock- based awards[1] ($)	Option- based awards[2] ($)	Non- equity incentive plan compen- sation[3] ($)	Pension value[4] ($)	All other compen- sation[5] ($)	Total ($)

Al Monaco President & Chief Executive Officer	2022	1,750,696	8,902,138	2,225,613	4,067,983	204,000	83,699	17,234,129
	2021	1,648,679	8,902,468	2,219,827	4,624,711	1,576,000	68,283	19,039,968
	2020	1,546,139	8,475,960	2,303,250	3,205,919	1,462,000	61,568	17,054,836

Vern D. Yu Executive Vice President Corporate Development & Chief Financial Officer	2022	753,776	6,262,757	565,678	1,030,995	1,140,000	31,390	9,784,596
	2021	684,361	4,185,976	545,126	1,071,046	1,047,000	28,093	7,561,602
	2020	616,801	1,821,821	495,038	703,893	1,177,000	22,579	4,837,131

Cynthia L. Hansen Executive Vice President & President, Gas Transmission & Midstream	2022	724,160	6,310,923	561,450	1,129,396	2,091,000	106,898	10,923,827
	2021	530,001	1,521,171	379,392	789,886	743,000	11,666	3,975,116
	2020	506,673	1,448,572	393,750	635,570	354,000	4,290	3,342,855

Colin K. Gruending Executive Vice President & President, Liquids Pipelines	2022	720,244	5,173,859	543,448	957,405	855,000	20,775	8,270,731
	2021	657,446	2,100,544	523,661	1,063,171	1,191,000	18,960	5,554,782
	2020	587,074	1,680,385	456,525	761,904	1,017,000	12,032	4,514,919

William T. Yardley[6] Former Executive Vice President	2022	332,685	2,542,891	635,620	505,813	285,000	79,160	4,381,169
	2021	722,450	2,370,346	584,655	1,144,625	647,000	55,998	5,525,074
	2020	700,018	2,320,853	598,335	849,262	396,000	32,065	4,896,533

Robert R. Rooney Executive Vice President & Chief Legal Officer	2022	611,312	1,673,524	418,475	729,029	410,000	26,873	3,869,213
	2021	583,060	1,674,261	417,370	844,094	413,000	24,316	3,956,101
	2020	557,394	1,593,583	433,163	634,091	349,000	18,167	3,585,397

[1]

The amounts disclosed in this column include the aggregate grant date fair value of PSUs and RSUs granted in 2022, 2021 and 2020. These amounts are calculated by multiplying the number of PSUs and RSUs by the unit values in the table below:

Annual grants	C$	US$

2022	52.61	41.30

2021	42.29	32.88

2020	51.06	38.75

Retention grants	C$	US$

2022	53.96	40.10

2021	44.64	-

98	Enbridge Inc. 2023 Management Information Circular

Executive Compensation

[2]

The amounts in this column represent the grant date fair value of stock option awards granted to each of the NEOs, calculated in accordance with FASB ASC Topic 718. The grant date fair value of stock option awards is measured using the Black-Scholes option-pricing model, based on the following assumptions:

	February 2022		February 2021		February 2020

Assumptions	C$	US$	C$	US$	C$	US$

Expected option term	6 years	6 years	6 years	6 years	6 years	6 years

Expected volatility	20.971%	23.589%	24.840%	27.656%	17.587%	20.283%

Expected dividend yield	6.516%	6.516%	7.641%	7.641%	5.847%	5.847%

Risk free interest rate	1.801%	1.981%	0.735%	0.793%	1.314%	1.416%

Exercise price	$52.61	$41.30	$43.81	$34.52	$55.54	$41.97

Option value	$4.75	$4.65	$3.84	$3.69	$3.75	$3.64

[3]

The amounts disclosed in this column represent amounts paid under the STIP with respect to the 2022, 2021 and 2020 performance years. There are no long-term non-equity incentive plans within the compensation programs.

[4]	The pension values are equal to the compensatory change shown in the “Summary of defined benefits” table on page 113.
[5]	The table below describes the elements comprising the amounts presented in this column for 2022:

Executive	Matching contribution under retirement savings plan[a] ($)	Excess flexible benefit credit[b] ($)	Relocation Expenses[c] ($)	Personal use of company aircraft[d] ($)	Unused Vacation[e] ($)	Other benefits[f] ($)	Total ($)

Al Monaco	-	51,994	-	26,341	-	5,364	83,699

Vern D. Yu	-	19,146	-	-	-	12,244	31,390

Cynthia L. Hansen	22,878	1,536	29,614	41,615	-	11,255	106,898

Colin K. Gruending	-	14,480	-	-	-	6,295	20,775

William T. Yardley	24,077	-	-	-	55,083	-	79,160

Robert R. Rooney	-	20,376	-	-	-	6,497	26,873

a.	Savings plan matching contributions reflect the company contributions to the 401(k) plan for Ms. Hansen and Mr. Yardley.
b.

For the NEOs domiciled in Canada, flexible benefit credits are provided based on their family status and base salary. These credits can be used to purchase benefits or can be paid in cash. Participants could receive up to 2.5% of base salary in matching contributions towards their flexible benefit credits if they made contributions into their Savings Plan. This amount represents the excess flexible benefit credits paid to the NEO.

c.	Includes relocation subsidies related to temporary living accommodations for Ms. Hansen.
d.	Personal use of the company aircraft is provided to the President & CEO and our other NEOs in support of personal safety and security for travel within North America.
e.	Includes vacation not taken and paid out in cash for Mr. Yardley at the time of his retirement.
f.	Other benefits include parking, executive medical and other incidental compensation.
[6]	Mr. Yardley retired effective May 31, 2022.

Enbridge Inc. 2023 Management Information Circular	99

Share ownership

It is important for the NEOs to have a meaningful equity stake in Enbridge—owning Enbridge shares is a tangible way to align the interests of executives with those of Enbridge shareholders.

Executives can acquire Enbridge shares by participating in the employee savings plan, exercising stock options, retaining shares from vested RSUs, or by making investments in Enbridge shares. Unvested RSUs, personal holdings and Enbridge shares held in the name of a spouse, dependent child or trust, all count toward meeting the guidelines. PSUs and unexercised stock options do not count toward meeting the guidelines.

The share ownership requirement is six times base salary for the President & CEO and three times base salary for the other NEOs. All have already met or exceeded the requirement, as noted in the following graph:

Target and actual share ownership as of December 31, 2022

100	Enbridge Inc. 2023 Management Information Circular

Executive Compensation

Executive compensation tables and other compensation disclosures

Performance graph

Executive compensation and shareholder return

The chart below shows the value of a $100 investment made January 1, 2018, in both Enbridge common shares, the S&P/TSX Composite Index and Enbridge’s compensation peer group at the end of each of the last five years (assuming reinvestment of dividends throughout the term) and shows the growth in total direct compensation for the NEOs reported in the summary compensation table over the same period. For the purpose of the graph, returns are shown in local currency.

Total direct compensation includes base salary, short-term incentive award paid, and the grant value of medium- and long-term incentive awards. Average total direct compensation is taken by dividing the total direct compensation from the summary compensation table by the number of named executives in any given year. The total direct compensation value for NEOs is 0.86% of our adjusted earnings of $5,692 million for 2022.

The total return on Enbridge common shares has been positive from 2018 to 2022, despite a dip in economic activity and reduced demand for energy in 2020. Average compensation paid to the NEOs has also increased over the same period.

Enbridge Inc. 2023 Management Information Circular	101

Outstanding option-based and share-based awards

The table below shows the option-based and share-based awards that were outstanding on December 31, 2022. The market value of unvested or unearned awards is calculated based on C$52.92 per share for awards denominated in Canadian dollars and US$39.10 for awards denominated in U.S. dollars, which are the closing prices of our shares on the TSX and NYSE on December 30, 2022. The grant date fair value for U.S. option grants and the market value of unvested or unearned awards denominated in U.S. dollars were each converted from U.S. dollars to Canadian dollars using the published WM/Reuters 4 pm London 2022 year-end exchange rate of US$1 = C$1.3550.

			Option-based awards[1]						Share-based awards
	Plan type		Grant date	Number of securities underlying unexercised options (#)	Option exercise price[2] ($)	Option expiry date	Value of in-the-money unexercised options		Number of units that have not vested (#)	Market or payout value of units not vested[3] ($)	Market or value of vested share-based awards not paid out or distributed[4] ($)
							Vested ($)	Unvested ($)

Al Monaco	ISO		2/16/2022	468,550	52.61	2/16/2032	0	145,251

	ISO		2/18/2021	578,080	43.81	2/18/2031	1,316,577	3,949,732

	ISO		2/20/2020	614,200	55.54	2/20/2030	0	0

	ISO		2/21/2019	825,740	48.30	2/21/2029	2,861,189	953,730

	ISO		2/27/2018	727,080	43.02	2/27/2028	7,198,092	0

	ISO		2/28/2017	584,000	55.84	2/28/2027	0	0

	ISO		3/1/2016	365,000	44.06	3/1/2026	3,233,900	0

	ISO		3/2/2015	196,000	59.08	3/2/2025	0	0

	ISO		3/13/2014	199,000	48.81	3/13/2024	817,890	0

	RSU		2/16/2022						44,288	2,343,725

	RSU		2/18/2021						59,024	3,123,573

	RSU		2/20/2020						50,259	2,659,705

	PSU		2/16/2022						132,875	7,031,730

	PSU		2/18/2021						177,062	9,370,126

	PSU		2/20/2020						-	-	16,597,522

Vern D. Yu	ISO		2/16/2022	119,090	52.61	2/16/2032	0	36,918

	ISO		2/18/2021	141,960	43.81	2/18/2031	323,314	969,942

	ISO		2/20/2020	132,010	55.54	2/20/2030	0	0

	ISO		2/21/2019	191,860	48.30	2/21/2029	664,795	221,598

	ISO		2/27/2018	115,380	43.02	2/27/2028	1,142,262	0

	ISO		2/28/2017	93,300	55.84	2/28/2027	0	0

	ISO		3/1/2016	96,750	44.06	3/1/2026	857,205	0

	ISO		3/2/2015	82,340	59.08	3/2/2025	0	0

	ISO		3/13/2014	83,350	48.81	3/13/2024	342,569	0

	RSU		2/16/2022						11,255	595,628

	RSU	[5]	9/30/2022						75,298	3,984,753

	RSU		2/18/2021						14,490	766,798

	RSU	[6]	2/18/2021						40,197	2,127,211

	RSU		2/20/2020						10,803	571,676

	PSU		2/16/2022						33,776	1,787,437

	PSU		2/18/2021						43,480	2,300,987

	PSU		2/20/2020						-	-	3,567,467

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Executive Compensation

			Option-based awards[1]						Share-based awards
	Plan type		Grant date	Number of securities underlying unexercised options (#)	Option exercise price[2] ($)	Option expiry date	Value of in-the-money unexercised options		Number of units that have not vested (#)	Market or payout value of units not vested[3] ($)	Market or value of vested share-based awards not paid out or distributed[4] ($)
							Vested ($)	Unvested ($)

Cynthia L. Hansen	ISO		2/16/2022	118,200	52.61	2/16/2032	0	36,642

	ISO		2/18/2021	98,800	43.81	2/18/2031	225,017	675,051

	ISO		2/20/2020	105,000	55.54	2/20/2030	0	0

	ISO		2/21/2019	125,580	48.30	2/21/2029	435,135	145,045

	ISO		2/27/2018	115,380	43.02	2/27/2028	1,142,262	0

	ISO		2/28/2017	89,190	55.84	2/28/2027	0	0

	ISO		3/2/2015	74,340	59.08	3/2/2025	0	0

	RSU		2/16/2022						11,171	591,195

	RSU	[5]	9/30/2022						75,992	4,026,114

	RSU		2/18/2021						10,082	533,554

	RSU		2/20/2020						8,586	454,393

	PSU		2/16/2022						33,525	1,774,139

	PSU		2/18/2021						30,258	1,601,254

	PSU		2/20/2020						-	-	2,836,910

Colin K. Gruending	ISO		2/16/2022	114,410	52.61	2/16/2032	0	35,467

	ISO		2/18/2021	136,370	43.81	2/18/2031	310,587	931,743

	ISO		2/20/2020	121,740	55.54	2/20/2030	0	0

	ISO		2/21/2019	78,490	48.30	2/21/2029	271,970	90,654

	ISO		2/27/2018	45,170	43.02	2/27/2028	447,183	0

	ISO		2/28/2017	48,670	55.84	2/28/2027	0	0

	ISO		3/1/2016	64,600	44.06	3/1/2026	572,356	0

	ISO		3/2/2015	64,780	59.08	3/2/2025	0	0

	ISO		3/13/2014	66,500	48.81	3/13/2024	273,315	0

	RSU		2/16/2022						10,816	572,357

	RSU	[5]	9/30/2022						56,474	2,988,578

	RSU		2/18/2021						13,929	737,123

	RSU		2/20/2020						9,967	527,455

	PSU		2/16/2022						32,447	1,717,070

	PSU		2/18/2021						41,776	2,210,775

	PSU		2/20/2020						-	-	3,290,175

William T. Yardley	ISO		2/16/2022	100,880	US 41.30	5/31/2027	0	0

	ISO		2/18/2021	125,430	US 34.52	5/31/2027	194,605	583,801

	ISO		2/20/2020	129,020	US 41.97	5/31/2027	0	0

	ISO		2/21/2019	202,700	US 36.71	5/31/2025	492,325	164,108

	ISO		2/28/2017	56,580	US 41.64	5/31/2025	0	0

	RSU		2/16/2022						1,287	68,197

	RSU		2/18/2021						6,960	368,770

	RSU		2/20/2020						10,840	574,293

	PSU		2/16/2022						5,342	282,998

	PSU		2/18/2021						22,970	1,216,962

	PSU		2/20/2020						-	-	3,834,651

Enbridge Inc. 2023 Management Information Circular	103

		Option-based awards[1]						Share-based awards
	Plan type	Grant date	Number of securities underlying unexercised options (#)	Option exercise price[2] ($)	Option expiry date	Value of in-the-money unexercised options		Number of units that have not vested (#)	Market or payout value of units not vested[3] ($)	Market or value of vested share-based awards not paid out or distributed[4] ($)
						Vested ($)	Unvested ($)

Robert R. Rooney	ISO	2/16/2022	88,100	52.61	2/16/2032	0	27,311

	ISO	2/18/2021	108,690	43.81	2/18/2031	247,546	742,620

	ISO	2/20/2020	115,510	55.54	2/20/2030	0	0

	ISO	2/21/2019	153,490	48.30	2/21/2029	531,845	177,279

	ISO	2/27/2018	141,030	43.02	2/27/2028	1,396,197	0

	ISO	2/28/2017	167,200	55.84	2/28/2027	0	0

	RSU	2/16/2022						8,324	440,487

	RSU	2/18/2021						11,103	587,562

	RSU	2/20/2020						9,446	499,896

	PSU	2/16/2022						24,981	1,322,016

	PSU	2/18/2021						33,297	1,762,092

	PSU	2/20/2020						-	-	3,120,867

[1]	Each ISO award has a 10-year term and vests pro-rata as to one fourth of the option award beginning on the first anniversary of the grant date.
[2]	Option exercise prices are reflected in the currency granted.
[3]	A performance multiplier of 1.0x has been used (PSUs only), based on achieving the target performance level as defined in the plan.
[4]	Reflects the payout value of the 2020 PSU grant, which vested on December 31, 2022, but will not be paid until March 2023. A performance multiplier of 2.00x is used.
[5]	Reflects retention RSU grants to Mr. Yu, Ms. Hansen, and Mr. Gruending that remain outstanding, 100% of which vest on the second anniversary of the grant date.
[6]

Reflects retention RSU grant to Mr. Yu that remains outstanding, 20% of which vests on each of the first and second anniversaries of the grant date and 60% of which vests on the third anniversary of the grant date.

Value vested or earned in 2022

Executive	Value vested during the year			Value earned during the year
	Option-based awards[1,2] ($)	Share-based awards[1,3] ($)		Non-equity incentive plan[1,4] ($)

Al Monaco	4,150,830	16,597,522		4,067,983

Vern D. Yu	833,060	4,080,225	[5]	1,030,995

Cynthia L. Hansen	668,332	2,836,910		1,129,396

Colin K. Gruending	506,260	3,290,175		957,405

William T. Yardley	1,123,496	5,655,919	[5]	505,813

Robert R. Rooney	790,520	3,120,867		729,029

[1]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3550 in 2022.

104	Enbridge Inc. 2023 Management Information Circular

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[2]	The values of the option-based awards listed above are based on the following:

Grant date	Grant price	2022 vesting date	Closing price on 2022 vesting date or last trading day prior to vest date

2/27/2018	$43.02	2/27/2022	$54.08

2/27/2018	US$33.97	2/27/2022	US$42.60

2/21/2019	$48.30	2/21/2022	$52.55

2/21/2019	US$36.71	2/21/2022	US$41.18

2/20/2020	$55.54	2/20/2022	$52.55

2/20/2020	US$41.97	2/20/2022	US$41.18

2/18/2021	$43.81	2/18/2022	$52.55

2/18/2021	US$34.52	2/18/2022	US$41.18

[3]	Includes the 2020 PSUs that vested on December 31, 2022. A performance multiplier of 2.00x has been used.
[4]	Based on corporate, business unit and individual performance for the 2022 performance year.
[5]	Includes the RSUs that matured in 2022.

Termination of employment and change-in-control arrangements

Employment agreements

Enbridge has entered into employment agreements with each of the NEOs. The terms in the employment agreements are competitive and part of a comprehensive compensation package that assists in recruiting and retaining top executive talent.

The agreements generally provide payments for executives in the case of involuntary termination for any reason (other than for cause) or voluntary termination within 150 days after constructive dismissal, as defined in each agreement, and do not provide for any “single-trigger” severance payments upon a change in control of the Company. As a condition to receiving payments under the employment agreements upon a qualifying termination of employment, the executive must execute a general release of claims in favor of Enbridge and comply with the following restrictive covenants:

Confidentiality provision	Non-competition/solicitation	No recruitment

2 years after departure	1 year after departure	2 years after departure

Enbridge Inc. 2023 Management Information Circular	105

Termination of employment scenarios

Compensation that would be paid to the NEOs pursuant to the terms of their existing employment agreements under various termination scenarios, including change in control (“CIC”), is described below.

Compensation component	Resignation	Retirement	Termination not for cause or constructive dismissal	Termination following CIC

	Voluntary		Involuntary

Base salary	None	None	Current salary is paid in a lump sum (3x for CEO and 2x for other NEOs)

Short-term incentive	Payable in full if executive has worked the entire calendar year and remains actively employed on the payment date. Otherwise, none	Current year’s incentive prorated to retirement date

The average short-term incentive award over the past two years is paid out in a lump sum (3x for CEO and 2x for other NEOs)

plus

the current year’s short-term incentive, prorated based on active service during the year of termination based on target performance

Medium- and long-term incentives	• PSUs and RSUs forfeited • Vested stock options must be exercised within 30 days of resignation or by the end of the original term (if sooner) • Unvested stock options are cancelled

•  PSUs and RSUs are prorated to retirement date and value is assessed and paid at the end of the usual term

•  Stock options granted prior to 2020 continue to vest and can be exercised for three years after retirement (or option expiry, if sooner)

•  Stock options granted in 2020 and thereafter continue to vest and can be exercised for five years after retirement (or option expiry, if sooner)

•  PSUs and RSUs are prorated to date of termination (plus any applicable notice period) and value is assessed and paid at the end of the usual term

•  Vested stock options must be exercised according to stock option terms

•  The in-the-money spread value of unvested stock options is paid in cash

•  PSUs vest and value is assessed and paid on performance measures deemed to have been achieved as of the change of control. RSUs vest and are paid out

•  All stock options vest and remain exercisable for 30 days following termination (or option expiry, if sooner)

Pension	No longer earns service credits		Additional years of pension credit are added to the final pension calculation (three years for CEO and two years for other NEOs)

Benefits	None	Post-retirement benefits begin	Value of future benefits paid out in a lump sum (3x for CEO and 2x for other NEOs)

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The amounts shown in the table below include the estimated potential payments and benefits that would be payable to each of our NEOs as a result of the specified triggering event, assumed to occur as of December 31, 2022. The actual amounts that would be payable in these circumstances can be determined only at the time of the executive’s separation, would include payments or benefits already earned or vested and may differ from the amounts set forth in the table below. Amounts in U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3550 in 2022.

Named executive officer	Triggering event[1]	Base salary[2] ($)	Short- term incentive[3] ($)	Medium- term incentive[4] ($)	Long- term incentive[5] ($)	Pension[6] ($)	Benefits[7] ($)	Total payout ($)

Al Monaco	CIC	-	-	-	-	-	-	-
	Death	-	-	24,528,858	5,048,712	-	67,822	29,645,392
	Retirement	-	-	13,739,953	5,048,712	-	67,822	18,856,487
	Voluntary or for cause termination	-	-	-	-	-	67,822	67,822
	Involuntary termination without cause	5,290,080	11,745,945	24,528,858	5,048,712	-	299,742	46,913,337
	Involuntary or good reason termination after a CIC	5,290,080	11,745,945	24,528,858	5,048,712	-	299,742	46,913,337

Vern D. Yu	CIC	-	-	-	-	-	-	-
	Death	-	-	12,134,488	1,228,458	-	29,373	13,392,319
	Retirement	-	-	5,146,700	1,228,458	-	29,373	6,404,531
	Voluntary or for cause termination	-	-	-	-	-	29,373	29,373
	Involuntary termination without cause	1,527,400	1,774,939	12,108,946	1,228,458	3,197,000	119,779	19,956,522
	Involuntary or good reason termination after a CIC	1,527,400	1,774,939	12,134,488	1,228,458	3,197,000	119,779	19,982,064

Cynthia L. Hansen	CIC	-	-	-	-	-	-	-
	Death	-	-	8,980,648	856,738	-	29,331	9,866,717
	Retirement	-	-	3,100,089	856,738	-	29,331	3,986,158
	Voluntary or for cause termination	-	-	-	-	-	29,331	29,331
	Involuntary termination without cause	1,525,188	1,425,456	8,955,296	856,738	1,831,000	135,806	14,729,484
	Involuntary or good reason termination after a CIC	1,525,188	1,425,456	8,980,648	856,738	1,831,000	135,806	14,754,836

Colin K. Gruending	CIC	-	-	-	-	-	-	-
	Death	-	-	8,753,357	1,057,864	-	28,217	9,839,438
	Voluntary or for cause termination	-	-	-	-	-	28,217	28,217
	Involuntary termination without cause	1,467,288	1,825,075	8,728,812	1,057,864	1,180,000	110,593	14,369,632
	Involuntary or good reason termination after a CIC	1,467,288	1,825,075	8,753,357	1,057,864	1,180,000	110,593	14,394,177

William T. Yardley[8]	Retirement	-	-	2,964,011	3,158,978	-	55,083	6,178,072

Enbridge Inc. 2023 Management Information Circular	107

Named executive officer	Triggering event[1]	Base salary[2] ($)	Short- term incentive[3] ($)	Medium- term incentive[4] ($)	Long- term incentive[5] ($)	Pension[6] ($)	Benefits[7] ($)	Total payout ($)

Robert R. Rooney	CIC	-	-	-	-	-	-	-
	Death	-	-	4,612,053	947,210	-	23,682	5,582,945
	Retirement	-	-	2,583,511	947,210	-	23,682	3,554,403
	Voluntary or for cause termination	-	-	-	-	-	23,682	23,682
	Involuntary termination without cause	1,231,468	1,478,185	4,593,164	947,210	729,000	98,092	9,077,119
	Involuntary or good reason termination after a CIC	1,231,468	1,478,185	4,612,053	947,210	729,000	98,092	9,096,008

[1]	Messrs. Monaco, Yu, Rooney and Ms. Hansen are retirement eligible NEOs as of December 31, 2022. Retirement eligibility under Enbridge programs means age 55 or older.
[2]	Reflects a lump sum payment equal to three times (for Mr. Monaco) and two times (for Messrs. Gruending, Yu, Rooney and Ms. Hansen) the NEO’s base salary in effect as at December 31, 2022.
[3]

Reflects a lump sum payment equal to three times (for Mr. Monaco) and two times (for Messrs. Yu, Gruending, Rooney and Ms. Hansen) the average of the short-term incentive award paid to the NEO in the two years preceding the year in which the termination occurs. In addition, the NEO would receive a short-term incentive payment for the current year reflected in the Summary Compensation Table.

[4]

Represents the value of RSUs and PSUs that would vest and be settled in cash upon the triggering event, based on C$52.92 for awards granted in Canadian dollars and US$39.10 for awards granted in U.S. dollars, the closing price of an Enbridge share on the TSX and NYSE, respectively, on December 30, 2022, and assuming, in the case of PSUs, target performance. For PSUs and RSUs, severance period, as outlined in the executive employment agreement, counts towards active service when prorating for termination without cause.

[5]

Represents the “in-the-money value” of unvested ISOs as of December 31, 2022, that would be paid in cash (as a result of an involuntary termination without cause) or that would become vested (as a result of an involuntary or good reason termination after a Change in Control or retirement). In-the-money value is calculated as C$52.92 for awards granted in Canadian dollars and US$39.10 for awards granted in U.S. dollars, the closing price of an Enbridge share on the TSX and NYSE, respectively, on December 30, 2022, less the applicable exercise price of the option.

[6]	Reflects the value of three additional years of pension credit for Mr. Monaco and two additional years of pension credit for each of Messrs. Yu, Gruending, Rooney and Ms. Hansen.
[7]

Reflects a lump sum cash payment in respect of the flex credit allowance, vacation carryover and savings plan matching contributions that would have been paid by Enbridge in respect of the NEO over a period of three years (for Mr. Monaco) or two years (for each of Messrs. Yu, Gruending, Rooney and Ms. Hansen) following the executive’s termination, plus an allowance for financial and career counselling.

[8]

Amounts shown for Mr. Yardley represent the value on his departure date, with payout value of the unvested medium- and long-term incentives based on the closing price of an Enbridge share on the NYSE on his retirement date May 31, 2022, of $46.15.

Additional equity compensation information

Enbridge shares used for purposes of equity compensation

Enbridge adopted the 2019 LTIP effective February 13, 2019, under which stock options were granted beginning in 2019. The 2019 LTIP was approved by our shareholders at our 2019 annual meeting of shareholders.

Two prior stock option plans were approved by Enbridge shareholders in 2007, as Enbridge Inc. Incentive Stock Option Plan (2007), as revised (Incentive Stock Option Plan), and Enbridge Inc. Performance Stock Option Plan (2007), as amended and restated (2011) and further amended (2012 and 2014). No awards have been or will be granted under the Incentive Stock Option Plan or Performance Stock Option Plan after February 13, 2019, and all shares still available to be issued and not subject to awards under these prior stock option plans became available under the 2019 LTIP.

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Shares reserved for equity compensation as of December 31, 2022

	A	B		C

Plans approved by security holders	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issue under equity compensation plans (excluding securities reflected in column A) (#)

2019 LTIP[1]	17,276,555	50.61	[4,5]	30,078,923 [6]

Incentive Stock Option Plan[2]	11,768,561	51.88	[4]	-

Spectra 2007 LTIP[3]	618,605	39.12	[4]	-

[1]	Includes options and share-settled restricted stock units outstanding under the 2019 LTIP.
[2]	Includes options outstanding under the Incentive stock option plan.
[3]

Awards granted under the Spectra 2007 LTIP were assumed by Enbridge at the closing of the Merger Transaction, as described in the “Assumed equity-based compensation awards from Spectra Energy” section. No further awards have been or will be granted under the Spectra 2007 LTIP following the closing of the Merger Transaction.

[4]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3550 in 2022.
[5]

This weighted-average exercise price relates only to options granted under the 2019 LTIP. All other awards granted under the 2019 LTIP are deliverable without the payment of any consideration, and therefore these awards have not been considered in calculating the weighted average exercise price.

[6]	Represents 1.4855% of total issued and outstanding Enbridge shares as of December 31, 2022.

Awards granted and outstanding as of December 31, 2022

Awards outstanding	Number outstanding	Percentage of total issued and outstanding Enbridge shares

2019 LTIP[1]	17,276,555	0.8532%

Incentive Stock Option Plan	11,768,561	0.5812%

Spectra 2007 LTIP – stock options[2]	618,605	0.0305%

[1]	Includes options and share-settled restricted stock units outstanding under the 2019 LTIP.
[2]	Awards granted under the Spectra 2007 LTIP as described in the “Assumed equity-based compensation awards from Spectra Energy” section.

Plan restrictions – 2019 LTIP

Enbridge shares reserved for issue under the 2019 LTIP

49,700,000 in total, or 2.45% of Enbridge’s total issued and outstanding Enbridge shares as of December 31, 2022.

The total number of Enbridge shares reserved for issuance to Insiders pursuant to all security based compensation arrangements of the Company shall not exceed 10% of the number of Enbridge shares outstanding at the time of reservation.

Enbridge shares that can be issued in a one-year period	The total number of Enbridge shares issued to Insiders pursuant to all security based compensation arrangements of the Company shall not exceed 10% of the number of Enbridge shares outstanding at the time of issuance (excluding any other Enbridge shares issued under all security based compensation arrangements of the Company during such one-year period)

The number of Enbridge shares that can be issued as incentive stock options (within the meaning of the U.S. Internal Revenue Code)	Up to 2,000,000 Enbridge shares can be issued under the 2019 LTIP as incentive stock options.

Enbridge Inc. 2023 Management Information Circular	109

Stock options delivered to a greater than 10% shareholder	If an Incentive Stock Option is granted to a greater than 10% shareholder, the grant price will not be less than 110% of the fair market value on the grant date of the Incentive Stock Option, and in no event will such Incentive Stock Option be exercisable after the expiration of five years from the date on which the Incentive Stock Option is granted.

Minimum vesting

All awards shall be subject to a minimum vesting schedule of at least twelve months following the date of grant of the award, provided that vesting may accelerate in connection with death, retirement, a change in control or other termination of service.

Notwithstanding the foregoing, up to 5% of the Enbridge shares available for grant under the 2019 LTIP may be granted with a minimum vesting schedule that is shorter than twelve months.

Annual burn rate

Stock options outstanding	2022	2021	2020

2019 LTIP	0.2071%	0.2232%	0.2529%

Incentive Stock Option Plan[1]	-	-	-

Spectra 2007 LTIP – stock options[2]	-	-	-

[1]	No grants have been made under this plan since 2018 and no further grants will be made under this plan.
[2]

All grants under the Spectra 2007 LTIP were made by Spectra Energy prior to the Merger Transaction. No further awards have been or will be granted under the Spectra 2007 LTIP following the closing of the Merger Transaction.

Governance for making changes to the 2019 LTIP

To the extent permitted by applicable laws, the Board may amend, suspend or terminate the 2019 LTIP at any time without shareholder approval, provided that no amendment, other than an increase to the overall share limit, may materially and adversely affect any award outstanding at the time of the amendment without the affected participant’s consent.

Enbridge shareholder approval is required to implement any of the following changes:

•	increasing the overall share limit;

•	reducing the grant, exercise or purchase price for any awards;

•	the cancellation of any awards and the reissue of or replacement of such awards with awards having a lower grant, exercise or purchase price;

•	removing or exceeding the limits of the 2019 LTIP on participation by insiders;

•	the extension of the term of any award;

•	allowing other than employees or non-employee directors of the Company or a subsidiary to become participants in the 2019 LTIP;

•	allowing awards to become transferable or assignable other than by will or according to the laws of descent and distribution; and

•	changing the amendment provisions of the 2019 LTIP.

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Termination provisions of equity compensation plans

The termination provisions for equity compensation awards granted under the 2019 LTIP (as governed by the incentive stock option grant agreements and the restricted stock unit grant agreements), and the incentive stock option plan (2007), as revised are summarized below.

Reason for termination		Incentive stock option provisions[1]	Restricted stock unit provisions

Resignation		Can exercise vested options up to 30 days from the date of termination or until the option term expires (if sooner).	All outstanding RSUs are forfeited.

Retirement

For incentive stock options granted prior to 2020, options continue to vest and can be exercised up to three years from retirement or until the stock option term expires (if sooner).

For incentive stock options granted in 2020 and thereafter, options continue to vest and can be exercised up to five years from retirement or until the stock option term expires (if sooner).

RSUs are prorated to retirement date and value is assessed and settled at the end of the usual term.

Death		All options vest and can be exercised up to 12 months from the date of death or until the option term expires (if sooner).	All outstanding RSUs become vested and are settled no later than 30 days following the date of death.

Disability		Options continue to vest based on the regular provisions of the plan.	All outstanding RSUs become vested and are settled no later than 30 days following the date of disability.

Involuntary termination	not for cause	Unvested options continue to vest and options that are vested or become vested can be exercised up to 30 days after the termination date or the notice period (if applicable) or until the option term expires (if sooner).	RSUs are prorated to termination date (plus any applicable notice period) and value is assessed and settled at the end of the usual term.
	for cause	All options are cancelled on the date of termination.	All outstanding RSUs are forfeited.

Change of control or reorganization

For 2016 and prior grants, for a change of control, options vest on a date determined by the HRC Committee before the change of control. For any other kind of reorganization, options are to be assumed by the successor Company. If they are not assumed, they will vest and the value will be paid in cash.

Beginning with the 2017 grants, if the employment of a participant is terminated without cause (including constructive dismissal) by the company or a subsidiary within two years after a change of control, then all unvested options of the participant vest on that double-trigger date.

If the employment of a participant is terminated without cause, (including constructive dismissal) by the Company or a subsidiary within two years after a change of control, then all outstanding RSUs become vested and are settled no later than 30 days following the date of termination.

Other transfer or assignment of stock options		The holder of an option may not transfer or assign it other than by will, or as allowed by the laws of descent and distribution.	The award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

[1]

Differences in termination provisions apply for US$ options where the executive has elected treatment as incentive stock options within the meaning of U.S. Internal Revenue Code Section 422. All U.S. ISOs beginning with the 2018 grant are issued as non-qualified.

Enbridge Inc. 2023 Management Information Circular	111

Other benefits elements

Retirement benefits

The NEOs participate in the Senior Management Pension Plan (“SMPP”), a non-contributory defined benefit plan which is part of a market competitive compensation package for all Canadian and U.S. members of senior management. Before becoming participants in the SMPP, certain NEOs participated in a defined benefit or defined contribution pension plan.

Defined benefit plan

The following graphic shows how the SMPP retirement benefit payable at normal retirement age is calculated:

Key terms of the SMPP:

•	Eligibility: members of senior management join the SMPP on the later of their date of hire or promotion to a senior management position;

•	Vesting: plan participants are fully vested immediately;

•

Retirement age: normal retirement date is age 65. Participants may retire and receive an unreduced benefit at age 60, or as early as age 55 if they have 30 years of service. Participants with less than 30 years of service may retire on or after age 55 and receive a benefit that is reduced by 3% for each year the participant’s age at retirement was less than age 60;

•	Adjustment for inflation: retirement benefits are indexed at 50% of the annual increase in the consumer index price; and

•

Survivor benefits: benefits are payable for the life of the member. If the member is single at retirement, 15 years of pension payments are guaranteed. If the member is married at retirement and dies before their spouse, 60% of the pension will continue to be paid to the spouse for his/her lifetime.

Pension benefits are paid from the following tax-qualified and supplemental pension plans (collectively, the “Senior Management Pension Plan” (SMPP):

•	Retirement Plan for Employees of Enbridge Inc. and Affiliates;

•	Enbridge Employee Services, Inc. Employees’ Pension Plan;

•	Enbridge Supplemental Pension Plan; and

•	Enbridge Employee Services Inc. Supplemental Pension Plan for United States Employees.

Prior to the merger of Enbridge Inc. and Spectra Energy (the Merger Transaction as defined on page 114), Mr. Yardley participated in a qualified and a non-qualified cash balance arrangement, to which there are no further contributions or service accruals.

112	Enbridge Inc. 2023 Management Information Circular

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Summary of defined benefits

The following table outlines estimated annual retirement benefits, accrued pension obligations and compensatory and non-compensatory changes for the NEOs under the defined benefit pension plans. All information is based on the assumptions and methods used for the purposes of reporting the Company’s financial statements and which are described in the Company’s financial statements.

Executive[7]	Credited service (years)	Annual benefits payable		Accrued obligation at January 1, 2022 ($)	Compensatory change[1] ($)	Non- compensatory change[2] ($)	Accrued obligation at December 31, 2022 ($)
		At year end ($)	At age 65 ($)
				A	B	C	A+B+C

Al Monaco[3]	24.08	1,750,000	1,750,000	28,798,000	204,000	(3,499,000)	25,503,000

Vern D. Yu	21.75	486,000	652,000	8,954,000	1,140,000	(2,461,000)	7,633,000

Cynthia L. Hansen	17.42	330,000	533,000	5,589,000	2,091,000	(1,996,000)	5,684,000

Colin K. Gruending[4]	19.25	415,000	658,000	7,011,000	855,000	(2,267,000)	5,599,000

William T. Yardley[5,6]	21.55	118,000	118,000	3,939,000	285,000	(1,643,000)	2,581,000

Robert R. Rooney	5.92	118,000	118,000	1,682,000	410,000	(448,000)	1,644,000

[1]	The components of compensatory change are current service cost and the difference between actual and estimated pensionable earnings.
[2]	The non-compensatory change includes interest on the accrued obligation at the start of the year, changes in actuarial assumptions and other experience gains and losses not related to compensation.
[3]

Mr. Monaco’s expected June 30, 2023 retirement date has been reflected in the annual benefits payable at age 65 and the accrued obligation at December 31, 2022. Mr. Monaco’s retirement benefit is calculated using a 2.5% accrual rate for each year of credited service between 2008 and 2013. The higher accrual rate is equivalent to approximately 1.50 years of credited service. Upon Mr. Monaco’s appointment to President & CEO, a cap to the annual pension payable of $1,750,000 was implemented.

[4]	Mr. Gruending’s SMPP retirement benefits earned after December 31, 2017 are not indexed for inflation.
[5]

Mr. Yardley’s annual benefits payable and accrued obligation at year end reflects his retirement in 2022. The accrued obligation at January 1, 2022 reflects his cash balance retirement benefits earned prior to joining the SMPP equal to US$1,102,701. The annual benefits payable and accrued obligation at December 31, 2022 excludes the cash balance retirement benefits earned prior to joining the SMPP as he elected to receive these benefits as a lump sum following this retirement.

[6]

U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.3550 in 2022. The impact of changes to exchange rates on Ms. Hansen’s and Mr. Yardley’s accrued obligation are reflected in the non-compensatory change.

[7]

In 2020, all NEOs were granted a temporary hold-harmless against a reduction to their SMPP pension resulting from the significant reductions in base salary should they retire within five years of the reduction. These temporary base salary reductions were related to the impacts of COVID-19, reduced energy demand and reduced commodity prices, and were not intended to have a permanent impact on the SMPP lifetime pensions. NEO base salaries were reinstated in 2021.

Defined contribution plan

The defined contribution pension plan is a non-contributory pension plan. The level of contribution varies, depending on age and years of service. None of the NEOs are currently participating in the defined contribution pension plan.

Messrs. Monaco, Yu, Gruending and Ms. Hansen participated in the defined contribution plan for three years, five years, four years and six years respectively, prior to joining the SMPP. The values shown below reflect market value of assets of the defined contribution plan.

Executive	Accumulated value at January 1, 2022 ($)	Compensatory change[1] ($)	Accumulated value at December 31, 2022 ($)

Al Monaco	91,279	-	84,051

Vern D. Yu	102,061	-	95,239

Cynthia L. Hansen	177,812	-	158,616

Colin K. Gruending	103,304	-	98,642

[1]	The compensatory change is equal to contributions made by the Company during 2022.

Enbridge Inc. 2023 Management Information Circular	113

Other benefits

Enbridge’s savings plan and benefits plans are key elements of the total compensation package for our employees, including our NEOs.

Savings Plan

Enbridge provides a savings plan for Canadian employees and a 401(k) savings plan for U.S. employees. All NEOs participate in the savings plan on the same terms as eligible employees. The savings plans assist and encourage employees to save by matching 100% of employee contributions up to plan limits (maximum 2.5% and 6% of base salary for Canadian employees and U.S. employees, respectively) and subject to applicable tax limits. In Canada, matching contributions are provided as flex credits which may be used to purchase additional benefits or taken as after-tax cash; in the U.S., matching contributions are invested in the savings plan.

Life and health benefits

Medical, dental, life insurance and disability insurance benefits are available to meet the specific needs of individuals and their families. The NEOs participate in the same plan as all other employees. The plans are structured to provide minimum basic coverage with the option of enhanced coverage at a level that is competitive and affordable.

The HRC Committee reviews the retirement and other benefits regularly. These benefits are a key element of a total compensation package and are designed to be competitive and reasonably meet the needs of executives in their current roles.

Assumed equity-based compensation awards from Spectra Energy

On February 27, 2017, Enbridge Inc and Spectra Energy combined through a stock-for-stock merger transaction (the “Merger Transaction”). Pursuant to the terms of the merger agreement, Enbridge assumed all awards outstanding under the Spectra Energy Corp 2007 Long Term Incentive Plan, as amended and restated (the “Spectra 2007 LTIP”) at the closing of the Merger Transaction (“Assumed Spectra LTIP Awards”). The Assumed Spectra LTIP Awards, including the shares of Enbridge issuable thereunder, were approved by Enbridge shareholders as part of the Merger Transaction on December 15, 2016. No further awards have been or will be granted under the Spectra 2007 LTIP following the closing of the Merger Transaction.

Spectra 2007 LTIP

The Assumed Spectra LTIP Awards remain subject to and will continue to be administered by Enbridge pursuant to the terms of Spectra 2007 LTIP. The following summarizes the material provisions of the Spectra 2007 LTIP to the extent applicable to the Assumed Spectra LTIP Awards. The summary is qualified in its entirety by the full text of the amended and restated Spectra 2007 LTIP, which is available on Enbridge’s profile on the SEC’s website at www.sec.gov.

General provisions

•	Number of shares. The aggregate number of Enbridge shares that may be issued pursuant to the Assumed Spectra LTIP Awards is 5,000,000 shares of Enbridge representing 0.25% of Enbridge’s outstanding and issued shares as at December 31, 2019.

•	Reservation of Shares. When Spectra Energy first adopted the Spectra 2007 LTIP in 2007, it reserved 30,000,000 shares of common stock for issuance under the Spectra 2007 LTIP, with an additional 10,000,000 shares and 12,500,000 shares reserved following shareholder approval on April 19, 2011 and April 26, 2016, respectively. Immediately prior to closing of the Merger Transaction, there were 19,756,580 shares of Spectra Energy common stock available for future issuance under the Spectra 2007 LTIP. However, Enbridge determined that it would not grant any additional awards under the Spectra 2007 LTIP following the closing of the Merger Transaction and as a result, assumed only those shares issuable under the Assumed Spectra LTIP Awards. All future equity-based awards granted by Enbridge (including those made to legacy Spectra Energy employees) will be awarded pursuant to Enbridge’s existing plans and not the Spectra 2007 LTIP.

•	Administration. Prior to the closing of the Merger Transaction, the Spectra 2007 LTIP was administered by the Compensation Committee of Spectra Energy, which had the authority to determine the persons to whom awards were granted, the types of awards granted, the time at which awards were to be granted, the number of shares, units or other rights subject to an award, and the terms and conditions of each award. Following the completion of the Merger Transaction, the Spectra 2007 LTIP will, solely to the extent applicable to the Assumed Spectra LTIP Awards, be administered by the HRC Committee consistent with the administration of Enbridge’s existing compensation programs.

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Executive Compensation

•	Eligibility. All key employees of Spectra Energy and its subsidiaries and all non-employee directors were eligible for awards granted under the Spectra 2007 LTIP, as selected from time to time by the Compensation Committee of Spectra Energy in its sole discretion. As noted above, only those shares issuable under the Assumed Spectra LTIP Awards were assumed by Enbridge in connection with the Merger Transaction and as a result, no additional awards will be granted by Enbridge to any individual under the Spectra 2007 LTIP.

•	Awards. As described in more detail below, the Assumed Spectra LTIP Awards include Spectra Energy options.

•	Adjustments to awards. The HRC Committee may determine and implement appropriate adjustments to the Assumed Spectra LTIP Awards in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or other similar change of control transactions.

•	Term and amendment. The Spectra 2007 LTIP has a term of ten years from the date of approval by the shareholders of Spectra Energy, which was last granted on April 26, 2016, subject to earlier termination or amendment in accordance with the terms of the Spectra 2007 LTIP. Any amendment to the Assumed Spectra LTIP Awards or the Spectra 2007 LTIP that is implemented by the HRC Committee may not materially adversely affect the Assumed Spectra LTIP Awards without consent of the holder of such award.

•	Assignability. A stock option granted under the Spectra 2007 LTIP may, solely to the extent permitted by the HRC Committee, be transferred to members of the participants’ immediate family or to trusts, partnerships or corporations whose beneficiaries, members or owners are members of the participant’s immediate family or such other person as may be approved by the HRC Committee in advance and set forth in the award agreement. All other Assumed Spectra LTIP Awards are not assignable or transferable except by will or the laws of descent and distribution.

Stock options

•	Nonqualified stock options and incentive stock options. Spectra Energy granted options under the Spectra 2007 LTIP to purchase shares of Spectra Energy common stock (“Spectra Energy options”) to certain of its employees. As of immediately prior to the closing of the Merger Transaction, there were 4,000 Spectra Energy options outstanding under the Spectra 2007 LTIP at a weighted average exercise price of US$26.33 per share of Spectra Energy common stock and 892,163 Spectra Energy options outstanding under the Spectra 2007 LTIP at a weighted average exercise price of US$28.40 per share of Spectra Energy common stock.
•	Exercise price. The exercise price of each Spectra Energy option was determined by the Compensation Committee of Spectra Energy at the date of grant, provided however, that the exercise price per option could not be less than 100% of the fair market value per share of the common stock of Spectra Energy as of the date of grant. As the exercise price of the Spectra Energy options was determined at the date of grant, the exercise price may be below the then current market price of the Enbridge shares at the time the options are exercised.

•	Vesting and term of stock options. The Compensation Committee of Spectra Energy prescribed in the award agreement applicable to each Spectra Energy option the time or times at which, or the conditions upon which, such option vests or becomes exercisable. Spectra Energy options generally have a term of ten years from date of grant and during such term, once vested, the option could be exercised, unless a shorter exercise period was specified by the Compensation Committee of Spectra Energy in an award agreement, and subject to such limitations as may apply under an award agreement relating to the termination of a participant’s employment or other service with Spectra Energy or any of its subsidiaries.

•	Treatment upon closing of the Merger Transaction. At the closing of the Merger Transaction, each outstanding Spectra Energy option, whether vested or unvested, was automatically converted into an option to purchase, on the same terms and conditions as were applicable immediately prior to the closing, the number of Enbridge shares equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such option immediately prior to the closing and (ii) 0.984 (“Exchange Ratio”), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Spectra Energy common stock of such Spectra Energy option immediately prior to the closing divided by (B) the Exchange Ratio. The Spectra Energy options assumed by Enbridge in connection with the Merger Transaction are exercisable for 881,819 Enbridge shares at a weighted average exercise price of US$28.87 per share of Enbridge shares, vest at various dates until February 2019 and have various terms expiring on or before February 2026.

Other stock-based awards

•	Other stock-based awards. In addition to the Assumed Spectra LTIP Awards, Spectra Energy had other equity-based or equity-related awards representing a right to acquire or receive shares of Spectra Energy common stock or payments or benefits measured by the value thereof (“Spectra Energy other awards”) outstanding under the Spectra Energy Executive Savings Plan and the Spectra Energy Directors’ Savings Plan (“Spectra Savings Plans”).

Enbridge Inc. 2023 Management Information Circular	115

•	Treatment upon closing of the Merger Transaction. At the closing of the Merger Transaction, each outstanding Spectra Energy other award was automatically converted into a right to acquire or receive benefits measured by the value of Enbridge shares, on the same terms and conditions as were applicable to the Spectra Energy other award immediately prior to the closing. As converted, the number of Enbridge shares subject to such other award is equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such award immediately prior to the closing and (ii) the Exchange Ratio. The Spectra Savings Plans have trust funding vehicles (commonly referred to as rabbi trusts) (“Spectra Savings Plan Trusts”). Obligations to fund the Spectra Savings Plan Trusts were triggered in connection with the Merger Transaction. For any share-settled Spectra Energy other awards, the Enbridge shares used to settle such awards will be obtained on the market by the trustee of the Spectra Savings Plan Trusts.

Quantification of equity-based compensation

Set forth below are the number of Enbridge shares issuable under the Spectra 2007 LTIP in connection with the exercise or settlement of the Assumed Spectra Energy Awards outstanding as of December 31, 2022.

Spectra Energy options	Total Enbridge shares issuable under Spectra 2007 LTIP	Percentage of issued and outstanding Enbridge shares

618,605	618,605	0.0305%

Termination provisions of Spectra Energy options

The termination provisions for the Spectra Energy options, are described below.

Reason for termination	Provisions

Voluntary termination (not retirement eligible)

The unvested portion of such an award terminates immediately.

Vested Spectra Energy options can be exercised through the earlier of 3 months following termination of employment or the 10th anniversary of the grant date.

Voluntary termination (retirement eligible)

Unvested options are pro-rated based on full and partial months of service during the vesting period, and vest immediately.

Vested Spectra Energy options can be exercised through the 10th anniversary of the grant date.

Involuntary termination, for cause

The unvested portion of such an award terminates immediately.

Vested Spectra Energy options can be exercised through the earlier of 3 months following termination of employment or the 10th anniversary of the grant date.

Involuntary termination, without cause or for good reason before 2 year anniversary of change in control (the 2-Year CIC Period)	The unvested portion of such an award vests upon such termination from employment. Vested Spectra Energy options can be exercised through the 10th anniversary of the grant date.

Involuntary termination, without cause after 2-Year CIC Period

The award is pro-rated based on full and partial months of service during the vesting period.

Vested Spectra Energy options can be exercised through the earlier of 3 months following termination of employment or the 10th anniversary of the grant date.

Employment termination as a result of death or disability

The unvested portion of such an award vests.

Vested Spectra Energy options can be exercised through the earlier of 36 months following such termination of employment or the 10th anniversary of the grant date.

Other transfer or assignment of stock options	The holder of an option may not transfer or assign it other than by will, or as allowed by the laws of descent and distribution.

116	Enbridge Inc. 2023 Management Information Circular

Executive Compensation

Report of the Human Resources and Compensation Committee

The Human Resources and Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on the review and discussion, the Human Resources and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Management Information Circular. This report is provided by the following independent directors who comprise the Human Resources and Compensation Committee:

Steven W. Williams (Chair)

Mayank (Mike) M. Ashar

Susan M. Cunningham

S. Jane Rowe

Enbridge Inc. 2023 Management Information Circular	117

118 Appendices

119	Appendix A – Shareholder rights plan summary

122	Appendix B – Shareholder proposals

127	Appendix C – Terms of Reference for the Board

129	Appendix D – Advisories

129	Non-GAAP and other financial measures

130	Forward-looking information

Appendices

Appendix A – Shareholder rights plan summary

Background

Our shareholder rights plan (rights plan) is designed to encourage the fair treatment of shareholders if there is a takeover bid for control of Enbridge Inc. (Enbridge). On the original adoption and continuation of the rights plan, the Board of Directors (Board) considered the legislative framework in Canada governing take-overs. Under applicable securities legislation, a take-over bid generally means an offer to buy the voting or equity shares of a corporation from the shareholders so the bidder (and certain related parties) will own 20% or more of the outstanding shares of the corporation when the transaction is complete.

Two concerns about take-over bids

Current legislation governing take-over bids in Canada raises two major concerns for shareholders:

Pressure to tender

A shareholder who does not support a take-over bid may feel compelled to sell their shares to avoid holding illiquid shares or minority discounted shares, especially if the bidder is interested in acquiring only a portion of the outstanding shares to gain a controlling position in the corporation.

Unequal treatment

Although provincial securities legislation has addressed many concerns about shareholders receiving equal treatment in a take-over bid, it is still possible for one shareholder, or a small group of shareholders, to sell their shares under a private agreement at a premium not offered to other shareholders. It is also possible for someone to slowly acquire shares through a stock exchange and gain a controlling interest without paying fair value for the controlling position or sharing a controlling interest premium fairly among all shareholders.

A shareholder rights plan:

•	gives the board enough time to explore and develop alternatives to a take-over bid;

•	gives every shareholder an equal opportunity to participate;
•	encourages the bidder to either make a permitted bid (a bid that meets the board’s standards for fairness) or to only proceed with the support of the board; and

•	gives shareholders the right to buy shares at a reduced price when there is a take-over bid that is not a permitted bid or a bid supported by the board (often called a hostile bid).

Our rights plan became effective on November 9, 1995 (effective date) and shareholders last ratified it in 2020. Our rights plan provides that it must be reconfirmed and approved by a majority vote of shareholders not later than the 2023 annual meeting of shareholders and at such a meeting every three years thereafter. Where such shareholder approval is not obtained, the plan will terminate and cease to have effect. There are no substantive changes to the shareholder rights plan for 2023.

Summary of our rights plan

The summary below is qualified in its entirety by reference to the text of the 2023 rights plan agreement.

Permitted bids

A take-over bid is considered a permitted bid when it meets the Board’s minimum standards for fairness. It must be:

•	made by way of a take-over bid circular;

•	offered to all shareholders; and

•	remain outstanding for at least 105 days or such shorter period that a take-over bid must remain open for deposits of securities, in the applicable circumstances, pursuant to Canadian securities laws (Bid Period).

No shares of Enbridge Inc. (Enbridge shares or common shares) can be taken up or paid for until the Bid Period has expired. At that date, the Enbridge shares can only be taken up or paid for if more than 50% of the Enbridge shares held by independent shareholders (shareholders other than the bidder, its affiliates and persons acting jointly or in concert with certain other persons) have been tendered to the take-over bid and not withdrawn.

If more than 50% of the Enbridge shares held by independent shareholders are tendered within the Bid Period, the bidder must announce this and the take-over must remain open for another 10 days from the date of public announcement to allow time for additional deposits of Enbridge shares.

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A competing permitted bid can be made while a permitted bid is outstanding. The competing permitted bid must meet all of the requirements of a permitted bid, except that it can expire on the same day as the outstanding permitted bid, as long as the competing permitted bid has been outstanding for the minimum initial deposit period pursuant to National Instrument 62-104 Take-Over Bids and Issuer Bids.

Flip-in events

Any acquisition of, or offer to acquire, 20% or more of our common shares that is not by way of a permitted bid is called a flip-in event.

Rights

On the rights plan’s effective date, one right was issued and attached to each outstanding common share and all new common shares issued since then have one right attached.

Eight trading days after a flip-in event, the rights separate from the Enbridge shares and shareholders can then exercise their rights and transfer or trade them separately. Any rights held by the bidder become void when a flip-in event occurs. Eight trading days after the flip-in event, each right allows shareholders (other than the bidder) to buy Enbridge shares at 50% discount to their market price.

While issuing rights is not initially dilutive, reported earnings per share on a fully diluted or non-diluted basis may be affected by a flip-in event. Rights holders who do not exercise their rights when a flip-in event occurs may suffer substantial dilution.

Lock-up agreements

A bidder can enter into a lock-up agreement with shareholders who agree to tender their Enbridge shares to the takeover bid (locked-up persons), without triggering a flip-in event.

Lock-up agreements must be made public and must allow the locked-up persons to:

•	withdraw their Enbridge shares and tender them to another take-over bid or support another transaction that offers them more value; or

•	withdraw their Enbridge shares and tender them to another take-over bid, or support another transaction with an offer price that exceeds the value of the original bid by the amount specified in the lock-up agreement (or more), as long as the specified amount does not exceed 7% of the value of the original bid.

A lock-up agreement can include a right of first refusal or a delay (or other similar limitation) to give the offering party an opportunity to match the higher price offered by another take-over bid or transaction, as long as a locked-up person can accept another bid or tender their Enbridge shares to another transaction.

If a locked-up person does not deposit or tender their Enbridge shares to the original bid or withdraws any shares previously tendered and deposits them to another take-over bid or supports another transaction, he or she may be charged a penalty. The total penalty, including reimbursement of expenses, ‘‘break up’’ or ‘‘top up’’ fees and other amounts, cannot in aggregate be more than the higher of the following:

•	2.5% of the value payable under the original bid; or

•	50% of the amount by which the competing bid or transaction exceeds the value the locked-up person would have received under the original bid.

Exemptions

The following parties are exempt from triggering a flip-in event when they acquire more than 20% of the outstanding Enbridge shares, as long as they are not making a take-over bid or are part of a group doing so:

•	investment managers (for fully managed accounts);

•	trust companies (acting as trustees and administrators);

•	statutory bodies whose business includes managing funds;

•	administrators of registered pension plans;

•	crown agents or agencies; and

•	mutual funds or mutual fund managers or trustees.

Redeeming rights

The Board can redeem the rights at $0.001 per right as long as the redemption has been approved by a majority of shareholders (or rights holders, if the rights have separated). It can also redeem the rights without such approval after a permitted bid, competing permitted bid or exempt acquisition has been completed.

When the rights plan doesn’t apply

While acting in good faith, the Board can waive the application of the rights plan to a particular flip-in event before the event happens, if the bid is made by way of a take-over bid circular to all shareholders. This is called an exempt acquisition. In this situation, the waiver will also apply to any competing bid that is made by way of a take-over bid circular before the first bid expires.

120	Enbridge Inc. 2023 Management Information Circular

Appendices

Board of Directors

The rights plan does not detract from or reduce the Board’s duty to act honestly and in good faith in Enbridge’s best interests. When a permitted bid is made, the Board will continue to have the duty and power to take actions and make recommendations to shareholders, as are considered appropriate.

Making changes to the rights plan

The Board can make changes to the rights plan as long as they have been approved by a majority of shareholders (or rights holders, if the rights have separated) at a special meeting.

It can also make changes that are necessary to maintain the rights plan’s validity when legislation that applies to the rights plan changes, as long as the changes are approved by a majority of shareholders (or rights holders, if the rights have separated) at the next shareholder meeting.

The Board can correct typographical or administrative errors without shareholder approval.

Certificates and transferability

Before separation, the rights issued with our shares are evidenced by a legend on our share certificates, and they are not transferable separately from the Enbridge shares they are issued with. If the rights separate from the Enbridge shares, they will be evidenced by rights certificates or book entry-rights, which will be transferable and can be traded separately from the Enbridge shares from the time they separate.

For more information, you can ask our Corporate Secretary for a free copy of our 2023 rights plan agreement:

Corporate Secretary

Enbridge Inc.

200, 425 – 1st Street S.W., Calgary, AB, T2P 3L8

CorporateSecretary@enbridge.com

Enbridge Inc. 2023 Management Information Circular	121

Appendix B – Shareholder proposals

DI Foundation, at 185-911 Yates St., Suite 586, Victoria, British Columbia, V8V 4Y9, holder of 55 common shares of Enbridge, represented by Investors for Paris Compliance, has filed two shareholder proposals for consideration at the Meeting. These proposals, together with the proponent’s supporting statements, are contained in this section.

The Board of Directors strongly recommends you vote AGAINST both shareholder proposals.

At Enbridge, our purpose is to safely and reliably deliver the energy that fuels people’s quality of life. Our purpose, when set against an ongoing global crisis that threatens access to secure, sustainable and affordable energy, has never been clearer. Enbridge remains committed, and has implemented a focused plan, to achieve the net zero and interim GHG emissions reduction targets we set in 2020.

Our strategy is underpinned by a deep understanding of energy supply and demand fundamentals. Through disciplined capital allocation that is aligned with our outlook on energy markets, we have become an industry leader with a diversified portfolio of conventional and lower-carbon energies. Our assets have reliably generated low-risk, resilient cash flows through many commodity and economic cycles. Predictable growth, including with respect to our dividend, is a hallmark of our investor value proposition. Our growth strategy includes expanding, modernizing and reducing emissions intensity from our existing conventional businesses while ramping up investment in lower-carbon platforms, such as renewable power, carbon capture and storage, hydrogen and renewable natural gas.

Our Board and management work together to maintain strategic alignment and to ensure we deliver on our commitments and the expectations of our stakeholders, including meeting our ESG goals. Our approach to reducing our operational emissions is informed and refined by ongoing engagement with investors, customers, host communities and groups such as Climate Action 100+, as well as a learning culture, driving to continuously improve. For more information see the “Letter to shareholders”, “ESG highlights” on page 9, and “Strategic planning” and “Oversight of risk and ESG matters” on page 43.

At their core, the shareholder proposals reflect the proponent’s view that Enbridge should quickly shift away from the transportation of liquids and natural gas. This view does not accurately reflect global energy fundamentals, which indicate that all forms of energy will play a role in the supply mix far into the future and that natural gas is required as a critical enabler of the energy transitions underway. Hence, this view disregards Enbridge’s purpose and role within a complex and globally integrated energy system, the needs of our customers, our long-term investors, and the global need for all types of energy sources that support quality of life. If adopted, the proposals would undermine the Company’s deliberate and prudent approach to the energy transition and detract from the marked and measurable progress that the Company has made and continues to make. Through our strategy, performance and transparent disclosures, Enbridge’s Board and management have a demonstrated track record of making prudent decisions in the best interests of the Company, our shareholders and our stakeholders.

We are proud of the progress we have made against our GHG emissions reduction goals – and for being recognized as a leader among peers in the establishment of our goals and our progress towards them. We were the first within the energy midstream sector to establish emissions reduction targets in 2020 and we continue to be recognized as a leader. We are rated first among peers by CDP (the Carbon Disclosure Project), maintaining our rating of A-minus for climate change for the third straight year. The Dow Jones Sustainability Index (DJSI) has named Enbridge to its North American index for the last three years, and our score improved in 2022. Also in 2022, Moody’s ranked Enbridge first in ESG among 43 companies in our sector and scored us as “robust” in the Energy Transition category, which examines a company’s risks and opportunities management in the transition to a low carbon economy. For more information about our awards and recognition, including ESG ratings and rankings, see the Executive Summary at page 11 and our website at enbridge.com.

122	Enbridge Inc. 2023 Management Information Circular

Appendices

Shareholder Proposal #1 – Whether the Company’s pattern of lobbying and political donations in the U.S. is creating unnecessary business risk and is consistent with its net zero goal

Resolved: Shareholders request that the Board produce a report, at reasonable cost and omitting proprietary information, examining whether Enbridge’s pattern of lobbying and political donations in the U.S. is creating unnecessary business risk and is consistent with its net zero goal. The report should disclose evaluation criteria and external stakeholders consulted, if any.

Supporting Statement: In November 2021, Politico ran a story with the headline: “The Canadian energy company in the way of Whitmer’s campaign,”1 accusing Enbridge of “trying to scuttle Michigan Gov. Gretchen Whitmer’s re-election bid.” She went on to win. The story details “six-figure ad buys” by Enbridge advocating for the continued use of Line 5 directly and indirectly via front groups like ‘Great Lakes. Michigan Jobs.’2 Enbridge has spent over US$100,000 on lobbying in Michigan in each of the past four years.3 In Minnesota, Enbridge also used a front group during the Line 3 controversy – ‘Minnesotans for Line 3’4 which spent hundreds of thousands of dollars on advertising and tries to position itself as a grassroots organization but which the media discovered had Enbridge executives listed as responsible for TV ads.5 Enbridge caused international headlines6 for partially funding Minnesota police during enforcement actions against Line 3 protestors – nearly 900 people were arrested. The payments totaled US$8.6 million and are now the subject of legal action alleging violation of due process and equal protection of protestors since the payments amount to third-party influence over law enforcement.7 In New York, Enbridge serves on the steering committee of ‘New Yorkers for Affordable Energy,’8 a front group that has been accused9 of lobbying against the implementation of New York State’s Climate Leadership and Community Protection Act. Despite their prominence and controversial nature, none of Enbridge’s activities with these front groups in Michigan, Minnesota, and New York have been disclosed by the company in investor materials. Federally in the U.S., Enbridge has a pattern of donating to pro-fossil fuel politicians. In 2022 Enbridge’s biggest donations were to Senator Joe Manchin10 who achieved notoriety for single-handedly blocking national climate action,11 and Rep. Jack Bergman12 who has a 10% pro-environment lifetime voting score from the League of Conservation Voters.13 InfluenceMap scores Enbridge with a D on lobbying, saying the company remains “actively engaged with both local and regional energy policies in North America to promote fossil fuels in the energy mix.”14 Enbridge’s pattern of lobbying and political expenditures in the U.S. is causing significant controversy and creating business risk associated with alienation of decision makers and key constituencies while appearing to be unaligned with its goal to achieve net zero. This pattern and lack of disclosure merits due consideration and oversight by the Enbridge Board. This proposal is consistent with the investor-created Global Standard on Corporate Climate Lobbying.15 We respectfully request that shareholders vote FOR this proposal.

The Board of Directors recommends voting AGAINST proposal #1 for the following reasons

Enbridge is engaged in political, regulatory and public policy processes in the jurisdictions where we operate, with a view to contributing to the development of responsible public policies and regulatory processes consistent with our core values and purpose, in support of our business strategy and in accordance with the letter and spirit of all applicable laws and our Statement on Business Conduct.

[1]	https://www.politico.com/news/2021/11/18/canadian-energy-company-gretchen-whitmer-campaign-522937
[2]	https://www.facebook.com/ads/library/?active_status=all&ad_type=all&country=US&view_all_page_ id=103481651030324&search_type=page&media_type=all
[3]

https://miboecfr.nictusa.com/cgi-bin/cfr/lobby_detail.cgi?caller%3DSRCHRES%26last_match%3D50%26 lobby_type%3D%2A%26lobby_name%3DENBRIDGE+ENERGY% 26include%3Dactive%261%3D1%26lobby_id%3D11412%26 last_match%3D0

[4]	https://www.minnesotansforline3.com/
[5]	https://www.desmog.com/2019/06/06/enbridge-minnesotans-line-3-front-group-oil-pipeline/
[6]	https://www.theguardian.com/uk-news/2021/oct/05/line-3-pipeline-enbridge-paid-police-arrest-protesters
[7]	https://truthout.org/articles/sheriff-retaliates-against-lawyers-scrutinizing-arrests-of-water-protectors/
[8]	https://www.ny4affordableenergy.com/ourcoalition/
[9]	https://news.littlesis.org/2022/04/19/fossil-fuel-industry-mobilizes-front-group-to-weaken-ny-climate-law/
[10]	https://disclosurespreview.house.gov/lc/lcxmlrelease/2022/MM/701046355.xml
[11]	https://www.theguardian.com/us-news/2022/jul/16/joe-manchin-biden-climate-democrats-climate-plans
[12]	https://disclosurespreview.house.gov/lc/lcxmlrelease/2022/YY/701075331.xml
[13]	https://scorecard.lcv.org/moc/jack-bergman
[14]	https://lobbymap.org/company/Enbridge-fa83bd6f5cc0d0fbd7aa37c2cbd4c527/projectlink/Enbridge-In-Climate-Change
[15]	https://climate-lobbying.com/

Enbridge Inc. 2023 Management Information Circular	123

Enbridge is committed to supporting the development of responsible public policy in the energy infrastructure industry. We work with various trade associations on a variety of public policy issues that may impact our Company. Our multi-faceted advocacy efforts include: support for our assets and projects, pipeline safety, security and reliability, regulatory certainty and stability, fiscal tax and trade policy, climate change, energy transition and innovation, and engagement and economic inclusion of Indigenous peoples. Our advocacy activities closely align with our corporate strategy and include advocacy efforts to bolster our emissions reduction and net zero goals. We support the goals of the Paris Agreement and advocate for efficient and effective public policies designed to reduce emissions. We may not align with or support every policy decision each of these associations makes; however, we do advocate our position.

We transparently disclose our lobbying activity in our annual Sustainability Report, consistent with requirements in the jurisdictions in which we operate. The report also provides a breakdown of our political contributions which, in 2021, totaled less than US$175,000 across Canada and the U.S., a de minimus fraction of Enbridge’s key business metrics. We have a Political Contributions Policy that describes our political engagement philosophy and our approach to lobbying, political contributions and overall governance. Our policy and approach are reviewed by the Sustainability Committee of the Board of Directors.

In 2021, Enbridge published its initial Trade Association Climate Review which provides detailed assessments of the alignment between our climate-related policy positions and those of key industry associations to which we contribute $50,000 or more in dues. This was a first step in enhancing our disclosures to better demonstrate Enbridge’s engagement with trade associations on climate-related policy issues and to better align Enbridge’s advocacy efforts across its businesses, jurisdictions and key organizations where we are represented.

We engage with investors and other stakeholders on ways to further demonstrate alignment of our business strategy with our advocacy efforts and to further detail our engagement in the democratic process. Specifically, we’ve met with Climate Action 100+ and several of its members to discuss the Global Standard on Corporate Climate Lobbying, referenced in the proposal. As a result of this constructive engagement, in 2023, Enbridge will update and enhance our earlier Trade Association Climate Review by publishing a Climate Lobbying Report that: 1. Confirms our climate change lobbying activities are in line with the goals of the Paris Agreement; 2. Describes our approach to climate-lobbying; and 3. Provides a clear framework that addresses any misalignment between the climate positions of trade associations we are members of and the goals of the Paris Agreement. These enhanced climate-lobbying disclosures will be a first among Canadian energy peers.

As for the proponent’s assertions, including the suggestion that Enbridge funded Minnesota police activities during enforcement actions related to the Line 3 Replacement project, the facts convey a different reality. In permitting the project, the Minnesota Public Utilities Commission (PUC) required that Enbridge fund a public safety escrow account, managed by an independent public safety account manager, overseen by the state of Minnesota, not Enbridge. We responded to the sensational claims made in the Guardian article which underpins the proponent’s accusation, at the time it was published. Our detailed response is available on our website at enbridge.com.

As outlined in Company policies, existing disclosures and public reporting, Enbridge’s targeted engagement in the democratic process and advocacy in support of our operations, our projects, our people, our customers and our communities is very much aligned to our corporate strategy and necessary management of business risks.

The proponent’s request and approach is highly unusual compared to any climate-related lobbying proposal in the U.S. and Canada. The proponent is not simply seeking more climate-related lobbying information from the Company for the benefit of shareholders. On the contrary, its submission is based on disputed facts and is covertly aimed at changing and directing our climate-lobbying policies and practices, without due consideration of our strategy and business risks. Its request to report on whether our approach creates “unnecessary business risks” disregards the Board’s active role in identifying and exploring the principal risks to Enbridge’s business strategy and ensuring that the appropriate systems are implemented to monitor, manage and mitigate those risks. The Board undertakes extensive examination of the Company’s risks, through the annual Corporate Risk Assessment and quarterly reviews. For more information, see “Oversight of Risk and ESG Matters” on page 43. It is clear that the shareholder proponent has not assessed the risks and consequences of its request in the way that we, the Board of Directors, prudently and dutifully have.

We urge shareholders to vote against proposal #1.

124	Enbridge Inc. 2023 Management Information Circular

Appendices

Shareholder Proposal #2 – Annual disclosure of all of the Company’s scope 3 emissions using accepted definitions and in absolute terms

Resolved: Shareholders request that Enbridge annually disclose all of its scope 3 emissions using accepted definitions and in absolute terms.

Supporting Statement: The Greenhouse Gas Protocol defines scope 3 emissions as: “All indirect emissions (not included in scope 2) that occur in the value chain of the reporting company, including both upstream and downstream emissions.”16 If a company’s financial viability is dependent on scope 3 emissions being released – as is the case with Enbridge – then it is critical that investors have a full and complete picture of these emissions. CDP is clear that midstream companies like Enbridge take responsibility for all scope 3 emissions: “While O&G products are not directly sold by these companies, the emissions from their end use still generates Scope 3 emissions that arise as “a consequence of an organization’s operations and activities.”17 Yet, in its latest Sustainability Report18, Enbridge states that: “Scope 3 GHG emissions result from our utility customers’ natural gas use, our employee business air travel, and electricity grid transmission and distribution loss (grid loss).” This does not align with the internationally accepted Greenhouse Gas Protocol scope 3 definition because Enbridge misses both the upstream and downstream emissions from most of the products that it derives revenue from. Enbridge does report a metric for the upstream emissions intensity “of the energy we deliver.” But, Enbridge does not take responsibility for these emissions as its scope 3 emissions. It also does not account for the downstream emissions of the energy and does not report the numbers in absolute terms so that investors can see their scale. Enbridge claims a “contribution to avoidance of third-party emissions” via various green projects without also disclosing the other side of the ledger – the projects it is building that expand fossil fuel delivery that thereby expand scope 3 emissions. Enbridge takes the same approach to scope 3 emissions in its Sustainability-Linked Bond Framework19 that it published as part of bond issuances, saying “we are doing our part to reduce scope 3 emissions,” while again using an incomplete definition of scope 3 emissions and not disclosing increased scope 3 emissions from expansion of fossil fuel delivery. Investors in Enbridge equities and bonds are thereby left uninformed regarding the true nature of the company’s scope 3 emissions and the implications both for Enbridge’s role in the energy transition and for meeting its stated net zero by 2050 commitment. To address this uncertainty, investors request a full and transparent annual accounting in absolute emissions terms of all of Enbridge’s scope 3 emissions using accepted definitions. We respectfully request that shareholders vote FOR this proposal.

The Board of Directors recommends voting AGAINST proposal #2 for the following reasons

Enbridge continues to lead its sector in tracking and reporting on Scope 3 emissions. Despite very limited guidance defining Scope 3 parameters for the midstream sector, we have tracked and reported on Scope 3 emissions since 2009, and we continue to enhance our approach year-after-year.

In 2020, we developed a roadmap to enhance our disclosure of Scope 3 emissions. We report on Scope 3 emissions that we can confidently measure and report, including utility customer natural gas consumption, employee business air travel and electricity grid loss.

In 2021, we added a new Scope 3 metric regarding the emissions intensity of the energy we deliver. We also added a metric regarding Enbridge’s contribution to the avoidance of third-party emissions, through our investment in renewables, lower-carbon fuels and conservation programs.

In 2022, we committed to working with our key suppliers to support the further reduction of Scope 3 emissions – and we are making good progress. We hosted our first global Supplier ESG Summit and baselined our top 100 suppliers’ ESG and carbon performance. This data will ultimately help shape our supplier selection and relationship management processes.

[16]	https://ghgprotocol.org/sites/default/files/standards/Corporate-Value-Chain-Accounting-Reporing-Standard_041613_2.pdf
[17]	https://cdn.cdp.net/cdp-production/cms/guidance_docs/pdfs/000/000/469/original/CDP-Scope-3-Category11-Guidance-Oil-Gas.pdf?1643046888 at pg14.
[18]	https://www.enbridge.com/-/media/Enb/Documents/Reports/Sustainability-Report-2021/Enbridge-SR-2021.pdf
[19]	https://www.enbridge.com/~/media/Enb/Documents/Reports/Sustainability%20Report%202020/SLB-Framework_2021_FINAL.pdf

Enbridge Inc. 2023 Management Information Circular	125

The shareholder proposal requests that Enbridge “annually disclose all of its Scope 3 emissions using accepted definitions and in absolute terms.” This is neither possible nor prudent at this time. There currently are no standard definitions for all 15 categories of Scope 3 emissions in the GHG Protocol Scope 3 Standard. In addition, there is currently no established legal framework for Scope 3 emissions reporting applicable to Enbridge under Canadian or U.S. regulatory regimes.

The tracking, recording and measuring of Scope 3 emissions continues to be highly uncertain for midstream energy companies like Enbridge. In particular, category 3 (fuel-and energy-related activities not included in Scope 1 or Scope 3) and category 11 (use of sold products) remain challenging, as they require the tracking of products that move on and off our system.

The shareholder proponent is requesting the disclosure of information that is currently impossible to reliably provide, and this carries significantly more risk than benefit to our shareholders and to our Company. Publishing data that lacks definition, uniformity and certainty is, at its best, of limited utility to the reader due to lack of comparability and is, at its worst, highly misleading.

To address this uncertainty, Enbridge is proactively and diligently working with organizations in developing guidance for reporting Scope 3 emissions for the midstream sector. In addition, Enbridge is closely following, and engaging with regulators on, proposed climate-related disclosure requirements in Canada and the U.S.

Unlike the Board, the shareholder proponent does not owe any duty to Enbridge’s shareholders and stakeholders and it is clear, from the language of its proposal and supporting statement, that it has not assessed the risks and consequences of its request in the way that we, the Board of Directors, prudently and dutifully have.

Based upon our detailed review, and with the best interests of the Company and its shareholders in mind, we urge shareholders to vote against proposal #2.

126	Enbridge Inc. 2023 Management Information Circular

Appendices

Appendix C – Terms of Reference for the Board

I.	Introduction

The Board of Directors (“Board”) of Enbridge Inc. (the “Corporation”) oversees the management of, and provides stewardship over, the Corporation’s affairs. The Board’s primary goal is to act in the best interests of the Corporation to enhance long-term shareholder value while considering the interests of the Corporation’s shareholders and various other stakeholders. The Canada Business Corporations Act (“CBCA”) provides that every director and officer shall act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

These Terms of Reference are intended not to limit the powers of the Board but to assist the Board in the exercise of its powers and the fulfillment of its duties. These Terms of Reference operate in conjunction with the Corporate Governance Principles and Guidelines and the respective Terms of Reference for each of the Board’s committees, the Chair of the Board and the President & Chief Executive Officer (“CEO”).

II.	Board of Directors

The organization of the Board and its authority and procedures are subject to the CBCA and the Corporation’s articles and by-laws. The Corporation is also subject to other applicable law and stock exchange requirements.

Each Board committee shall convene at such times and places designated by its chair or whenever a meeting is requested by a committee member, the Board or an officer of the Corporation (or in the case of the Audit, Finance & Risk Committee, by the internal auditor or external auditor). A minimum of twenty-four (24) hours’ notice of each meeting shall be given to each Board committee member. A Board committee meeting shall be duly convened if at least a majority of the members are present. A quorum at a meeting shall consist of at least a majority of the members. Where the members consent, and proper notice has been given or waived, committee members may participate in a meeting of the committee by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to communicate adequately with each other, and a member participating in such a meeting by any such means is deemed to be present at that meeting. In the absence of the chair of the committee, the committee members may choose one (1) of the members to be the chair of the meeting. Where appropriate, members of the committee may meet separately with the Corporation’s senior management. Minutes shall be kept of all meetings of the Board’s committees.

Directors are expected to adequately prepare for, attend and participate at Board and Board committee meetings of which they are a member, become familiar with deliberations and decisions after any missed meetings and attend the annual meeting of shareholders. Directors should at all times discharge their responsibilities with the highest standards of ethical conduct and in conformity with applicable laws and regulations and the Corporation’s values of integrity, safety and respect. The Board has implemented a comprehensive Statement on Business Conduct applicable to all employees, contractors and Directors of the Corporation.

The Board operates by delegating certain of its authorities to management and by reserving certain powers to the Board and its committees. The Board is responsible for the stewardship of the Corporation and for monitoring the actions of, and providing overall guidance and direction to, management. Management is responsible for the management of the Corporation.

III.	Principal Responsibilities

As part of its stewardship responsibility, the Board has the following responsibilities:

A.

CEO and Senior Management – appointing the CEO; approving the Terms of Reference for the CEO; evaluating the CEO’s performance; approving the CEO’s compensation; approving the appointment of executive officers; and ratifying the appointment of officers;

B.	Succession Planning – ensuring that processes are in place for succession planning, including the appointment, training and monitoring of senior management;

C.

Strategy – adopting a strategic planning process and approving, at least on an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the Corporation’s business;

Enbridge Inc. 2023 Management Information Circular	127

and monitoring progress in achievement of the strategic plan and directing management to initiate corrective action as and when appropriate;

D.

Risk – ensuring that processes are in place for identifying and having an understanding of the principal risks of the Corporation’s business and ensuring that appropriate systems are implemented to monitor, manage and mitigate those risks;

E.	Internal Control – ensuring that processes are in place to monitor and maintain the integrity of the Corporation’s internal control and management information systems;

F.

Culture of Safety, Integrity, Respect and Inclusion – satisfying itself as to the integrity of the CEO and other executive officers and ensuring that the CEO and other executive officers create a culture of safety, integrity, respect and inclusion including fostering diversity and inclusion, throughout the Corporation. This includes approving and monitoring compliance with the Corporation’s Statement on Business Conduct.

G.	Corporate Governance – developing the Corporation’s approach to corporate governance, including the Corporate Governance Principles and Guidelines;

H.

Communications – ensuring that the Corporation has a communications program in place to effectively communicate with and receive feedback from shareholders, stakeholders and the public generally and to ensure that public disclosures and corporate communications are made in compliance with applicable securities legislation; and

I.

Non-Delegable Responsibilities – making certain decisions by the Board as a whole that cannot be delegated under the CBCA, including authorizing the issuance of securities, declaring dividends, approving management proxy circulars, approving annual financial statements and adopting, amending or repealing the Corporation’s by-laws.

IV.	Additional Typical Board Matters

The following non-exhaustive list identifies other matters generally considered by the Board in fulfilling its responsibility for stewardship of the Corporation. The Board may determine it appropriate to delegate certain of these matters to Board committees:

(i)

overseeing corporate financial operations, including: reviewing and recommending to shareholders changes to capital structure; reviewing and approving the annual budget, annual financing plans, dividend policy and new financings; reviewing and approving financial statements, management’s discussion and analysis and the annual report; and approving the Corporation’s authorities and spending limits policies for authorities delegated to management;

(ii)	reviewing and approving material initiatives, investments and transactions;

(iii)

ensuring that processes are in place to address applicable corporate, securities, regulatory and other compliance matters and approving and monitoring compliance with significant policies and procedures by which the Corporation is governed and operated; and

(iv)	managing the Board’s own affairs.

In addition to the matters referred to in these Terms of Reference, the Board performs other functions as may be necessary or appropriate in the circumstances, including functions expressly required by the CBCA or other applicable law, the Corporation’s articles or by-laws or applicable stock exchange requirements.

V.	Communicating with the Board

Interested parties wishing to communicate with the Board Chair may do so by writing to Board Chair c/o Corporate Secretary, Enbridge Inc., 200, 425-1st Street S.W., Calgary, Alberta, Canada T2P 3L8 or by email to corporatesecretary@enbridge.com.

VI.	No Rights Created

These Terms of Reference are intended to be part of the Board’s flexible governance framework. These Terms of Reference do not create any legally binding obligations on the Board, any Board committee, any Director or the Corporation.

128	Enbridge Inc. 2023 Management Information Circular

Appendices

Appendix D – Advisories

Non-GAAP and other financial measures

This Management Information Circular contains references to non-GAAP and other financial measures, including EBITDA, adjusted EBITDA, DCF and DCF per common share. Management believes the presentation of these metrics gives useful information to investors and shareholders as they provide increased transparency and insight into the performance of the Company.

Our non-GAAP measures described above are not measures that have standardized meaning prescribed by generally accepted accounting principles in the United States of America (U.S. GAAP) and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers. A reconciliation of historical non-GAAP and other financial measures to the most directly comparable GAAP measures is available on the Company’s website. Additional information on non-GAAP and other financial measures may be found in the Company’s earnings news releases or in additional information on the Company’s website, www.sedar.com or www.sec.gov

EBITDA and Adjusted EBITDA

EBITDA represents earnings before interest, tax, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses EBITDA and adjusted EBITDA to set targets and to assess the performance of the Company and its business units.

Distributable cash flow

DCF and DCF per common share are measures used for purposes of Enbridge’s executive compensation programs. The following table presents the reconciliation of cash provided by operating activities to DCF. DCF is defined as cash flow provided by operating activities before changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors. Management also uses DCF to assess the performance of the company and to set its dividend payout target. DCF for the year ended December 31, 2022 has been converted to DCF per share by taking DCF of C$10,983 million and dividing by 2,025 million, the weighted average number of Enbridge shares outstanding as of December 31, 2022. For purposes of the 2022 STIP award determinations as described on page 82, DCF was converted to DCF per share by taking DCF of C$10,955 million and dividing by 2,025 million, the weighted average number of Enbridge shares outstanding as of December 31, 2022. For purposes of 2020 PSU payout determinations as described on page 88, DCF was converted to DCF per share by taking DCF of C$11,036 million and dividing by 2,025 million, the weighted average number of Enbridge shares outstanding as of December 31, 2022.

	Years ended December 31

(unaudited, millions of Canadian dollars)	2022	2021

Cash provided by operating activities	11,230	9,256

Adjusted for changes in operating assets and liabilities[1]	12	1,466

	11,242	10,722

Distributions to noncontrolling interests and redeemable noncontrolling interests	(259)	(271)

Preference share dividends	(338)	(367)

Maintenance capital expenditures[2]	(820)	(686)

Significant adjustment items:

Other receipts of cash not recognized in revenue[3]	238	127

Distributions from equity investments in excess of cumulative earnings[4]	733	418

Enterprise insurance strategy restructuring expenses	100

Other items	87	98

Enbridge Inc. 2023 Management Information Circular	129

	Years ended December 31

(unaudited, millions of Canadian dollars)	2022	2021

DCF	10,983	10,041

Adjusting items in respect of:

For STIP calculation purposes, normalizations including (but not limited to) the net accretive impact of financing and strategic actions not contemplated at the time of target setting expressed in DCF	(28)	54

Total DCF adjusted for 2022 STIP award determinations	10,955	10,095

DCF	10,983	10,041

Adjusting items in respect of:

For 2020 PSU calculation purposes, normalizations including (but not limited to) the net accretive impact of financing and strategic actions not contemplated at the time of the grant expressed in DCF	53	155

Total DCF adjusted for 2020 PSU payout determinations	11,036	10,196

[1]	Changes in operating assets and liabilities, net of recoveries.
[2]

Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.

[3]	Consists of cash received net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
[4]	Presented net of adjusting items.

Forward-looking information

Forward-looking information, or forward-looking statements, have been included in this Management Information Circular to provide information about us and our subsidiaries and affiliates, including management’s assessment of our and our subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “likely”, “plan”, “project”, “target” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included in this document include, but are not limited to, statements with respect to the following: our corporate vision and strategy, including strategic priorities and enablers; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (NGL), liquified natural gas (LNG) and renewable energy; energy transition and lower-carbon energy, and our approach thereto; environmental, social and governance (ESG) goals, practices and performance; industry and market conditions; anticipated utilization of our assets; expected earnings before interest, income taxes and depreciation and amortization (EBITDA), distributable cash flow (DCF) and DCF per share and expected growth thereof; dividend growth and payout policy; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected capital expenditures; investable capacity and capital allocation priorities; and expected future growth, development and expansion opportunities.

Although we believe these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of, demand for, export of and prices of crude oil, natural gas, NGL, LNG and renewable energy; anticipated utilization of assets; exchange rates; inflation; interest rates; the COVID-19 pandemic and the duration and impact thereof; availability and price of labor and construction materials; the stability of our supply chain; operational reliability; maintenance of support and regulatory approvals for our projects; anticipated in-service dates; weather; the timing and closing of acquisitions and dispositions; the realization of anticipated benefits of transactions; governmental legislation; litigation; estimated future dividends and impact of our dividend policy on our future cash flows; our credit ratings; capital project funding; hedging program; expected EBITDA; expected future cash flows; and expected DCF and DCF per share. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy, and the prices of these commodities, are material to and underlie all

130	Enbridge Inc. 2023 Management Information Circular

Appendices

forward-looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation and interest rates and the COVID-19 pandemic impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs and are therefore inherent in all forward-looking statements.

Our forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of our strategic priorities, operating performance; legislative and regulatory parameters; litigation; acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; operational dependence on third parties; dividend policy; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; public opinion; changes in tax laws and tax rates; exchange rates; inflation; interest rates; commodity prices; access to and cost of capital; political decisions; global geopolitical conditions; the supply of, demand for and prices of commodities and other alternative energy; and the COVID-19 pandemic, including but not limited to, those risks and uncertainties discussed in this Management Information Circular, our 2022 annual report on Form 10-K and in our other filings with Canadian and US securities regulators. The impact of any one assumption, risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statement made in this Management Information Circular or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to us or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

Enbridge Inc. 2023 Management Information Circular	131

Telephone: 403-231-3900
Facsimile: 403-231-3920
Toll free: 800-481-2804

enbridge.com

ENBRIDGE®
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8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

Security Class

Holder Account Number

– – –

Fold

This proxy is solicited by and on behalf of Management of Enbridge Inc.

Notes to proxy

1.  Every shareholder has the right to appoint some other person or company of the shareholder’s choice, who need not be a shareholder of Enbridge, to attend and act on the shareholder’s behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided on the reverse and return your proxy by mail or vote by Internet at www.investorvote.com. In addition, YOU MUST go to www.Computershare.com/EnbridgeAGM by 1:30 p.m. MDT on May 1, 2023, and provide Computershare with the required information for your chosen proxyholder so that Computershare may provide the proxyholder with a Control Number via email. This Control Number will allow your proxyholder to log into and vote at the meeting. Without a Control Number your proxyholder will only be able to log in to the meeting as a guest and will not be able to vote.

2.  If your Enbridge shares are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual, you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.  This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.  If this proxy is not dated, it will be deemed to be dated the date this form was received by or on behalf of Enbridge Inc.

5.  The shares represented by this proxy will be voted as directed by the shareholder; however, if such a direction is not made in respect of any matter and the management nominees named on the reverse are appointed proxyholders, this proxy will be voted as recommended by the Board of Directors of Enbridge.

6.  The shares represented by this proxy will be voted for, against or withheld or abstained from voting on each of the matters described herein, as applicable, in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder has specified a choice with respect to any matter to be acted on, the shares will be voted accordingly.

7.  This proxy confers discretionary authority in respect of amendments or variations to the matters identified in the Notice of Meeting or in respect of any other matters that may properly come before the meeting or any adjournment or postponement thereof.

8.  This proxy should be read in conjunction with the accompanying documentation provided by Management, including the Management Information Circular of Enbridge.

– – – Fold

Proxies submitted must be received by 1:30 p.m., Mountain Daylight Time (MDT), on Monday, May 1, 2023.

If the meeting is postponed or adjourned, proxies submitted must be received no later than 48 hours

(excluding Saturdays, Sundays and statutory holidays) before the time the meeting is reconvened.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free	• Go to the following web site: www.investorvote.com • Smartphone? Scan the QR code to vote now.	• You can enroll to receive future securityholder communications electronically by visiting www.investorcentre.com/enbridge and clicking at the bottom of the page.	• You can attend the meeting virtually by visiting the URL provided on the back of this proxy.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for shares held in the name of a corporation or shares being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a shareholder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER

                                         01VZ2A

+	+

Appointment of Proxyholder I/We, being shareholder(s) of Enbridge Inc. hereby appoint: Gregory L. Ebel, President and CEO of Enbridge, or failing him, Pamela L. Carter, Chair of the Board	OR	Print the name of the person you are appointing if this person is someone other than the Management nominees listed herein.

Note: If you are appointing a proxyholder other than the Management nominees YOU MUST return your proxy by mail and go to www.Computershare.com/EnbridgeAGM by 1:30 p.m. MDT on May 1, 2023, and provide Computershare with the required information for your appointee so that Computershare may provide the appointee with a Control Number via email. This Control Number will allow your appointee to log in to and vote at the meeting. Without a Control Number your proxyholder will only be able to log in to the meeting as a guest and will not be able to vote.

as my/our proxyholder with full power of substitution to attend, act and to vote for and on behalf of the shareholder(s) in accordance with the following directions (or if no directions have been given, or if there is any variation or amendment to the below matters or any matter not set forth below properly comes before the meeting, as the proxyholder sees fit) at the Annual Meeting of shareholders of Enbridge Inc. (“Enbridge”) to be held via live audio webcast online at https://web.lumiagm.com/465779906 on Wednesday, May 3, 2023, at 1:30 p.m., Mountain Daylight Time, and at any adjournment or postponement thereof.

The Board of Directors recommends voting “FOR” Items 1, 2, 3 and 4 and “AGAINST” Items 5 and 6.

Voting recommendations are indicated by highlighted text over the boxes.

– – – Fold
1. Election of Directors	For	Against		For	Against			For	Against

01. Mayank M. Ashar	☐	☐	05. Gregory L. Ebel	☐	☐	09. S. Jane Rowe		☐	☐

02. Gaurdie E. Banister	☐	☐	06. Jason B. Few	☐	☐	10. Dan C. Tutcher		☐	☐

03. Pamela L. Carter	☐	☐	07. Teresa S. Madden	☐	☐	11. Steven W. Williams		☐	☐

04. Susan M. Cunningham	☐	☐	08. Stephen S. Poloz	☐	☐

								For	Withhold

2. Appoint the auditors
Appoint PricewaterhouseCoopers LLP as auditors of Enbridge and authorize the directors to fix their remuneration								☐	☐

							For	Against	Abstain
3. Advisory vote on executive compensation Accept Enbridge’s approach to executive compensation, as disclosed in the Management Information Circular							☐	☐	☐

							For	Against	Abstain
4. Shareholder rights plan Amend, reconfirm and approve Enbridge’s shareholder rights plan							☐	☐	☐

Shareholder proposals										– – – Fold
Vote on the shareholder proposals, as set out in Appendix B of the Management Information Circular

The Board of Directors recommends voting “AGAINST” shareholder proposals No. 1 and No. 2

	For	Against	Abstain		For	Against	Abstain
5. Shareholder Proposal No. 1	☐	☐	☐	6. Shareholder Proposal No. 2	☐	☐	☐

Signature(s)	Date
Authorized Signature(s) – This section must be completed for your instructions to be executed.
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the meeting. If no voting instructions	MM / DD / YY
are indicated above and the Management nominees are appointed proxyholders, this proxy will be voted as recommended by the Board of Directors.

Interim Financial Statements – I would like to receive interim financial statements and related Management’s Discussion & Analysis.	☐	Annual Financial Statements – I DO NOT wish to receive annual financial statements and related Management’s Discussion & Analysis.	☐
If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/enbridge.

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